     As filed with the Securities and Exchange Commission on August 22, 2000

                                                      REGISTRATION NO. 333-11910
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM F-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

             MAXCOM TELECOMUNICACIONES, S.A. DE C.V.                                  CORPORATIVO EN TELECOMUNICACIONES,
                                                                                                 S.A. DE C.V.

             (Exact Name of Registrant as Specified in Its Charter)

                                                                                         TELECOMMUNICATIONS CORPORATE
                 MAXCOM TELECOMMUNICATIONS, INC.                                             SERVICES, INC.

                 (Translation of Registrant's Name into English)

                              MEXICO                                                                             MEXICO
                                           (State or other Jurisdiction of Incorporation or Organization)
                               481                                                                                 481
                                              (Primary Standard Industrial Classification Code Number)
                          NOT APPLICABLE                                                                     NOT APPLICABLE
                                                      (I.R.S. Employer Identification Number)

                        MAGDALENA NO. 211                                                  MAGDALENA NO. 211
                        COLONIA DEL VALLE                                                  COLONIA DEL VALLE
                    03100 MEXICO, D.F. MEXICO                                          03100 MEXICO, D.F. MEXICO
                          (525) 147-1111                                                     (525) 147-1111

   (Address and Telephone Number of Registrant's Principal Executive Offices)

                      C T CORPORATION SYSTEM                                             C T CORPORATION SYSTEM
             1633 BROADWAY, NEW YORK, NEW YORK 10019                            1633 BROADWAY, NEW YORK, NEW YORK 10019
                          (212) 479-8220                                                     (212) 479-8220

        (Name, Address including Zip Code and Telephone Number, including
                   Area Code, of Agent for Service of Process)

                              --------------------
                                 With copies to:

                            CARLOS E. MARTINEZ, ESQ.
                               PROSKAUER ROSE LLP
                                  1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 969-3160

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS




                           MAXCOM TELECOMUNICACIONES,
                                  S.A. DE C.V.
                               EXCHANGE OFFER FOR
               $300,000,000 13 3/4% SERIES B SENIOR NOTES DUE 2007

                                 ---------------

We are offering to exchange our 13 3/4% series B senior notes due 2007, which we refer to as the exchange notes, for all of our outstanding 13 3/4% series A senior notes due 2007, which we refer to as the old notes. An aggregate principal amount of $300,000,000 of the old notes is outstanding.

TERMS OF THE EXCHANGE OFFER:

              - This exchange offer expires at 5:00 p.m., New York City time, on September 21, 2000, unless extended.

              - You will receive one exchange note for each old note that you tender.

              - You may withdraw your tender of the old notes at any time prior to the expiration date.

TERMS OF THE EXCHANGE NOTES:

              - The terms of the exchange notes are substantially identical to those of the old notes, except that you can freely trade the exchange notes.

              -      The exchange notes will mature on April 1, 2007.

              - Interest on the exchange notes will be payable semi-annually in arrears on each April 1 and October 1.

              - The exchange notes are unsecured senior indebtedness and will rank equally with all of our other unsecured senior indebtedness.

              - The exchange notes will be unconditionally guaranteed, jointly and severally, on an unsecured, senior basis by our only subsidiary and by some of our future subsidiaries, if any.

                                ---------------

              CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is August 22, 2000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                 ---------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
PROSPECTUS SUMMARY................................................................................................1
RISK FACTORS.....................................................................................................11
THE EXCHANGE OFFER...............................................................................................19
USE OF PROCEEDS..................................................................................................25
CAPITALIZATION...................................................................................................25
EXCHANGE RATES...................................................................................................26
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION...........................................................27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................29
OVERVIEW OF THE MEXICAN TELECOMMUNICATIONS INDUSTRY..............................................................37
SUPERVISION AND REGULATION OF THE MEXICAN TELECOMMUNICATIONS INDUSTRY............................................40
BUSINESS.........................................................................................................46
MANAGEMENT.......................................................................................................58
PRINCIPAL SHAREHOLDERS...........................................................................................62
CERTAIN TRANSACTIONS.............................................................................................66
DESCRIPTION OF THE NOTES.........................................................................................68
BOOK-ENTRY, DELIVERY AND FORM...................................................................................103
UNITED STATES TAXATION..........................................................................................105
MEXICAN TAXATION................................................................................................109
PLAN OF DISTRIBUTION............................................................................................112
LEGAL MATTERS...................................................................................................112
INDEPENDENT AUDITORS............................................................................................112
WHERE YOU CAN FIND ADDITIONAL INFORMATION.......................................................................112
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................F-1
GLOSSARY........................................................................................................A-1

                                 ---------------

       Our financial statements have been prepared in accordance with Mexican generally accepted accounting principles, which we refer to as "Mexican GAAP," which differ in significant respects from U.S. generally accepted accounting principles, which we refer to as "U.S. GAAP," including in the treatment of the capitalization of preoperating expenses, the amortization of frequency rights, the capitalization of interest, vacation expenses and deferred income taxes and employees' profit sharing and in the presentation of cash flow information. Note 18 to the audited consolidated financial statements, which are part of this prospectus, contains a reconciliation of our net loss and shareholders' equity to U.S. GAAP as of and for the years ended December 31, 1998 and 1999.

       Mexican GAAP requires that financial statements of Mexican companies such as Maxcom recognize certain effects of inflation. ACCORDINGLY, ALL DATA IN THE FINANCIAL STATEMENTS AND IN THE SELECTED FINANCIAL DATA SET FORTH BELOW HAVE BEEN RESTATED IN CONSTANT PESOS AS OF DECEMBER 31, 1999. References in this prospectus to "real" amounts are to inflation-adjusted pesos and references to "nominal" amounts are to unadjusted historical pesos. In calendar years 1996, 1997, 1998 and 1999, the rates of inflation in Mexico, as measured by changes in the Mexican national consumer price index, were 27.7%, 15.7%, 18.6% and 12.3%, respectively. The inflation index used for 1996 figures is 1.5416, for 1997 figures is 1.3322 and for 1998 figures is 1.1232. The effect of these inflation accounting principles has not been reversed in the reconciliation to U.S. GAAP.

       The U.S. dollar amounts provided in this prospectus are translations from the peso amounts, solely for the convenience of the reader, at the exchange rate reported by the Federal Reserve Bank of New York on December 31, 1999, as its noon buying rate for pesos. The noon buying rate for pesos on December 31, 1999 was Ps.9.480 per U.S. dollar. On August 18, 2000, the noon buying rate for pesos was Ps. 9.2500 per U.S. dollar. These translations should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated as of any dates mentioned in this prospectus.

       Sums presented in this prospectus may not add due to rounding.

                               PROSPECTUS SUMMARY

       This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "Maxcom," "our company" and "we" as used in this prospectus refer to Maxcom Telecomunicaciones, S.A. de C.V., the issuer of the notes, and its wholly-owned employment subsidiary, Corporativo en Telecomunicaciones, S.A. de C.V., as a combined entity, except where it is made clear that such terms mean only the parent company. You should pay special attention to the "Risk Factors" section beginning on page 11 of this prospectus to determine whether an investment in the exchange notes is appropriate for you. All financial data have been restated in constant pesos as of December 31, 1999, except as otherwise indicated. For your convenience, we have included a glossary of telecommunications terms in Appendix A of this prospectus.

                                   THE COMPANY

       We are a growing facilities-based telecommunications company operating in the competitive local exchange carrier market in Mexico. We commenced commercial operations on May 1, 1999. We are focused on developing our network and support infrastructure required to provide local as well as long distance and other value-added services to targeted small and medium-sized businesses and middle and high-usage residential customers within our concession areas.

       We believe that our concession areas, which include Mexico City, the City of Puebla and a number of other cities along Mexico's Gulf Coast, are attractive from a telecommunications growth perspective, due to the combination of a relatively large population, low subscriber line penetration and strong economic growth. As of June 30, 2000, we have installed 26,071 lines for 3,442 customers.

       We position ourselves as a single-source provider of telecommunications services to our customers. In addition to our existing local, long distance and data services, we offer value-added products such as digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services.

       In order to support our market positioning, we follow a marketing strategy that is focused on differentiating ourselves from competitors. A key element in this strategy is superior customer service, centered on what is most important to our customers. Our order backlog was approximately 13,500 lines at June 30, 2000.

       The construction of our telecommunications network is based on a smart-build, customer-driven, modular platform that utilizes a combination of fiber optic, copper wire and microwave transmission technology. This methodology enables us to provide service quickly to our target markets, reduces the time lag between the incurrence of capital expenditures and the generation of service revenues and increases flexibility to accommodate a changing market environment.

       We believe that the combination of our attractive wireline and microwave concession areas, our smart-build network construction strategy, our position as a customer service-oriented provider and our state-of-the-art network will allow us to benefit from the expected growth of the Mexican telecommunications industry.

                     THE MEXICAN TELECOMMUNICATIONS INDUSTRY

       In 1998, the Mexican telecommunications market generated revenues of U.S.$6.8 billion, with the local wireline telecommunications market accounting for U.S.$3.4 billion. Pyramid Research, a division of the Economist Intelligence Unit, Ltd., an independent telecommunications consultant, estimates that by 2003 Mexican telecommunications service revenues will increase to more than U.S.$11.1 billion, with local wireline telecommunications services revenues increasing to approximately U.S.$6.1 billion during the same period. We believe that there is a large underserved demand for telecommunications services in our market areas and that future growth in the Mexican telecommunications market will be driven principally by five factors:

       - A LARGE AND GROWING ECONOMY. Mexico has the second largest economy in Latin America in terms of nominal gross domestic product (U.S.$479.4 billion in 1999). In 1999, the Mexican economy experienced real gross domestic product growth of 3.7% and is forecast by Grupo de Economistas Asociados, a Mexican consulting firm, also known as "GEA," to grow at a rate of 4.5% in 2000, 3.5% in 2001, 4.3% in 2002 and 4.3% in 2003.

       - A SIGNIFICANT INCREASE IN MEXICO'S RELATIVELY LOW TELEDENSITY RATE. According to the International Telecommunications Union, a United Nations organization that publishes telecommunications industry information, also known as "ITU," at the end of 1997, the teledensity rate in Mexico was 9.6 telephone lines per 100 inhabitants as compared to 19.1 in Argentina, 18.0 in Chile, 11.6 in Venezuela and 10.7 in Brazil. Pyramid Research forecasts that lines in service in Mexico will grow at a compound annual growth rate of 13.4% between 1999 and 2003. Moreover, the Mexican government has announced that it is committed to improving the teledensity rate in Mexico as part of its overall development program.

       - THE CONTINUING LIBERALIZATION OF THE MEXICAN TELECOMMUNICATIONS INDUSTRY. The Mexican government has been opening up the telecommunications industry to private investment and competition since 1990 when it began to privatize Telmex. The participation of private and foreign investment has, and is expected to continue to, accelerate the growth of the Mexican telecommunications industry.

       - THE DEMAND FOR IMPROVED TELECOMMUNICATIONS SERVICE OFFERINGS AT COMPETITIVE PRICES. We believe that as customers become more aware of the improved quality and selection of telecommunications service offerings, demand will increase. In particular, we believe that demand in Mexico for broadband data and Internet-related services will grow as data communication becomes increasingly important to businesses and consumers. We believe that this demand will also be fueled by a decrease in prices as a result of increased competition.

       - A SIGNIFICANT INCREASE IN MEXICO'S DEMAND FOR WIRELESS SERVICE. Pyramid Research estimates that the number of cellular and PCS subscribers in Mexico will increase from 4.7 million in 1999 to
              7.8 million in 2003, a compound annual growth rate of 13.5%.

                              COMPETITIVE STRENGTHS

       We believe we have a number of key strengths that will enable us to capture an increasing share of the growing Mexican local telephony market.

Early mover advantage

       We began commercial operations on May 1, 1999. In our markets, we are currently the only alternative to Telmex in providing wireline local telephony services to small and medium-sized businesses and middle and high-usage residential customers. By starting earlier than other new entrants in our concession markets, we are able to:

       - be the first to service the most attractive concentrations of potential lines, which we refer to as "clusters;"

       - secure access to the most convenient public and private rights of way routes;

       - operate in a limited competitive environment in the Gulf region with relative pricing stability; and

       - develop customer loyalty and brand awareness by educating consumers about our service offerings and telecommunications services in general, and by offering superior customer service.

Proven state-of-the-art technology with flexible last-mile connectivity

       Our network utilizes a combination of proven technologies that enable us to provide state-of-the-art services and flexibility in providing last-mile connectivity to both business and residential customers. We currently use fiber optic, copper wire and microwave transmission technology to enable us to quickly access and service our targeted markets. This network is supported by state-of-the-art 5ESS switching technology provided by Lucent Technologies. We are also investing in the latest operational support systems from leading hardware and software providers such as

Metasolv, Ericsson/Hewlett-Packard and Kenan Systems. This technology platform is designed to allow us to deliver services in a more automated, efficient manner.

One-stop shopping

       We offer our customers an integrated bundle of services that includes local, long distance, data transport and other value-added services, digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services. We are the first telecommunications provider in Mexico other than Telmex capable of delivering an integrated local and long distance service to our customers. In addition, we are currently the only telecommunications company in Mexico capable of providing services from a central switching location using centrex technology. We believe that our broad capabilities provide us with a competitive advantage in meeting the demands of Mexican customers for one-stop shopping of telecommunications services.

Highly respected equity and technical sponsorship

       We are supported by a highly respected base of equity and technical sponsors experienced in the Mexican market and the telecommunications industry. Members of the Aguirre Gomez family, our principal controlling shareholders, have substantial experience in the Mexican communications industry. CT Global Telecommunications Inc., another of our principal shareholders, is a wholly-owned subsidiary of CT Communications, Inc., a full service local and long distance telecommunications provider in the state of North Carolina in the United States. Additional equity sponsors include experienced Latin American and telecommunications investors such as BankAmerica International Investment Corporation, BancBoston Investments, Inc., Bachow Investment Partners III, L.P. and Latinvest Strategic Investment Fund, L.P.

                                    STRATEGY

       We intend to capitalize on our competitive strengths to become a leading telecommunications provider in our markets in Mexico. Our strategy to achieve this objective includes the following components:

Capture unmet demand for telephony services

       We seek to capture unmet demand by targeting small and medium-sized businesses and middle and high-usage residential customers that are looking to expand their telecommunications capacity or that do not currently receive the type of products and services we offer.

Focus on Mexico City and the Gulf region

       We plan to focus on Mexico City because it is the largest telecommunications market in Mexico. Within the city, the Federal District alone represented approximately 24.3% of the national market in terms of lines installed at the end of 1997, but suffers from a very large unmet demand for telephony services.

       The Gulf region has an aggregate population of approximately 10.0 million people. We plan to focus on the Gulf region because of its potential for growth given that it is a significantly underserved market, it has the greatest concentration of oil, natural gas and maritime industries in Mexico, and has not been an area of initial focus of potential competitors, allowing us to operate in a limited competitive environment.

Build our network on a demand-driven, modular basis

       We build our network based on customer demand. We first identify clusters in our concession cities and towns through various market research techniques. We then carry out the network buildout in tandem with increased sales and promotional efforts targeted at customers within the cluster. This parallel track minimizes the time lag between the incurrence of capital expenditures and the generation of service revenues, and allows a choice of technology and construction method based on the particular needs of the cluster.

Differentiate product offerings based on features and price

       We believe that we can differentiate ourselves from our competitors by offering a variety of product features that meet the specific needs of our customers. In the process, we seek to develop customer loyalty and brand awareness by informing consumers about the telecommunications services that we offer and by helping them to differentiate between the various telecommunications services available in the market. In particular, we are currently the only provider of centrex services in Mexico. We also seek to offer our services at prices that are between 5% and 15% lower than the prevailing market price in order to build our customer base.

Build brand identity based on customer focus and service excellence

       We emphasize the importance of value and high-quality customer care. Our marketing program is built around the Su Tono (Your Tone) campaign, which positions us as a telecommunications company that understands the needs of its customers and strives to deliver a broad menu of services quickly and efficiently.

RECENT DEVELOPMENTS

       On August 1, 2000, we announced our unaudited results for the second quarter 2000. Our telecommunications revenues for the first six months of 2000 were Ps.108.3 million, measured in constant Pesos of June 30, 2000. Our telecommunications revenues increased by 24% to Ps.60.0 million in the second quarter of 2000 as compared to the first quarter. For the first half of 2000, our operating loss was Ps.182.6 million and our net loss was Ps.352.0 million.

       In June and July 2000, our then Chief Financial Officer, Chief Operating Officer and Chief Marketing Officer resigned. We are in the process of interviewing candidates for these positions.

       For a fuller description of these and other developments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments."

                                 ---------------

       Maxcom is headquartered in Mexico City. Our address is Magdalena No. 211, Colonia del Valle, 03100 Mexico, D.F. and our general phone number is (52) 5 147-1111. Our website address, the contents of which are not part of this prospectus, is www.maxcom.com.mx.

                               THE EXCHANGE OFFER

       The exchange offer applies to the U.S.$300,000,000 aggregate principal amount of old notes issued on March 17, 2000. The form and terms of the exchange notes are the same as the form and terms of the old notes except that the offer and sale of the exchange notes have been registered under the Securities Act and the exchange notes will therefore not bear legends restricting their transfer. The exchange notes will be entitled to the benefits of the indenture pursuant to which the old notes were issued. The old notes and the exchange notes are sometimes referred to collectively in this prospectus as the "notes." See "Description of the Notes."

The exchange offer......................................   U.S.$1,000 principal amount of exchange notes in
                                                           exchange for U.S.$1,000 principal amounts of old
                                                           notes. As of the date of this prospectus, old notes
                                                           representing U.S.$300,000,000 aggregate principal
                                                           amount are outstanding.

Resale of the exchange notes............................   We believe that the exchange notes may be offered for
                                                           resale, resold and otherwise transferred by you
                                                           without compliance with the registration and
                                                           prospectus delivery provisions of the Securities Act,
                                                           if you are not our affiliate and you are acquiring the
                                                           exchange notes in the normal course of business. We
                                                           base our belief on an interpretation by the staff of
                                                           the U.S. Securities and Exchange Commission set forth
                                                           in interpretive letters issued to third parties
                                                           unrelated to us.

                                                           Each broker-dealer that receives exchange notes for
                                                           its own account in exchange for old notes, where those
                                                           old notes were acquired by that broker-dealer as a
                                                           result of its market-making activities or other
                                                           trading activities, must acknowledge that it will
                                                           deliver a prospectus in connection with any resale of
                                                           these exchange notes. See "Plan of Distribution."

Registration rights agreements..........................   Maxcom sold the old notes on March 17, 2000 in a
                                                           transaction exempt from registration.  In connection
                                                           with that sale, we executed a registration rights
                                                           agreement for the benefit of the purchasers under
                                                           which we agreed to effect this exchange offer. See
                                                           "The Exchange Offer -- Purpose and effect."

Expiration date.........................................   The exchange offer will expire at 5:00 p.m., New York
                                                           City time, on September 21, 2000, or such later date
                                                           and time to which it is extended. We will return any
                                                           old notes not accepted for exchange for any reason
                                                           without expense to you as promptly as practicable
                                                           after the expiration or termination of the exchange
                                                           offer.

Withdrawal..............................................   You may withdraw your tender of old notes pursuant to
                                                           the exchange offer at any time prior to 5:00 p.m., New
                                                           York City time, on the expiration date.

Conditions to the exchange offer........................   The exchange offer is subject to some customary
                                                           conditions, some of which we may waive. See "The
                                                           Exchange Offer -- Conditions."

Procedures for tendering old notes......................   If you wish to accept the exchange offer, you must
                                                           complete, sign and date the letter of transmittal, or
                                                           a copy of it in

                                                           accordance with the letter's instructions, and mail or
                                                           otherwise deliver the letter of transmittal, or the
                                                           copy, together with the old notes and any other
                                                           required documentation, to The Bank of New York, the
                                                           exchange agent, at the address contained in the
                                                           section "The Exchange Offer--Exchange agent" in this
                                                           prospectus.

                                                           If you hold old notes through the Depository Trust
                                                           Company and wish to accept the exchange offer you must
                                                           do so pursuant to The Depository Trust Company's
                                                           Automated Tender Offer Program, by which each
                                                           tendering participant will agree to be bound by the
                                                           letter of transmittal. By executing or agreeing to be
                                                           bound by the letter of transmittal, you will represent
                                                           to us that, among other things,

                                                               -      you are acquiring the exchange notes
                                                                      acquired pursuant to the exchange offer in
                                                                      the ordinary course of your business,

                                                               -      neither you nor anyone else receiving the
                                                                      notes from you intend to engage in a
                                                                      distribution of the exchange notes,

                                                               -      neither you nor anyone else receiving the
                                                                      notes from you has an arrangement or
                                                                      understanding with any person to
                                                                      participate in the distribution of the
                                                                      exchange notes,

                                                               -      neither you nor anyone else receiving the
                                                                      notes from you is an affiliate of Maxcom,
                                                                      and

                                                               -      if you are a broker-dealer and you acquired
                                                                      the old notes for your own account as a
                                                                      result of market-making or other trading
                                                                      activities, you will deliver a copy of this
                                                                      prospectus in connection with any resale of
                                                                      exchange notes.

                                                           We will file a registration statement for a continuous
                                                           offering in respect of the old notes if existing
                                                           interpretations by the U.S. Securities and Exchange
                                                           Commission are changed such that the exchange notes
                                                           received by you in the exchange offer are not or would
                                                           not be, upon receipt, transferable by non-affiliates
                                                           without restriction under the Securities Act. See "The
                                                           Exchange Offer -- Purpose and Effect."

Acceptance of old notes and delivery
of exchange notes.......................................   We will accept for exchange any and all old notes
                                                           which you properly tender prior to 5:00 p.m., New York
                                                           City time, on the expiration date. We will issue the
                                                           exchange notes promptly following the expiration date.
                                                           See "The Exchange Offer -- Terms of the Exchange
                                                           Offer."

Exchange agent..........................................   The Bank of New York is serving as exchange agent for
                                                           the exchange offer. It can be reached by telephone at
                                                           (212) 815-3738 for more information.

United States tax considerations........................   The exchange pursuant to the exchange offer will not
                                                           be a taxable event for U.S. federal income tax
                                                           purposes. See "United States Taxation--Exchange
                                                           offer."

Effect of not tendering.................................   If you choose not to tender your old notes or they are
                                                           not accepted, the existing transfer restrictions will
                                                           continue to apply. After the completion of the
                                                           exchange offer, we will have no further obligation
                                                           with respect to the registration of the old notes
                                                           under the Securities Act.

                                                THE EXCHANGE NOTES

Notes offered...........................................   U.S.$300,000,000 aggregate principal amount of 13 3/4%
                                                           series B senior notes due 2007.

Maturity date...........................................   April 1, 2007.

Interest rate and payment dates.........................   Interest on the exchange notes will accrue at the rate
                                                           of 13 3/4% per annum, payable semi-annually in cash in
                                                           arrears on April 1 and October 1 of each year,
                                                           commencing October 1, 2000.

Optional redemption.....................................   We may not redeem the exchange notes prior to
                                                           maturity, except that until April 1, 2003, we may
                                                           redeem in the aggregate up to 35% of the principal
                                                           amount of the exchange notes, at a redemption price of
                                                           113.75%, plus accrued and unpaid interest to the date
                                                           of redemption, with the net cash proceeds of one or
                                                           more public equity offerings that meet certain
                                                           conditions.

Subsidiary guarantors...................................   Our only subsidiary on the issue date will
                                                           unconditionally guarantee the exchange notes. If we
                                                           create or acquire a new subsidiary, it will also
                                                           guarantee the exchange notes unless we designate the
                                                           subsidiary as an "unrestricted subsidiary."

Interest escrow.........................................   We have pledged to the trustee, as security for the
                                                           benefit of the holders of the notes, a portfolio of
                                                           U.S. government securities in an amount sufficient to
                                                           provide for payment in full of the first four
                                                           semi-annual interest payments due on the notes.

Ranking.................................................   The exchange notes will be our senior obligations and
                                                           will be unsecured except to the extent of the interest
                                                           escrow account and will rank equally in right of
                                                           payment with all our existing and future senior
                                                           unsecured indebtedness and senior to all our existing
                                                           and future subordinated indebtedness. The exchange
                                                           notes will be effectively subordinated to any of our
                                                           secured indebtedness to the extent of the value of the
                                                           assets securing that indebtedness and to any
                                                           indebtedness of our future subsidiaries that will not
                                                           become guarantors.

Payments of additional amounts..........................   All payments of principal and interest in respect of
                                                           the exchange notes will be made free and clear of any
                                                           taxes imposed by Mexico or any political subdivision
                                                           or taxing

                                                           authority. See "Description of the Notes -- Additional
                                                           amounts."

Redemption for tax reasons..............................   Upon the occurrence of certain changes in or
                                                           amendments to Mexican tax law requiring the grossing
                                                           up of payments in excess of those attributable to a
                                                           Mexican withholding tax rate of 4.9%, we may redeem
                                                           the exchange notes at 100% of their principal amount
                                                           plus accrued and unpaid interest to the date fixed for
                                                           redemption. See "Description of the Notes --
                                                           Redemption for changes in Mexican withholding taxes."

Change of control.......................................   Upon a change of control, as defined in the section
                                                           "Description of the Notes -- Change of control," you
                                                           may require us to repurchase your exchange notes at a
                                                           repurchase price equal to 101% of their principal
                                                           amount, plus accrued and unpaid interest to the date
                                                           of purchase. See "Description of the Notes -- Change
                                                           of control."

Restrictive covenants...................................   The indenture governing the exchange notes will, among
                                                           other things, restrict our ability and the ability of
                                                           our subsidiaries to:

                                                               -      incur additional indebtedness;

                                                               -      pay dividends on our capital stock;

                                                               -      purchase stock or repay subordinated
                                                                      indebtedness;

                                                               -      make certain investments;

                                                               -      undertake certain transactions with
                                                                      affiliates;

                                                               -      limit the ability of our subsidiaries to
                                                                      pay dividends;

                                                               -      incur liens and enter into sale/leaseback
                                                                      transactions;

                                                               -      sell assets;

                                                               -      sell or issue capital stock of
                                                                      subsidiaries; and

                                                               -      undertake certain consolidations or
                                                                      mergers.

                                                           All of these limitations and prohibitions, however,
                                                           are subject to a number of important qualifications.
                                                           See "Description of the Notes -- Certain covenants."

                                  RISK FACTORS

       See the "Risk Factors" section of this prospectus beginning on page 11 for a full description of risks you should carefully consider before investing in the exchange notes.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

       The following table presents summary consolidated financial information of Maxcom and its consolidated subsidiary.

       The annual information has been derived from, and should be read in conjunction with, the audited consolidated financial statements of Maxcom as of December 31, 1998 and 1999, and for the years ended December 31, 1997, 1998 and 1999, which appear elsewhere in this prospectus. The audited consolidated financial statements of Maxcom have been audited by BDO International, independent public accountants.

                                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------------------
                                                    1997                1998              1999(1)              1999
                                            --------------------  ------------------  ----------------  ------------------
                                                             THOUSANDS OF CONSTANT DECEMBER 31, 1999 PESOS
                                                    AND THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA(2)(3)
STATEMENT OF OPERATIONS DATA:
Mexican GAAP
Telecommunications revenues................                                             Ps.   88,197       U.S.$  9,303
Operating costs and expenses:
  Network operating cost...................                                                   43,824              4,623
  Selling, general and administrative
    expenses                                                                                 161,561             17,042
  Depreciation and amortization............                                                   74,265              7,834
                                                                                        --------------     ---------------
         Total operating costs and
           expenses........................                                                  279,650             29,499
                                                                                        --------------     ---------------
Operating loss.............................                                                 (191,453)           (20,196)
                                                                                        --------------     ---------------
Comprehensive (income) cost of financing:
  Interest expense.........................                                                   46,301              4,884
  Interest income..........................                                                  (10,046)            (1,060)
  Exchange loss, net.......................                                                    9,546              1,007
  Gain on net monetary position............                                                  (19,944)            (2,104)
                                                                                        --------------     ---------------
         Total comprehensive cost of
           financing.......................                                                   25,857              2,727
                                                                                        --------------     ---------------
Other income, net..........................                                                      109                 11
                                                                                        --------------     ---------------
Net loss...................................                                             Ps. (217,201)      U.S.$(22,912)
Net loss per share.........................                                                      (21)             (2.23)

U.S. GAAP
Net loss...................................       Ps. (58,357)       Ps.  (97,519)      Ps. (275,007)      U.S.$(29,009)
Net loss per share.........................               (43)                (12)               (27)             (2.83)

BALANCE SHEET DATA:
Mexican GAAP
Cash and cash equivalents..................       Ps.  48,993        Ps.  387,173       Ps.  153,662       U.S.$ 16,209
Restricted cash............................           --                    1,859             18,688              1,971
Working capital(4).........................            13,555              36,272              4,706                497
Frequency rights...........................           105,160             105,160            102,792             10,843
Telephone network systems and equipment....             1,152             247,737            788,851             83,212
Preoperating expenses......................            62,989             168,042            248,136             26,175
Total assets...............................           235,618             991,579          1,435,981            151,475
Total debt.................................           --                  210,084            804,349             84,847
Capital stock and additional paid-in
  capital..................................           231,851             761,389            772,963             81,537
Deficit....................................           --                  --                (217,201)           (22,912)
Shareholders' equity.......................       Ps. 231,851        Ps.  761,389       Ps.  555,762       U.S.$ 58,625

U.S. GAAP
Shareholders' equity.......................       Ps. 167,866        Ps.  599,885       Ps.  336,452       U.S.$ 35,491

OTHER FINANCIAL DATA:
Mexican GAAP
EBITDA(5)..................................                                            Ps. (117,079)       U.S.$(12,351)
Capital expenditures.......................       Ps. 106,184        Ps.  273,125      Ps.  633,425        U.S.$ 66,817
Ratio of earnings to fixed charges(6)......                               --                --                  --

U.S. GAAP
EBITDA(5)..................................       Ps. (60,193)       Ps. (135,552)     Ps. (211,444)       U.S.$(22,304)
Ratio of earnings to fixed charges(7)......                               --                 --                 --

NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) We commenced commercial operations on May 1, 1999. In accordance with Mexican GAAP, our financial statements reflect eight months of operations.

(2) Pursuant to Mexican GAAP, financial data for all periods in the financial statements have, unless otherwise indicated, been restated in constant pesos of December 31, 1999. Restatement into December 31, 1999 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 1999. The inflation index used in this prospectus for 1997 figures is 1.3322 and for 1998 figures is 1.1232.

(3) Peso amounts were converted to U.S. dollars at the exchange rate of Ps.9.480 per U.S.$1.00 reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 31, 1999. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(4) Working capital is defined as current assets (excluding cash and cash equivalents and restricted cash) less current liabilities (excluding current maturities of long-term debt).

(5) EBITDA represents earnings before income taxes, comprehensive (income) cost of financing and depreciation and amortization. We have included information concerning EBITDA (which is not a measure of financial performance under Mexican GAAP or U.S. GAAP) because we believe it is a standard financial statistic commonly reported and widely used by analysts and other interested parties. We understand that EBITDA is also used by investors as one measure of an issuer's ability to service or incur indebtedness. We also understand that EBITDA may be defined differently by other companies which disclose a similarly titled account. You should not construe EBITDA as an alternative to operating income or as a measure of liquidity or cash flows from operating activities. For a description of the differences between Mexican GAAP and U.S. GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- U.S. GAAP reconciliation."

(6) Our earnings have been insufficient to cover fixed charges under Mexican GAAP since we started incurring debt in 1998 and 1999. Fixed charges include interest expense plus capitalized interest plus the portion of operating lease rental expense that represents the interest factor. The fixed charge coverage deficiency for the years ended December 31, 1998 and 1999 amounted to Ps.19.4 million (U.S.$2.0 million) and Ps.224.8 million (U.S.$23.7 million), respectively.

(7) Our earnings have been insufficient to cover fixed charges under U.S. GAAP since we started incurring debt in 1998 and 1999. Fixed charges include interest expense plus capitalized interest plus the portion of operating lease rental expense that represents the interest factor. The fixed charge coverage deficiency for the years ended December 31, 1998 and 1999 amounted to Ps.110.3 million (U.S.$11.6 million) and Ps.299.1 million (U.S.$31.5 million), respectively.

                                  RISK FACTORS

       You should carefully consider the following risk factors, as well as other information set forth in this prospectus, prior to making an investment in the exchange notes. The risks described below are not the only ones that may affect the exchange notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In general, investing in the securities of issuers in emerging market countries such as Mexico involves risks not typically associated with investing in the securities of U.S. companies. To the extent it relates to the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government and has not been independently verified by us.

FACTORS RELATING TO MAXCOM

You will not be able to evaluate fully our historical performance because we began commercial operations only recently

       We have a very limited operating history, as we began commercial operations on May 1, 1999. In addition, other than in the City of Puebla, we have not yet begun operations in the Gulf region of Mexico, which is an area that we expect to be material to our results of operations. You have limited meaningful historical operating or financial information about us upon which to base an evaluation of our performance and an investment in our securities.

We anticipate that we will have negative cash flow until we develop a sufficiently large customer base

       The development of our business and the installation and expansion of our network, services and customer base require significant expenditures. Our planned capital expenditures for 2000, 2001, 2002 and 2003 are U.S.$104.5 million, U.S.$108.4 million, U.S.$102.1 million and U.S.$99.2 million, respectively. These expenditures, together with operating expenses, will adversely impact our cash flow and profitability until an adequate customer base is established. We have generated negative cash flow from operating activities since our incorporation in 1996 and expect to generate insufficient cash flow to cover our fixed charges through the year 2000. We cannot assure you that we will be able to establish an adequate customer base to generate sufficient positive cash flow from our core operations.

       If we cannot generate significant revenues, achieve and sustain profitability or generate positive cash flow from operating activities in the future, we will not be able to make principal and interest payments with respect to the notes or meet our other debt service or working capital requirements, and the value of our notes, as a result, would be materially reduced.

We expect to incur net losses through at least the year 2000

       Our anticipated cash flow from operations for the year 2000 will be insufficient to cover our fixed charges. In addition, we are required to amortize all previously capitalized general and administrative preoperating expenses and to depreciate all previously capitalized comprehensive cost of financing. As a result, we expect to incur net losses through at least the year 2000.

We may not have sufficient administrative, operational or financial resources to grow as rapidly as we would like

       Our expected rapid growth will place a significant strain on our administrative, operational and financial resources. We anticipate that continued growth will require us to recruit and hire a substantial number of new managerial, finance, sales and marketing, accounting and support personnel. If we are unable to attract and retain personnel who can manage our growth effectively, our growth may be limited and the quality of our service may be impaired. This occurrence could adversely affect our results of operations and financial condition.

We may need additional financing

       We may require additional financing in the future to service our indebtedness and fund our operations. We cannot assure you that we will have sufficient resources and that, if needed, any financing will be available in the future or on terms acceptable to us. In addition, our ability to incur additional indebtedness will be restricted by the terms of the notes. See "Description of the Notes."

We may be unable to build out our network on a timely manner or without undue cost

       Our ability to achieve our strategic objectives will depend, in large part, upon the successful, timely and cost-effective buildout of our network. Factors that could affect such buildout include, among other things:

       -      our inability to obtain permits to use public rights of way;

       -      our inability to obtain the financing necessary for such buildout;

       - unforeseen delays, costs or impediments relating to the granting of state and municipal permits for our buildout;

       - delays or disruptions resulting from physical damage, power loss, defective equipment or the failure of third-party suppliers or contractors to meet their obligations in a timely and cost-effective manner; and

       - regulatory and political risks relating to Mexico, such as the temporary seizure or permanent expropriation of assets, import and export controls, political instability, changes in the regulation of telecommunications and any future restrictions on the repatriation of profits or on foreign investment.

       Although we believe that our cost estimates and buildout schedule are reasonable, we cannot assure you that the actual construction costs or time required to complete the buildout will not substantially exceed current estimates. Any significant cost overrun or delay could materially affect our cash flow and our ability to repay the notes.

We depend on key personnel; if they were to leave us, we would have insufficient qualified employees

       Our operations are managed by a small number of key management personnel, the loss of whom could materially affect our operations. In June and July 2000, our then Chief Executive Officer, Chief Operating Officer and Chief Marketing Officer resigned and we have been searching for adequate replacements. The success of our company depends in part upon our ability to hire and retain highly-skilled and qualified management personnel. The competition for highly-qualified management personnel in the telecommunications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain the management personnel necessary for our success. See "Management -- Compensation of directors and executive officers" and "Certain Transactions -- Operation services."

We depend on Telmex for interconnection

       Telmex exerts significant influence on all aspects of the telecommunications markets in Mexico, including interconnection agreements. We use Telmex's network to service virtually all of our customers. Our interconnection agreement with Telmex expires on September 15, 2002. We cannot assure you that once this agreement expires we will be able to obtain the services we require from Telmex at rates, and on terms and conditions, that permit us to offer services at rates that are both profitable and competitive.

Our increased leverage could affect our ability to service our debt

       We are highly leveraged. In 1999, earnings were insufficient to cover fixed charges by an amount equal to Ps.226.1 million. After giving pro forma effect to the offering of old notes completed on March 17, 2000 and the application of its proceeds, we would have been unable to cover our fixed charges by an amount equal to Ps.600.4 million. The notes account for substantially all of our indebtedness.

       Our ability to meet our debt service requirements, including our obligations with respect to the notes, will depend on our future performance, which is subject to a number of factors, many of which are outside our control. We cannot assure you that we will generate sufficient cash flow from operating activities to meet our debt service and working capital requirements. In addition, our high leverage could affect our access to credit or our ability to pursue business opportunities.

       The indenture governing the notes limits but does not prohibit our incurrence of additional indebtedness and we expect to incur additional indebtedness in the future. However, our significant level of indebtedness may impair our ability to raise additional indebtedness on commercially reasonable terms when required or with terms that will not limit our ability to develop our business.

       Furthermore, our significant leverage, through the related debt service burden, could adversely affect:

       - our ability to fund capital expenditures, acquisitions or operating losses or to refinance existing indebtedness;

       - our flexibility in planning for, or reacting to, changes in our business and market conditions; and

       -      our ability to compete in our markets.

We may not be able to finance a change of control offer

       We will be required to offer to repurchase all the notes if a change of control (as defined in "Description of the Notes -- Change of control") occurs. An agreement among our principal shareholders provides that if we do not carry out a public equity offering prior to May 21, 2005, some of our series N shareholders will have the right to:

       -      sell substantially all of our assets;

       -      merge or consolidate us into another company; or

       - require parties to the shareholders agreement to sell their shares and distribute the proceeds to some series N shareholders.

       Although there is doubt as to whether this provision would be enforceable under Mexican law, any such occurrence would likely constitute a change of control under the indenture governing the notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control. See "Principal Shareholders -- Shareholders agreement" and "Description of the Notes -- Change of Control."

If we do not successfully install and operate accounting, billing, customer service and management information systems, we may not be able to achieve desired operating efficiencies

       Sophisticated information and processing systems are vital to our operations and growth and our ability to monitor costs, render monthly invoices for services, process customer orders, provide customer service and achieve operating efficiencies. We intend to install the accounting, information and processing systems necessary to provide services efficiently. However, there can be no assurance that we will be able to successfully install or operate such systems or that they will perform as expected.

Our operations are dependent upon our ability to protect our network infrastructure

       Our operations are dependent upon our ability to protect our network infrastructure against damage from fire, earthquakes, floods, power loss, and similar events and to construct networks that are not vulnerable to the effects of such events. The occurrence of a natural disaster or other unanticipated problem at our facilities or at the sites of our switches could cause interruptions in the services we provide. The failure of a switch would result in the interruption of service to the customers served by that switch until necessary repairs were effected or replacement equipment were installed. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

FACTORS RELATING TO THE MEXICAN TELECOMMUNICATIONS INDUSTRY

We will face significant competition which may negatively affect our operating margins

       The telecommunications industry in Mexico is becoming highly competitive. We will compete with our rivals primarily on the basis of features, pricing and customer service. We will face significant competition from Telmex in all of the areas where we plan to operate. As the former state-owned telecommunications monopoly, Telmex has significantly greater financial and other resources than those available to us, a nationwide network and concession and an established customer base.

       We also expect to face significant competition from recent entrants, particularly in Mexico City. Some of these recent entrants may have significantly greater financial and other resources than us. In addition, we could face increased competition if the Mexican government grants more concessions or if new, competing technologies are developed. Competition may limit our ability to grow or maintain our customer base or to implement price increases to keep pace with inflation.

If the Mexican government grants more concessions the value of our concessions could be severely impaired

       The telecommunications industry is regulated by the Mexican government. Our concessions are not exclusive and the Mexican government could grant concessions covering the same geographic regions and bandwidths to other entrants. We cannot assure you that additional concessions to provide services similar to those we plan to provide will not be granted and that the value of our concessions will not be adversely affected as a result.

We could lose our concessions if we do not comply fully with their terms

       The terms of our concessions require us to satisfy a number of technical, buildout and financial conditions. We believe we are currently in compliance with all of these terms. However, we cannot assure you that we will be able to comply in the future. A failure to comply could result in a termination of our concessions, and the Mexican government would not be required to compensate us. If any of our concessions were to be terminated, we could be unable to engage in our core business and would likely be unable to repay our obligations on the notes or repurchase the warrants.

Foreign ownership restrictions may limit our ability to raise equity capital

       Mexican law provides that no more than 49% of the full voting stock of a Mexican corporation holding a concession to provide telecommunications services other than cellular services may be held by non-Mexicans. Non-Mexicans own 49% of our full voting stock. As a result, any future sales of equity securities to non-Mexicans must involve securities with limited voting rights or would require a proportional purchase of voting stock by Mexicans. This national ownership requirement may limit our ability to raise capital from non-Mexican investors in the future.

Fraud increases our expenses

       The fraudulent use of telecommunications networks imposes a significant cost upon service providers, who must bear the cost of services provided to fraudulent users. We suffer loss of revenue as a result of fraudulent use, and also cash costs due to our obligation to reimburse carriers for the cost of services provided to fraudulent users. Although technology has been developed to combat this fraudulent use and we installed it in our operations, this technology does not eliminate fraud entirely. In addition, since we rely on other long distance carriers for interconnection, some of which do not have anti-fraud technology in their network, we are particularly exposed to this risk in our long distance service. Through December 31, 1999, we have incurred approximately Ps.8.4 million in expenses for the prevention and detection of fraud.

The technology we use may be made obsolete by the technology used by our competitors

       All companies in the global telecommunications industry must adapt to rapid and significant changes in technology. While we have been installing what we believe to be a technologically-advanced fiber optic network with a microwave overlay, we cannot assure you that this technology will not be challenged by competition from new or improved digital technologies in the near future. Technological changes may adversely affect our competitive position, require substantial new capital expenditures and/or require write-downs of obsolete technology.

The Mexican government could temporarily seize or permanently expropriate our assets under certain circumstances

       The Mexican government has the authority to temporarily seize all assets related to a telecommunications concession in the event of natural disaster, war, significant public disturbance, threats to internal peace or for economic reasons, and for other reasons related to national security. In addition, the Mexican government has the statutory right to permanently expropriate any telecommunications concession and claim any related assets for reasons of public interest. Mexican law provides for compensation in connection with losses and damages related to temporary seizure or expropriation. However, we cannot assure you that the actual compensation paid would be adequate or that such payment would be timely.

FACTORS RELATING TO MEXICO

If Mexico experiences future political and economic crises, our business could be affected negatively

       We are a Mexican company with all of our operations in Mexico. Accordingly, the political and economic environment within Mexico can have a significant impact on our financial condition and results of operations.

       The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, and on market conditions, prices and returns on Mexican securities, including our securities. In July 2000, Mexico held national elections, which were won by Vicente Fox, the candidate of the National Action Party (Partido Accion Nacional). This represented the first time in over 70 years that a party other than the Institutional Revolutionary Party (Partido Revolucionario Institucional) wins the Presidency. In addition, no single party has a majority on the national congress. We cannot predict the impact this result might have on the Mexican economy, particularly on the current governmental commitment to the growth and deregulation of the telecommunications industry.

       In the past, Mexico has experienced economic crises, caused by internal and external factors, characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions substantially reduced the purchasing power of the Mexican population and, as a result, the demand for telecommunications services.

       Crises such as these could have a material adverse effect on our financial condition and results of operations and on the market value of our securities.

We may lose money because of peso devaluations

       While our revenues are almost entirely denominated in pesos, the majority of our obligations, and all of our long-term debt, are denominated in U.S. dollars. We are exposed to peso devaluation risk. The peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.4462 per U.S.$1.00 on December 19, 1994 to Ps.5.000 per U.S.$1.00 on December 31, 1994
and Ps.7.7400 per U.S.$1.00 on December 31, 1995, representing a 124.6% devaluation of the peso relative to the U.S. dollar. In 1998, the peso devalued 22.7% relative to the U.S. dollar.

       We do not currently have in place hedging arrangements with respect to this risk because we do not believe them to be cost effective for us. Further declines in the value of the peso relative to the U.S. dollar could adversely affect our ability to meet our U.S. dollar-denominated obligations, including the notes. In addition, any further devaluation of the peso may negatively affect the value of Mexican securities such as ours. Although the peso appreciated relative to the U.S. dollar in 1999, there may be significant devaluations in the future.

Developments in other countries may impact the price of our securities

       We cannot assure you that the price of our securities will not be adversely affected by events elsewhere, especially in the United States and in emerging market countries. Mexican financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investor reaction to developments in one country has had and can have significant effects on the prices of securities of issuers in other countries, including Mexico. The financial crisis that began in October 1997 in several Asian nations, spread to Russia and is currently affecting Brazil and Argentina, has had a significant negative impact on the financial and securities markets in many emerging market countries, including Mexico. The effects of this crisis may worsen, or new crises may occur, which may negatively affect the price of our units, notes, warrants and shares or our financial condition and results of operations.

Our financial statements do not give you the same information as financial statements prepared under United States accounting principles

       We prepare our financial statements in accordance with Mexican GAAP. These principles differ in significant respects from U.S. GAAP, including in the treatment of the capitalization of preoperating expenses, the amortization of frequency rights, the capitalization of interest, vacation expenses and deferred income taxes and employees' profit sharing, and in the presentation of cash flow information. In particular, all Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. The effects of inflation accounting under Mexican GAAP are not eliminated in the reconciliation to U.S. GAAP. For this and other reasons, the presentation of Mexican financial statements and reported earnings may differ from that of companies in other countries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 18 to the audited consolidated financial statements.

You may suffer a U.S. dollar shortfall if you obtain a judgment or a distribution in bankruptcy

       In the event that we are declared bankrupt, we will have the right to discharge our obligations by paying you in pesos at the exchange rate in effect on the date of the declaration of such bankruptcy. In the event that you are awarded a judgment from a court enforcing our U.S. dollar-denominated obligations under the notes, we will have the right to discharge our obligations by paying you in pesos at the exchange rate in effect on the day of payment of such judgment. Such rate is currently determined by the Mexican Central Bank (Banco de Mexico) every banking day in Mexico and published the following banking day in the Official Gazette of the Federation (Diario Oficial de la Federacion). As a result of such currency conversion, you could face a shortfall in U.S. dollars. You should be aware that no separate actions exist or are enforceable in Mexico for compensation for any such shortfall.

       You should also be aware that if we are declared bankrupt, the notes will cease to accrue interest and payment of obligations under the notes would depend on the outcome of the bankruptcy proceedings, which are often very lengthy.

We may not be able to make payments in U.S. dollars

       In the past, the Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict our access to U.S. dollars to meet our U.S. dollar obligations and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Mexican economy.

FACTORS RELATING TO THIS OFFERING AND OUR SECURITIES

There is no active trading market for our securities

       The exchange notes are new securities which may not be widely distributed and do not currently have an active trading market. If the exchange notes are traded after their initial issuance, they may trade at a discount from their nominal price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the securities to trading in the Nasdaq National Market. Although UBS Warburg LLC and Donaldson, Lufkin & Jenrette Securities Corporation, the initial purchasers in the offering of the old notes, have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the exchange notes.

In the event of a bankruptcy, funds remaining in the interest escrow account may not be disposed of without prior court approval

       The right of the trustee under the indenture and the pledge and escrow agreement to foreclose upon and sell pledged securities in the interest escrow account upon the occurrence of an Event of Default (as defined in "Description of the Notes -- Defaults") on the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy and reorganization case were to be commenced by or against us or one or more of our subsidiaries. Under applicable bankruptcy law, secured creditors such as the holders of the notes are prohibited from foreclosing or disposing of a debtor's property without prior bankruptcy court approval.

You may not be able to enforce the guarantees of our subsidiaries

       The subsidiary guarantees provide a basis for a direct claim against the subsidiary guarantors; however, it is possible that the subsidiary guarantees will not be enforceable. The laws of Mexico do not prevent the subsidiary guarantees from being valid, binding and enforceable against the subsidiary guarantors in accordance with their terms, provided they are in compliance with some requirements under Mexican law. However, the obligation of each subsidiary guarantor may be subject to review under United States state or federal fraudulent transfer laws. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of one of our subsidiaries, such as a trustee in bankruptcy or the subsidiary guarantor as debtor-in-possession, were to find that at the time such obligation was incurred, the subsidiary guarantor, among other things:

       - did not receive fair consideration or reasonably equivalent value and

       - (1) was insolvent, (2) was rendered insolvent, (3) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (4) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, the court could void the subsidiary guarantor's obligation and direct the return of any payments made to the subsidiary guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the prior clauses (1) through (4), the court could void such obligation and direct repayment if it found that the obligation was incurred with an intent to hinder, delay or defraud the creditors.

       Under Mexican law there are provisions that affect or may affect creditors' rights generally or the rights of some creditors in particular. Those provisions include, among other things:

       - a creditor's right to request the nullity of action taken by a debtor to the prejudice of such creditor; and

       - priority given to preferred creditors, pursuant to which labor claims, claims of tax authorities for unpaid taxes and claims of secured creditors or creditors with a special privilege under law will have priority over claims of unsecured creditors.

       The measure of insolvency will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property (including collection rights) at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

       In addition, the subsidiary guarantors may be or become subject to contractual restrictions on their ability to make payments on the subsidiary guarantees. If a subsidiary guarantor is sold, merged or consolidated in a transaction in which it is not the surviving entity, it will be released from all obligations under its subsidiary guarantee so long as the proceeds from such transaction are applied as described under "Description of Notes -- Certain covenants -- Limitation on sale of assets and subsidiary stock."

       If the subsidiary guarantees are held not to be enforceable, the notes would effectively be subordinated to all liabilities of the subsidiary guarantors, including trade payables and accrued liabilities.

FORWARD-LOOKING INFORMATION IS RISKY AND UNCERTAIN

       This prospectus includes and incorporates by reference forward-looking statements. These forward-looking statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. You are cautioned not to place undue reliance on these forward-looking statements.

       These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

       Forward-looking statements in this prospectus include, among others, expectations regarding the following:

       -      our capital expenditure requirements for the years 2000 to 2003;

       -      the growth of the Mexican telecommunications market;

       - future competition in the cities and towns where we expect to operate;

       - our ability to develop our operations in accordance with our plans;

       -      expected net losses through the year 2000; and

       - our ability to build out our network without significant delays or disruption.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

       We sold the old notes on March 17, 2000, in a private placement in the United States and in an offshore transaction outside the United States. In connection with that offering, we granted the initial purchasers registration rights, which require that we file a registration statement under the Securities Act with respect to the exchange notes. Upon the effectiveness of that registration statement, we are required to offer you the opportunity to exchange your old notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and may be reoffered and resold by you (if you are not our affiliate) without registration under the Securities Act.

       Upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the A/B exchange registration rights agreement governing these registration rights has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights and those old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon completion of the exchange offer.

HOW TO DETERMINE WHETHER YOU ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

       In order to participate in the exchange offer, you must represent to us, among other things, that:

       - the exchange notes acquired by you pursuant to the exchange offer are being obtained in the ordinary course of your business or the business of the person receiving the exchange notes, whether or not such person is the holder of the old notes;

       - neither you nor any person who receives the notes from you is engaging in or intends to engage in a distribution of the exchange notes;

       - neither you nor any person who receives the notes from you has an arrangement or understanding with any person to participate in the distribution of the exchange notes;

       - neither you nor any person who receives the notes from you is our affiliate; and

       - if you are a broker-dealer and you acquired the old notes for your own account as a result of market-making or other trading activities, you will deliver a copy of this prospectus in connection with any resale of exchange notes.

       Based on an interpretation by the staff of the Securities and Exchange Commission set forth in interpretive letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you, whether or not you are the holder (other than our affiliates) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

       - the exchange notes are acquired in the ordinary course of your business, and

       - neither you nor any person who receives the notes from you has an arrangement or understanding with any person to participate in the distribution of such exchange notes.

       If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes you cannot rely on this interpretation by the staff of the U.S. Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act. If you are a broker-dealer and receive exchange notes for your own account in exchange for old notes, where you acquired your old notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

       Pursuant to the A/B exchange registration rights agreement, we are required to file a registration statement for a continuous offering pursuant to Rule 415 under the U.S. Securities Act in respect of the old notes if existing interpretations by the staff of the Securities and Exchange Commission are changed such that the exchange notes received by you in the exchange offer are not, or would not be, upon receipt, transferable by you (other than you or one of your affiliates) without restriction under the Securities Act.

       Following the completion of the exchange offer, if you do not tender your old notes you will not have any further registration rights and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

       Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 21, 2000. We will issue U.S.$1,000 principal amounts of exchange notes in exchange for each U.S.$1,000 principal amounts of outstanding old notes, pursuant to the exchange offer.

       The form and terms of the exchange notes are identical to the form and terms of the old notes except that the offer and sale of the exchange notes have been registered under the Securities Act and they will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the old notes were issued.

       As of the date of this prospectus, old notes representing U.S.$300,000,000 aggregate principal amounts at maturity were outstanding. This prospectus, together with the letter of transmittal, is being sent to you and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated under that act.

       We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of such acceptance to The Bank of New York, the exchange agent. The Bank of New York will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to you as promptly as practicable after September 21, 2000.

       If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and expenses."

CONDITIONS

       The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is conditioned upon the declaration by the U.S. Securities and Exchange Commission of the effectiveness of the registration statement of which this prospectus constitutes a part.

EXPIRATION DATE; EXTENSION; AMENDMENTS

       The term "expiration date" means 5:00 p.m., New York City time, on September 21, 2000, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify The Bank of New York and each participant that holds a book-entry interest in an old note of any extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to delay accepting any old notes or to extend the exchange offer, by giving oral or written notice of such delay, or extension to The Bank of New York.

PROCEDURES FOR TENDERING

       Only a holder of old notes may tender old notes in the exchange offer. Except as set forth under "-- Book entry transfer," to tender old notes in the exchange offer you must complete, sign and date the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to The Bank of New York prior to the expiration date. In addition, either:

       - certificates for such old notes must be received by The Bank of New York along with the letter of transmittal, or

       - a timely confirmation of a book-entry transfer of such old notes, if that procedure is available, into The Bank of New York's account at The Depository Trust Company, Euroclear and/or Clearstream pursuant to the procedure for book-entry transfer described below, prior to the expiration date, or

       - you must comply with the guaranteed delivery procedures described below.

       To be tendered effectively, the letter of transmittal and other required documents must be received by The Bank of New York at the address set forth under "-- Exchange agent" prior to the expiration date.

       Any tender by you that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

       The method of delivery of old notes and the letter of transmittal and all other required documents to The Bank of New York is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to The Bank of New York before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your respective brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions for you.

       If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If a beneficial owner wishes to tender on the registered holder's behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

       Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the old notes are tendered:

       - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

       -      for the account of an Eligible Institution.

       If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

       If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes, with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, persons should indicate this when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive this requirement.

       All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

       Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine, in our sole discretion. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, The Bank of New York, nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by The Bank of New York that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by The Bank of New York to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

       In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as described under "The exchange offer -- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

       The Bank of New York will make a request to establish an account with respect to the old notes at The Depository Trust Company, Euroclear and/or Clearstream for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company, Euroclear and/or Clearstream's systems may make book-entry delivery of old notes being tendered by causing The Depository Trust Company, Euroclear and/or Clearstream to transfer such old notes into The Bank of New York's account at The Depository Trust Company, Euroclear and/or Clearstream in accordance with their procedures for transfer.

       However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, Euroclear and/or Clearstream, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by The Bank of New York at the address set forth under "-- Exchange agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

       The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, you must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system in place of sending a signed, hard copy of the letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to The Bank of New York. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to The Bank of New York must contain the character by which you acknowledge your receipt of and agree to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

       If you desire to tender your old notes and the old notes are not immediately available, or time will not permit you to get your old notes or the required documents to The Bank of New York before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

       -      the tender is made through an Eligible Institution,

       - prior to the expiration date, The Bank of New York receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of old notes you are tendering, stating that the tender is being made and guaranteeing that within four New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be and other documents required by the letter of transmittal will be deposited by the Eligible Institution with The Bank of New York, and

       - the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by The Bank of New York within four New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

       You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

       For your withdrawal of a tender of old notes to be effective, your written or electronic ATOP transmission notice of withdrawal (for The Depository Trust Company participants) must be received by The Bank of New York at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

       - specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

       - identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes);

       - be signed by you in the same manner as the original signature on the letter of transmittal by which your old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

       - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

       All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes which have been tendered for exchange but which are not exchanged for any reason to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for tendering" at any time on or prior to the expiration date.

EXCHANGE AGENT

       The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

                                             For information or
                                         confirmation by Telephone:
                                               (212) 815-3738

     By Registered or Certified Mail:      By Facsimile Transmission:      By Hand or Overnight Delivery:
           The Bank of New York                  (212) 815-6339                 The Bank of New York
            101 Barclay Street                                                   101 Barclay Street
         New York, New York 10286                                             New York, New York 10286
        Attention: Tolutope Adeyoju                                          Attention: Tolutope Adeyoju

FEES AND EXPENSES

       We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations may be made in person or by telephone by our officers and employees.

       The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be U.S.$250,000, which includes fees and expenses of The Bank of New York, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

       If you tender your old notes you will not be obligated to pay any transfer taxes in connection with the tender, except that if you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax.

                                 USE OF PROCEEDS

       We will not receive any proceeds from the exchange offer described in this prospectus.

                                 CAPITALIZATION

       The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of December 31, 1999 and as adjusted to give effect to the offering of old notes completed on March 17, 2000 and the application of net proceeds, which were U.S.$280.9 million after deducting discounts and other expenses of U.S.$19.1 million. The table is also adjusted to give effect to the U.S.$35 million capital contribution to be made or caused to be made by some of our existing shareholders by no later than September 30, 2000. This table should be read in conjunction with "Selected Historical Consolidated Financial and Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

                                                                           AS OF DECEMBER 31, 1999
                                              -----------------------------------------------------------------------------------
                                                              ACTUAL                                  AS ADJUSTED
                                              ----------------------------------------    ---------------------------------------
                                                                   THOUSANDS OF CONSTANT DECEMBER 31, 1999
                                                                   PESOS AND THOUSANDS OF U.S. DOLLARS(1)
Cash and cash equivalents...................   Ps.   153,662       U.S.$    16,209        Ps. 1,457,617        U.S.$  153,757
Restricted cash.............................          18,688 (2)             1,971 (2)          738,523 (3)            77,903 (3)
                                              ------------------   -------------------    -----------------    ------------------
Long-term debt (including
   current portion):
Vendor financing(4).........................   Ps.   796,025       U.S.$    83,969        Ps.        --        U.S.$       --
Other.......................................           8,324                   878                8,324                   878
13 3/4 % Senior Notes due 2007, net (5)(6)..              --                    --            2,756,224               290,743
                                              ------------------   -------------------    -----------------    ------------------
   Total debt...............................         804,349                84,847            2,764,548               291,621
                                              ------------------   -------------------    -----------------    ------------------
Shareholders' equity:
Capital stock and additional
   paid-in capital..........................   Ps.   772,963       U.S.$    81,537        Ps. 1,192,519        U.S.$  125,794
Deficit.....................................        (217,201)              (22,912)            (217,201)              (22,912)
                                              ------------------   -------------------    -----------------    ------------------
   Total shareholders' equity...............         555,762                58,625              975,318               102,882
                                              ------------------   -------------------    -----------------    ------------------
      Total capitalization..................   Ps. 1,360,111       U.S.$   143,472        Ps. 3,739,886        U.S.$  394,503
                                              ------------------   -------------------    -----------------    ------------------

------------------

(1) Peso amounts were converted to U.S. dollars at the noon buying rate of Ps.9.480 per U.S.$1.00 on December 31, 1999. This conversion should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(2) This amount reflects cash balances in escrow which were released upon repayment of vendor financing facilities with proceeds from the offering of the old notes.

(3) This amount reflects the funds that were deposited in the interest escrow account for the notes.

(4) We incurred an additional U.S.$17.8 million of indebtedness under our vendor facilities since December 31, 1999. We repaid all of our vendor financing with a portion of the proceeds of the offering of the old notes.

(5) The estimated value of the warrants that were issued to the noteholders and the initial purchasers in the offering of the old notes has been reflected as both a debt discount and as additional paid-in capital. The resulting debt discount in the amount of U.S.$8.6 million will be amortized over the term of the notes.

(6) The estimated value of warrants granted to those shareholders who committed to make or cause to be made the U.S.$35 million capital contribution has been reflected as both a debt discount and as additional paid-in capital. The resulting debt discount in the amount of U.S.$0.7 million will be amortized over the term of the notes.

                                 EXCHANGE RATES

       The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rate, in each case for the purchase of U.S. dollars, all expressed in nominal pesos per U.S. dollar. The noon buying rate at August 18, 2000 was Ps. 9.2500 per U.S.$1.00.

                                                                              NOON BUYING RATE(1)
                                                          --------------------------------------------------------------
                                                          PERIOD END        AVERAGE(2)         HIGH             LOW
                                                          -------------  ----------------  -------------  --------------
Year ended December 31, 1995.......................          Ps.7.740        Ps.6.526         Ps.8.050       Ps.5.270
Year ended December 31, 1996.......................             7.881           7.635            8.045          7.325
Year ended December 31, 1997.......................             8.070           7.967            8.410          7.717
Year ended December 31, 1998.......................             9.901           9.243           10.630          8.040
Year ended December 31, 1999.......................             9.480           9.563           10.600          9.243

------------------

(1)    Source: Federal Reserve Bank of New York.

(2)    Average of month-end rates.

       The notes constitute substantially all of our indebtedness. Devaluation of the peso in relation to the U.S. dollar will adversely affect our ability to meet our U.S. dollar-denominated obligations, including the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources" and "Risk Factors -- Factors Relating to Mexico -- We may lose money because of peso devaluations."

       In the past, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to U.S. dollars, it has done so in the past and may do so in the future. Any such restrictive exchange control policy could adversely affect our ability to make payments in U.S. dollars, and could also have a material adverse effect on our financial condition and results of operations.

                   SELECTED HISTORICAL CONSOLIDATED FINANCIAL
                                   INFORMATION

       The following table presents selected consolidated financial information of Maxcom and its consolidated subsidiary. The annual information has been derived from, and should be read in conjunction with, the audited consolidated financial statements of Maxcom as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, which appear elsewhere in this prospectus. The audited consolidated financial statements have been audited by BDO International, independent public accountants.

                                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------------------
                                             1996(1)          1997             1998            1999(2)             1999
                                           ------------  ---------------  ---------------  ---------------  -------------------
                                                             THOUSANDS OF CONSTANT DECEMBER 31, 1999 PESOS
                                                    AND THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA(3)(4)
STATEMENT OF OPERATIONS DATA:
Mexican GAAP
Telecommunications revenues..........                                                         Ps.  88,197    U.S.$     9,303
Operating costs and expenses:
Network operating cost...............                                                              43,824              4,623
Selling, general and administrative
  expenses...........................                                                             161,561             17,042
  Depreciation and amortization......                                                              74,265              7,834
Total operating costs and expenses...                                                             279,650             29,499
Operating loss.......................                                                            (191,453)           (20,196)
Comprehensive (income) financing cost:
  Interest expense...................                                                              46,301              4,884
  Interest income....................                                                             (10,046)            (1,060)
  Exchange loss, net.................                                                               9,546              1,007
  Gain on net monetary position......                                                             (19,944)            (2,104)
     Total comprehensive cost of
     financing.......................                                                              25,857              2,727
Other income, net....................                                                                 109                 11
Net loss.............................                                                         Ps.(217,201)   U.S.$   (22,912)
Net loss per share...................                                                                 (21)             (2.23)

U.S.GAAP
Net (loss)...........................      Ps. (5,628)     Ps.(58,357)      Ps. (97,519)      Ps.(275,007)   U.S.$   (29,009)
Net loss per share...................          (1,126)            (43)              (12)              (27)             (2.83)

BALANCE SHEET DATA:
Mexican GAAP
Cash and cash equivalents............      Ps.     31      Ps. 48,993       Ps. 387,173       Ps. 153,662    U.S.$    16,209
Restricted cash......................              --              --             1,859            18,688              1,971
Working capital(5)...................             129          13,555            36,272             4,706                497
Frequency rights.....................              --         105,160           105,160           102,792             10,843
Telephone network systems and
  equipment..........................             267           1,152           247,737           788,851             83,212
Preoperating expenses................           5,628          62,989           168,042           248,136             26,175
Total assets.........................           6,823         235,618           991,579         1,435,981            151,475
Total debt...........................              --              --           210,084           804,349             84,847
Capital stock and additional paid-in            6,056         231,851           761,389           772,963             81,537
  capital............................
Deficit..............................              --              --                --          (217,201)           (22,912)
Shareholders' equity.................      Ps.  6,056      Ps.231,851       Ps. 761,389       Ps. 555,762    U.S.$    58,625

U.S.GAAP                                   Ps.    428      Ps.167,866       Ps. 599,885       Ps. 336,452    U.S.$    35,491
Shareholders' equity.................

OTHER FINANCIAL DATA:
Mexican GAAP
EBITDA(6)............................                                                         Ps.(117,079)    U.S.$  (12,351)
Capital expenditures.................       Ps.    267     Ps.106,184       Ps. 273,125       Ps. 633,425     U.S.$   66,817
Ratio of earnings to fixed
  charges(7).........................                                                --                --                 --

U.S.GAAP
EBITDA(6)............................       Ps. (5,702)    Ps.(60,193)      Ps.(135,552)      Ps.(211,444)    U.S.$  (22,304)
Ratio of earnings to fixed
  charges(8).........................                                                --                --                 --

NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) This financial period began on the date of our incorporation, February 28, 1996.

(2) We commenced commercial operations on May 1, 1999. In accordance with Mexican GAAP, our financial statements reflect eight months of operations.

(3) Pursuant to Mexican GAAP, financial data for all periods in the financial statements have, unless otherwise indicated, been restated in constant pesos of December 31, 1999. Restatement into December 31, 1999 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 1999. The inflation index used in this prospectus for 1996 figures is 1.5416, for 1997 figures is 1.3322 and for 1998 figures is 1.1232.

(4) Peso amounts were converted to U.S. dollars at the exchange rate of Ps.9.480 per U.S.$1.00 reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 31, 1999. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(5) Working capital is defined as current assets (excluding cash and cash equivalents and restricted cash) less current liabilities (excluding current maturities of long-term debt).

(6) EBITDA represents earnings before income taxes, comprehensive (income) cost of financing and depreciation and amortization. We have included information concerning EBITDA (which is not a measure of financial performance under Mexican GAAP or U.S. GAAP) because we believe it is a standard financial statistic commonly reported and widely used by analysts and other interested parties. We understand that EBITDA is also used by investors as one measure of an issuer's ability to service or incur indebtedness. We also understand that EBITDA may be defined differently by other companies which disclose a similarly titled account. You should not construe EBITDA as an alternative to operating income or as a measure of liquidity or cash flows from operating activities. For a description of the differences between Mexican GAAP and U.S. GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- U.S. GAAP reconciliation."

(7) Our earnings have been insufficient to cover fixed charges under Mexican GAAP since we started incurring debt in 1998 and 1999. Fixed charges include interest expense plus capitalized interest plus the portion of operating lease rental expense that represents the interest factor. The fixed charge coverage deficiency for the years ended December 31, 1998 and 1999 amounted to Ps.19.4 million (U.S.$2.0 million) and Ps.224.8 million (U.S.$23.7 million), respectively.

(8) Our earnings have been insufficient to cover fixed charges under U.S. GAAP since we started incurring debt in 1998 and 1999. Fixed charges include interest expense plus capitalized interest plus the portion of operating lease rental expense that represents the interest factor. The fixed charge coverage deficiency for the years ended December 31, 1998 and 1999 amounted to Ps.110.3 million (U.S.$11.6 million) and Ps.299.1 million (U.S.$31.5 million), respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       All peso amounts discussed in this prospectus are presented in constant December 31, 1999 pesos in accordance with Mexican GAAP, except as otherwise indicated.

GENERAL

       The following discussion and analysis is intended to facilitate an understanding and assessment of significant changes and trends in our historical consolidated results of operations and financial condition and factors affecting our financial resources. It should be read in conjunction with the audited consolidated financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 and related notes.

       These consolidated financial statements, which appear elsewhere in this prospectus, have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP, including in the treatment of the capitalization of preoperating expenses, the amortization of frequency rights, the capitalization of interest, the accrual of vacation expenses and the deferral of income taxes and employees' profit sharing, and in the presentation of cash flow information. Note 18 to the audited consolidated financial statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of our net loss and total shareholders' equity as of and for the years ended December 31, 1998 and 1999.

       Pursuant to Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," and Bulletin B-12, "Statement of Changes in Financial Position," issued by the Mexican Institute of Public Accountants, our financial consolidated statements are reported in period-end pesos to adjust for the inter-period effects of inflation. The presentation of financial information in period-end, or constant, currency units is intended to eliminate the distorting effect of inflation on the financial statements and to permit comparisons across comparable periods in comparable monetary units. Bulletin B-10 requires us to restate nonmonetary assets (other than inventory), nonmonetary liabilities and the components of shareholders' equity using the Mexican national consumer price index. The effects of these inflation accounting principles have not been eliminated in the reconciliation to U.S. GAAP.

       Except where otherwise indicated, financial data for all periods in the consolidated financial statements and throughout this prospectus have been restated in constant pesos as of December 31, 1999, in accordance with the fifth amendment to Bulletin B-10. References in this prospectus to "real" amounts are to inflation-adjusted pesos and references to "nominal" amounts are to unadjusted historical pesos. In calendar years 1997, 1998 and 1999, the rates of inflation in Mexico, as measured by changes in the Mexican national consumer price index, were 15.7%, 18.6% and 12.3%, respectively. The inflation index used for 1997 figures is 1.3322 and for 1998 figures is 1.1232.

       In reporting under Mexican GAAP and in accordance with Bulletin B-10, the Company is required to quantify all financial effects of operating and financing the business under inflationary conditions. For presentation purposes, "comprehensive (income) cost of financing" refers to the combined financial effects of:

       -      net interest expense or interest income;

       -      net foreign exchange gains or losses; and

       -      net gains or losses on monetary position.

       Net foreign exchange gains or losses reflect the impact of changes in foreign exchange rates on assets and liabilities denominated in currencies other than pesos. A foreign exchange loss arises if a liability is denominated in a foreign currency which appreciates relative to the peso between the time the liability is incurred and the date it is repaid, as the appreciation of the foreign currency results in an increase in the amount of pesos which must be exchanged to repay the specified amount of the foreign currency liability.

       The gain or loss on monetary position refers to the gains and losses realized from holding net monetary assets or liabilities and reflects the impact of inflation on monetary assets and liabilities. For example, a gain on monetary position results from holding net monetary liabilities in pesos during periods of inflation, as the purchasing power of the peso declines over time.

OVERVIEW OF MAXCOM

       We are a growing facilities-based telecommunications company operating in the competitive local exchange carrier market in Mexico. We are focused on developing our network and support infrastructure required to provide local as well as long distance and other value-added services to targeted businesses and residential customers within our concession areas. We position ourselves as a single-source provider of telecommunications services to our customers.

       We commenced commercial operations on May 1, 1999 and currently provide last-mile connectivity to small and medium-sized businesses and middle and high-usage residential customers in Mexico City and the City of Puebla. In addition to our existing local and long distance services, we offer value-added products such as digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services.

       We were incorporated in February 1996 to take advantage of business opportunities arising out of the liberalization of Mexico's telecommunications industry. In February 1997, we were awarded Mexico's first competitive wireline local/long distance telephony concession, which covers the Federal District of Mexico and over 100 cities and towns in the Gulf region, and has a term of 30 years. Our concession was expanded in September 1999 to cover over 80% of the greater Mexico City area, and a total of 115 cities and towns in the Gulf region. Mexico City, with a population of approximately 20 million people, is one of the world's most heavily populated metropolitan areas. The Gulf region has the greatest concentration of oil, natural gas and maritime industries in Mexico. We were also awarded a nationwide point-to-point and three regional point-to-multipoint microwave concessions in October 1997, each for 20 years.

       From our incorporation in 1996 to the commencement of our commercial operations in May 1999, we have been engaged in start-up activities requiring substantial capital expenditures. Consistent with Mexican GAAP, we capitalized all of our costs as capital investments or as pre-operating expenses. However, with the commencement of our commercial operations on May 1, 1999, we are no longer able to capitalize such costs. In addition, we are now required to amortize all previously capitalized general and administrative expenses and to amortize all previously capitalized net comprehensive cost of financing. As a result, we expect to incur net losses through the year 2000.

DEVALUATION AND INFLATION

       On December 20, 1994, the Mexican government responded to exchange rate pressures by increasing the upper limit of the then existing free market peso/U.S. dollar exchange rate band by 15% and, two days later, by eliminating the band to allow the peso to fluctuate freely against the U.S. dollar. This resulted in a major devaluation of the peso relative to the U.S. dollar. Where the noon buying rate had been Ps.3.4662 per U.S.$1.00 on December 19, 1994, by December 31, 1994 the noon buying rate had fallen to Ps.5.0000 per U.S.$1.00, representing a 44.3% devaluation. The peso continued to decline against the U.S. dollar during 1995, closing at a noon buying rate of Ps.7.7400 per U.S.$1.00 on December 31, 1995, which represented a 54.8% devaluation relative to the U.S. dollar for the year.

       The Mexican economy began to recover in 1996 and 1997, as exchange rates stabilized, inflation decreased and real gross domestic product grew by 5.3% and 6.8%, respectively. However, the financial crises in Asia and Russia, together with the weakness in the price of oil in 1998, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the peso, which devalued 22.7% relative to the U.S. dollar. In 1999, the peso appreciated 4.3% relative to the U.S. dollar.

       Peso devaluations have contributed to sharp increases in inflation. Inflation, which had been 7.1% in 1994, increased to 52.0% and 27.7% in 1995 and 1996, respectively. After a reduction to 15.7% in 1997, inflation was 18.6% in 1998. In 1999, the inflation rate was 12.3%.

       The general economic conditions in Mexico resulting from a devaluation of the peso and the resulting inflation may have a negative impact on our results of operations and financial condition, primarily as a result of:

       - the ensuing decrease in the purchasing power of Mexican consumers, which results in a decrease in the demand for telephony services;

       - our inability, due to competitive pressures, to increase our prices in line with inflation; and

       -      an increase in the peso-carrying amount of our U.S.
              dollar-denominated debt, reflecting the additional amounts in pesos required to meet such debt.

RECENT DEVELOPMENTS

       On August 1, 2000, we completed our internal management numbers for the second quarter of 2000. The following are the most significant items.

Results of operations

       Our telecommunications revenues for the first six months of 2000 were Ps.108.3 million, measured in constant Pesos of June 30, 2000.
Telecommunications revenues increased by 24% to Ps.60.0 million in the second quarter of 2000 as compared to the first quarter of 2000. This increase was primarily due to:

       - the time lag between the installation of new lines in the first quarter of 2000 and the full capacity generation of revenues from those lines; and

       - a significant number of low revenue-generating lines and unused lines were replaced with revenue-generating lines, increasing telecommunications revenues in the second quarter.

       Operating loss for the first half of 2000 was Ps.182.6 million due to selling, general and administrative expenses of Ps.142.2 million, network operating costs of Ps.58.3 million and depreciation and amortization related to preoperating expenses, frequency rights and telephone network systems and equipment of Ps.90.3 million. Operating loss increased by 27% to Ps.102.8 million in the second quarter of 2000 as compared to the first quarter.

       Net loss for the first half of 2000 was Ps.352.0 million, with Ps.266.7 million recorded in the second quarter.

Balance sheet

       At June 30, 2000, our total assets were Ps.3,425.1 million, total liabilities were Ps.3,238.0 million, total debt was Ps.2,912.1 million (substantially all of which was accounted for by the old notes) and stockholders' equity was Ps.321.2 million.

Operating developments

       At June 30, 2000, we had installed 26,071 lines, a 3% decrease as compared to 26,855 lines at March 31, 2000 and a 49.5% increase as compared to 17,433 lines at December 31, 1999. We had a total of 3,442 customers at June 30, 2000, a 71% increase as compared to 2,015 customers at March 31, 2000 and a 162.9% increase as compared to 1,309 customers at December 31, 1999. Our order backlog was approximately 13,500 lines.

       While network traffic grew significantly in the second quarter, total network capacity was saturated by a surge of inbound minutes attributable to the large number of our subscribers who are internet service providers. We have taken steps to increase interconnection links with Telmex in order to increase capacity.

       Our average monthly revenues per line, commonly referred to as "ARPUs," were U.S.$36.88 and U.S.$577.06 per residential and business line, respectively, in the second quarter of 2000.

Management

       In June and July 2000, Messrs. Gian Carlo Pecchioni, our former Chief Executive Officer, Rodrigo Sandoval, our former Chief Marketing Officer and Michael Tatom, our former Chief Operating Officer resigned. We are actively searching for adequate replacements.

LIQUIDITY AND CAPITAL RESOURCES

Financing sources and liquidity

       We have financed our start-up costs through capital contributions and vendor financing, as described below:

       - U.S.$100.0 million vendor financing facility from Nissho Iwai American Corporation, bearing an annual interest rate of three-month LIBOR plus 4.15% due August 12, 2005, of which U.S.$53.8 million was outstanding at December 31, 1999. We drew down an additional U.S.$17.8 million in January and February 2000. Funds from this facility were used to purchase Lucent Technologies equipment. We used proceeds from the offering of the old notes to repay all amounts outstanding in full and have terminated this facility.

       - U.S.$20.0 million vendor financing facility from Nissho Iwai American Corporation, bearing an annual interest rate of three-month LIBOR plus 4.15% due August 12, 2005, of which U.S.$13.9 million was outstanding at December 31, 1999. Funds from this facility were used to purchase NEC equipment. We used proceeds from the offering of the old notes to repay all amounts outstanding in full and have terminated this facility.

       - U.S.$18.7 million vendor financing from Hewlett Packard de Mexico bearing an annual interest rate of three-month LIBOR plus 4.15% due November 25, 2005, of which U.S.$16.3 million was outstanding at December 31, 1999. We used proceeds from the offering of the old notes to repay all amounts outstanding in full and have terminated this facility.

       -      U.S.$70.0 million raised from private equity investors.

       Our debt service relating to the notes for the first two years will be paid with U.S.$77.9 million of the proceeds of the offering of the old notes that was deposited in the interest escrow account. We estimate that funds from operating activities, the proceeds of the offering of the old notes, the U.S.$35 million capital contribution described under "Principal Shareholders -- Capital contributions" and financing available through our cash reserves and future lines of credit with vendors and financial institutions will be adequate to meet our debt service, our working capital requirements and our capital expenditure needs through 2003.

       However, this estimate may be affected if we enter into joint ventures or acquisitions which are currently not foreseeable. Our future operating performance and ability to service and repay the notes will be subject to future economic and competitive conditions and to financial, business and other factors, many of which are beyond our control.

Indebtedness

       Our consolidated debt at December 31, 1999 was Ps.804.3 million, of which nearly all was long-term debt. All of our consolidated debt outstanding at December 31, 1999 was denominated in U.S. dollars. After giving effect to the offering of the old notes and the application of the net proceeds, the notes represent substantially all of our indebtedness.

       The indenture governing the terms of the notes restricts our ability to incur indebtedness. For a more complete description of this restriction, see "Description of the Notes -- Certain covenants -- Limitation on Indebtedness."

Capital expenditures

       Through December 31, 1999, we have invested Ps.845.2 million in the buildout of our network, excluding cumulative preoperating expenses of Ps.265.6 million. We have also paid Ps.105.2 million to obtain all of our concessions.

       For the period 2000-2003, we plan to make capital expenditures of approximately U.S.$414.2 million, mainly to continue to build out our network.

Market risks

       Interest rate risk. Substantially all of our outstanding indebtedness at December 31, 1999 was payable at variable interest rates. As a result, our earnings were affected by changes in interest rates. However, with the completion of the offering of the old notes on March 17, 2000 and the application of the proceeds, substantially all of our indebtedness is now at a fixed rate. As a result, we do not have any significant interest rate risk.

       Foreign exchange risk. Our primary foreign currency exposure relates to our U.S. dollar-denominated debt. All of our debt obligations at December 31, 1999 were denominated in U.S. dollars. At December 31, 1999, after giving effect to the completion of the offering of the old notes on March 17, 2000 and the use of the proceeds, approximately all of our debt obligations would have been denominated in U.S. dollars. Therefore, we are exposed to currency exchange rate risks that could significantly affect our ability to meet our obligations. We currently do not enter into hedging transactions with respect to these foreign currency risks, but continue to consider the appropriateness of this option.

       The exchange rate of the peso to the U.S. dollar is a freely-floating rate and the peso has experienced significant devaluations in recent years. Any significant decrease in the value of the peso relative to the U.S. dollar in the near term may have a material adverse effect on our results of operations and financial condition, including our ability to repay or repurchase the notes. At December 31, 1999, after giving effect to the offering of the old notes and the application of the proceeds, an immediate 10% devaluation of the peso relative to the U.S. dollar would have increased our interest expense by approximately Ps.37.0 million over a one-year period.

Dividend policy

       Our current policy is to reinvest profits into our operations. In addition, the indenture that governs the terms of the notes limits our ability to pay cash dividends. For a more complete description of the limitations on the payment of dividends, see "Description of the Notes -- Certain covenants -- Limitations on restricted payments."

RESULTS OF OPERATIONS

Capitalization of preoperating expenses

       We commenced commercial operations on May 1, 1999. As permitted under Mexican GAAP, during our preoperating stage we were able to capitalize all of our general and administrative expenses and our net comprehensive cost of financing. Accordingly, our financial statements do not include a consolidated statement of operations for the period from February 28, 1996 (our date of incorporation) to April 30, 1999.

       Beginning on May 1, 1999, we are required to amortize all previously capitalized general and administrative expenses and to depreciate all previously capitalized net comprehensive cost of financing. These capitalized preoperating expenses, which amounted to Ps.248.1 million at December 31, 1999, are amortized on a straight-line basis for a period not exceeding ten years.

Year ended December 31, 1999

       Our consolidated statement of operations for the year ended December 31, 1999 covers in effect only our first eight months of operations, which commenced on May 1, 1999.

       Our revenues were Ps.88.2 million. Our revenues include primarily monthly fees, usage fees, installation charges, interconnection fees and the sale of telephone sets. We recognize revenues on an accrual basis, except for interconnection fees, which are recognized upon invoicing.

       Our operating costs and expenses were Ps.279.7 million. Selling, general and administrative expenses and network operating costs represented 57.8% and 15.7% of our operating costs and expenses, respectively. The remaining 26.5%, or Ps.74.3 million, related to depreciation and amortization of preoperating expenses, frequency rights and telephone network systems and equipment.

       Our comprehensive cost of financing was Ps.25.9 million. Net interest expense was Ps.36.3 million, mainly resulting from our increased level of indebtedness under the Nissho Iwai and the Hewlett Packard vendor facilities. In addition, we experienced a Ps.9.5 million exchange loss resulting from the effect of the monthly fluctuation of the peso exchange rate relative to the U.S. dollar on our net liability U.S. dollar position.

       These two factors were offset in part by a Ps.19.9 million monetary gain resulting from the effect of inflation on our net liability peso position.

       We also recorded other income, net of Ps.0.1 million representing interest earned on value-added tax receivables.

       As a result of the above, we recorded a net loss for the period of Ps.217.2 million.

U.S. GAAP RECONCILIATION

       We describe below the principal differences between Mexican GAAP and U.S. GAAP. See Note 18 to the audited consolidated financial statements for a reconciliation to U.S. GAAP of shareholders' equity and net loss for the respective periods presented.

Recognition of the effects of inflation on financial information

       Under Mexican GAAP, the recognition of the effects of inflation in financial statements has no counterparts under U.S. GAAP. However, since Mexican GAAP includes the effects of inflation in primary financial statements, the SEC does not require the restatement of financial statements to recognize the effects of inflation.

Preoperating expenses

       Under Mexican GAAP, all expenses incurred while a company or a project is in the preoperating or development stages are deferred and considered as a component of a company's assets. Such capitalized expenses are amortized on a straight-line basis for a period not exceeding 10 years after the corresponding asset commences operations. According to U.S. GAAP, such preoperating expenses are expensed and reported as deficit accumulated during the development stage in the shareholders' equity.

Deferred income taxes

       Under Mexican GAAP, deferred income taxes and employees' profit sharing are provided for on the liability method, but only for non-recurring and identifiable book and tax differences that are expected to reverse themselves over a definite period of time. Under U.S. GAAP, deferred taxes are recognized for the tax consequences of all temporary differences, both recurring and non-recurring, between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

Realization of tax-loss carry-forwards

       In accordance with Mexican GAAP, the tax benefit of a tax-loss carry-forward should only be recorded when realized and should be reported as an extraordinary item in the statement of income. Generally, under U.S. GAAP, the tax benefit of an operating-loss carry-forward must be reported in the same manner as the source of the income or the loss in the current year. Because the realization of our tax losses is not considered to be likely, a valuation allowance has been established for the full amount of the potential deferred tax assets.

Statement of changes in financial position

       In accordance with Mexican GAAP, we present statements of changes in financial position in constant Mexican pesos. This presentation identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos.

       The changes in the consolidated financial statement balances included in our audited consolidated financial statements constitute cash flow activity stated in constant Mexican pesos (including monetary losses which are considered as cash losses in the financial statements presented in constant Mexican pesos). SFAS No. 95, does not provide guidance with respect to inflation-adjusted financial statements. However, U.S. GAAP requires that non-cash financing and investing transactions should be excluded from the statement of cash flows and reported in related disclosures.

Losses per share

       In accordance with Mexican GAAP, basic earnings per ordinary share are calculated based on the weighted-average number of ordinary shares outstanding during the period. The same procedure is applied to preferred or limited-voting shares. For diluted earnings per share, net income or loss attributable to ordinary shares and weighted average number of ordinary shares should be adjusted by the dilutive effects of the convertible shares, options, warrants and other potentially dilutive securities, within certain limits. Dilution of ordinary shares by the potentially dilutive shares included in options and warrants is determined by modifying only the number of shares in the calculation of the earnings or losses per share.

       Under U.S. GAAP, basic net loss per share includes no dilution and is computed by dividing losses available to common shareholders' by the weighted average number of common shares outstanding for the period. Dilutive net loss per share reflects the potential dilution of securities that could share in the losses of an entity, similar to existing diluted losses per share. The basic and diluted number of shares under U.S. GAAP would not be materially different from what will be presented for Mexican GAAP purposes.

Personnel compensation and seniority premiums

       Under Mexican GAAP, vacation expenses are recognized when taken, rather than in the period when they are earned by an employee, as is required under U.S. GAAP.

       We have no pension plan and have no significant contingent labor liabilities, due to the fact that the seniority of the vast majority of our employees is less than one year.

Frequency rights

       Under Mexican GAAP, frequency rights are amortized by the straight-line method over the term of the concession from the start of operations. Under U.S. GAAP, this item should be amortized during the term of the concession.

Capitalization of interest

       In accordance with Mexican GAAP, capitalization of interest or, during inflationary periods, comprehensive cost of financing or income incurred in the period of construction and installation of an asset is permitted. The interest to be capitalized is that of the specific financing obtained for the construction of the related asset. Under U.S. GAAP, capitalization of interest is required for certain qualifying assets that require a period of time to get them ready for their intended use. The amount of interest to be capitalized is that portion of the interest cost incurred during the assets' acquisition period that theoretically could have been avoided if expenditures for the assets had not been made, and is not limited to indebtedness attributable to the asset.

Stock option plans

       This item is not specifically addressed by Mexican GAAP. Under U.S. GAAP, an entity is encouraged to use a fair value method of accounting to measure compensation cost for its stock options and similar equity instruments awarded to employees. If the fair value based method is not used, the intrinsic value method of accounting is required. Under the fair value based method, compensation costs are generally measured at the grant date based on the value of the award and are recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock on the grant date or other measurement date over which the employee pays to acquire the stock.

       We have adopted U.S. GAAP guidelines and used the fair value method for our stock option plans.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent Mexican accounting pronouncements

       In April 1999, the Mexican Institute of Public Accountants issued a new Bulletin D-4, Accounting Treatment for Income Tax, Tax on Assets and Statutory Employees' Profit Sharing, applicable to all Mexican companies for the year beginning on January 1, 2000. This standard provides a different method of calculating deferred income taxes than is currently in force. Under the new rules, deferred taxes will be recognized for the tax consequences of all temporary differences, both recurring and non-recurring, between the financial statements' carrying amounts and the tax basis of existing assets, liabilities and tax losses. Due to the recent issuance of this standard, our management has not been able to fully evaluate the impact it may have on our future financial position and results of operations.

Recent United States accounting pronouncements

       SFAS No. 132, "Employers' Disclosure about Pensions and other Postretirement Benefits" standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. However, we have no pension plans and we do not grant postretirement benefits. The adoption of the new standard did not have a material effect on the disclosures in the financial statements.

       SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (2) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

       Historically, we have not entered into derivative contracts either to hedge existing risk or for speculative purposes. Accordingly, we do not expect the adoption of the new standard to have a material effect on our financial statements.

       Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," provides guidance on the financial reporting of start-up costs or organization costs. It requires cost of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Our management has adopted this SOP as reflected in Note 18(k) to the audited consolidated financial statements.

       In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting of the Cost of Computer Software Development Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. We have adopted SOP 98-1 and its adoption has not had a material impact on our financial position, results of operations or cash flows.

               OVERVIEW OF THE MEXICAN TELECOMMUNICATIONS INDUSTRY

GENERAL

       The telecommunications industry involves the transmission of voice, data and video communications from point of origination to point of termination. The Mexican telecommunications industry has been undergoing rapid change in the last decade due to the introduction of new technologies and the construction of additional infrastructure, as well as market liberalization, which together have resulted in increased competition and demand for telecommunications services.

       The modernization of the Mexican telecommunications infrastructure began in 1990 with the privatization of Telmex, the government-controlled telecommunications monopoly. Since privatization, Telmex and several concessionaires have begun deploying modern fiber and wireless networks throughout Mexico. To meet the demand for higher volume and higher quality wireline services, copper cables are being replaced largely by fiber optic transmission systems that provide greater capacity at lower cost with higher quality and reliability.

MARKET LIBERALIZATION

       Historically, the Mexican telecommunications industry was dominated by Telmex, the government-controlled telecommunications monopoly. In December 1990, the Mexican government initiated the privatization and deregulation of Telmex by selling a controlling portion of Telmex's equity to a private consortium led by Grupo Carso, S.A. de C.V., a Mexican conglomerate, as well as to subsidiaries of Southwestern Bell Corporation and France Telecom S.A. Subsequently, the Mexican government opened the wireless market by granting nine regional cellular concessions in Band "A" in order to allow concessionaires to compete with Telmex.

Local telephony market

       In connection with the privatization of Telmex in 1990, the Mexican government amended Telmex's nationwide concession, which expires in March 2026 and granted Telmex a six-year implied monopoly over local telephony services. The amended Telmex concession obligated Telmex to expand and increase local telephony service at a rate of 12% per year beginning in 1992 and to provide basic telephone service to all population centers of 500 or more inhabitants by 1995. The implied local service monopoly was eliminated in mid-1996 when the Mexican Communications and Transportation Ministry (Secretaria de Comunicaciones y Transportes), which we refer to as the "SCT," published regulations governing the licensing of local services on a competitive basis.

       In order to promote competition in the local telephony market, the Mexican government granted several concessions beginning in 1997, including the concession awarded to us for wireline local telephony service. Each wireline local telephony concession granted by the Mexican government generally has a 30-year term, and authorizes, among other things, the provision of local telephony services and value-added services in a specified region of the country.

       The Mexican government has also been conducting auctions of spectrum frequencies in the:

       - 450 MHz, 1.9 GHz (PCS) and 3.4-3.7 GHz (fixed wireless local loop) frequency bands;

       - 7, 15 and 23 GHz frequency band for nationwide point-to-point microwave transmission links; and

       - 10.5 GHz frequency band for regional point-to-multipoint microwave transmission service.

       Four companies won nationwide concessions for fixed wireless local loop frequencies, although one later forfeited its right for failure to pay concession fees. In addition, five companies won concessions in the 1.9 GHz
(PCS) frequencies on either a nationwide or regional basis, although one also forfeited its right for failure to pay concession fees. See "Business -- Competition."

Long distance telephony market

       In connection with the privatization of Telmex in 1990, the Mexican government granted Telmex an exclusivity period for long distance telephony services of six years. In August 1996, the exclusivity period granted to

Telmex to provide domestic and international long distance telephone service expired and competition commenced in January 1997. In order to promote competition among domestic and international long distance providers, the Mexican government granted several concessions, including the concession awarded to us, for domestic and international long distance services, as well as value-added services. Each concession generally has a nationwide scope and a 30-year term, and authorizes the provision of domestic and international long distance services and value-added services.

       The long distance concessionaires include among others:

       -      Alestra, S. de R.L. de C.V., in which AT&T Corp. is a shareholder;

       - Avantel, S.A. de C.V., in which MCI WorldCom Inc. is a shareholder;

       - Telinor, S.A. de C.V., commonly known as "Axtel," in which Bell Canada International is a shareholder; and

       - Iusatel, S.A. de C.V., in which Bell Atlantic Corporation is a shareholder.

       International liberalization trends will likely impact the flow of long distance telephone traffic to and from Mexico. In particular, demand for long distance services may be stimulated by reforms of domestic access/interconnection charges and international settlement rates and recent international trade negotiations. As such charges decline, overall demand for international and local services may increase.

MEXICAN MARKET CHARACTERISTICS

Population and economic growth

       Mexico is the second largest country in Latin America in terms of population. In 1998 Mexico had an estimated population of 97.2 million and a population growth rate of approximately 1.4% for the period from 1995 to 1997. In 1997, 34.9% of the population was under the age of 15, 60.2% between the ages of 15 and 65 and only 4.9% was over 65. After a decline in 1995, Mexico's real gross domestic product has grown in the past three years, rising by 6.8% in 1997, by 4.8% in 1998 and by 3.7% in 1999.

Underserved telephony market

       Mexico has a relatively low level of wireline penetration with substantial unmet demand for fixed telephony service. The following table presents telephone wirelines in service per 100 inhabitants for the United States and major Latin American countries as of December 31, 1997.

                           SELECTED TELEDENSITY RATES

                                                                                       LINES IN SERVICE PER
COUNTRY                                                                                 100 INHABITANTS(1)
-------                                                                              -------------------------
United States.....................................................................                 64.4
Uruguay...........................................................................                 23.2
Argentina.........................................................................                 19.1
Chile.............................................................................                 18.0
Colombia..........................................................................                 14.8
Venezuela.........................................................................                 11.6
Brazil............................................................................                 10.7
Mexico............................................................................                  9.6
Peru..............................................................................                  6.8

------------------

(1) Source: International Telecommunications Union, Yearbook of Statistics, January 1999.

       According to Pyramid Research, at the end of 1998, the teledensity rate in Mexico was 10.2 telephone lines per 100 inhabitants. By comparison, the teledensity rates at the end of 1997 were 19.1 in Argentina, 18.0 in Chile, 11.6 in Venezuela and 10.7 in Brazil.

       According to Pyramid Research, the wireline local telephony market represents approximately 50.0% of Mexico's total telecommunications market, when measured by revenues, and generated approximately U.S.$3.4 billion of revenue in 1998. The business segment represents approximately 25% of the local telephone market, with the balance accounted for by the residential segment.

Projected growth trends

       With the introduction of competition in the Mexican telecommunications market, teledensity rates and line usage are expected to increase substantially. Teledensity rates are expected to increase from approximately 10.2 telephone lines per one hundred inhabitants at the end of 1998 to approximately 11.0 lines per one hundred inhabitants at the end of 1999. According to Pyramid Research, between 1999 and 2003, lines in service in Mexico are expected to increase from
10.9 million to 18.1 million, a compound annual growth rate of approximately 13.4%. During the same period, teledensity rates are expected to increase from
11.0 lines per one hundred inhabitants in 1999 to 16.8 lines per one hundred inhabitants in 2003. In addition, wireless subscribers are estimated to increase at an annual compound growth rate of 13.5% between 1999 and 2003.

       According to Pyramid Research, local, domestic long distance and international long distance services revenues are expected to experience 15%, 11% and 11% compound annual growth rates, respectively, between 1999 and 2003. Total local wireline telephony revenues in Mexico are expected to increase from U.S.$3.4 billion in 1998 to U.S.$6.1 billion in 2003. This growth is expected to result from a marked increase in the number of lines in service and a slight increase in local service rates.

                          SUPERVISION AND REGULATION OF
                     THE MEXICAN TELECOMMUNICATIONS INDUSTRY

CURRENT REGULATORY ENVIRONMENT

General

       The telecommunications industry in Mexico is subject to the New Telecommunications Law (Ley Federal de Telecomunicaciones) which was enacted in 1995. However, certain rules set forth under the Ley de Vias Generales de Comunicacion, the Reglamento de Telecomunicaciones and the rules promulgated thereunder, generally remain effective and are referred to as the Old Telecommunications Law.

       Under the New Telecommunications Law, the Mexican telecommunications industry is regulated for administrative and operational matters by COFETEL (Comision Federal de Telecomunicaciones). COFETEL was created in 1996 as an autonomous entity from the SCT to regulate and promote the efficient development of the telecommunications industry in Mexico. COFETEL is responsible for, among other things:

       - enacting regulations and technical standards for the telecommunications industry;

       - ensuring that holders fulfill the terms of their concessions and permits;

       -      suspending operators without concessions;

       -      resolving interconnection controversies between competitors; and

       -      maintaining a registry of applicable rates.

       The SCT retains the authority to grant all concessions and permits. COFETEL makes recommendations to the SCT on major issues, such as amending existing telecommunications laws, allocating spectrum frequencies, granting, transferring, renewing or revoking concessions and applying penalties for concession violations. The SCT has final decision making power on these issues. Once a final decision is made, COFETEL implements the related regulations.

Concessions and permits

       General. To provide public telephony services in Mexico through a public network, a service provider must first obtain a concession from the SCT. Pursuant to the New Telecommunications Law, concessions for public networks may not exceed a term of 30 years, and concessions for spectrum frequencies may not exceed a term of 20 years. Generally, concessions may be extended for a term equivalent to the term for which the concession was originally granted. Concessions specify, among other things:

       - the type and technical specifications of the network, system or services that may be provided;

       -      the allocated spectrum frequencies, if applicable;

       - the geographical region in which the holder of the concession may provide the service;

       -      the required capital expenditure program;

       -      the term during which such service may be provided;

       - the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession; and

       -      any other rights and obligations affecting the concession holder.

       In addition to concessions, the SCT may also grant permits for the following:

       -      installing, operating or exploiting transmission-ground stations;
              and

       -      providing telecommunications services as a reseller.

       There is no legally mandated maximum term for these permits, unless specifically stated in the permit. Under the New Telecommunications Law, a company needs to register the rates for the telecommunications services that it wishes to provide with COFETEL in order to be able to provide them to the public.

       Ownership restrictions. Under the New Telecommunications Law and the Mexican Foreign Investment Law (Ley de Inversion Extranjera), concessions may be granted only to:

       -      Mexican individuals; and

       - Mexican corporations (1) in which non-Mexicans own 49% or less of the full voting stock and (2) which are not otherwise controlled by non-Mexicans.

       However, in the case of concessions for cellular communications services, foreign investment participation may exceed 49% of the voting stock with the prior approval of the Mexican Foreign Investment Commission of the Mexican Ministry of Commerce (Secretaria de Comercio y Fomento Industrial).

       Pursuant to the Foreign Investment Law, the Mexican Ministry of Commerce may also authorize the issuance of non-voting or limited-voting stock (also known as "neutral shares") that are not counted for purposes of determining the foreign investment percentage of a Mexican corporation under the Mexican Foreign Investment Law. Any share transfers in violation of these foreign ownership requirements are invalid under Mexican law.

       Transfer. Concessions are transferable, after the first three-year period of the concession, if the SCT approves the transfer of the concession title, the assignee agrees to comply with the terms of such concession, and such a transfer does not violate the foreign ownership requirements of the New
Telecommunications Law and the Mexican Foreign Investment Law.

       Termination. A concession or a permit may be terminated pursuant to the New Telecommunications Law upon the following events:

       -      EXPIRATION OF ITS TERM.

       -      RESIGNATION BY THE CONCESSION HOLDER OR THE PERMIT HOLDER.

       - REVOCATION. A concession or a permit may be revoked prior to the end of its term under certain circumstances, such as:

              - failure to exercise the rights of the concession within 180 days;

              - failure to provide interconnection services with other holders of telecommunications concessions and permits without just cause;

              - loss of the concession or permit holder's Mexican nationality;

              - unauthorized assignment, transfer or encumbrance of the concession or permit;

              -      unauthorized interruption of service;

              - taking any action that impairs the rights of other concessionaires or permit holders;

              - failure to comply with the obligations or conditions specified in the concession or permit; and

              - failure to pay to the Mexican government its fee for the concession or, where applicable, its participation in the revenues of the holder of the concession.

       The SCT may revoke a concession for violations of any of the circumstances referred to in the first four instances above. Under the last four instances above, the SCT would have to fine the concessionaire at least three times for the same failure before moving to revoke a concession.

       - EXPROPRIATION. The Mexican government has the statutory right to permanently expropriate any telecommunications concession and claim any related assets for reasons of public interest. Under Mexican law, the Mexican government is obligated to compensate the owner of such assets in the case of a statutory expropriation. The amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the amount appraised, such party may initiate judicial action against the government. In such a case, the relevant judicial authority will determine the appropriate amount of compensation to be paid. We are not aware of any instance in which the SCT has exercised its expropriation rights in connection with a telecommunications company.

       -      DISSOLUTION OR BANKRUPTCY OF THE CONCESSION HOLDER OR THE PERMIT
              HOLDER.

       Temporary seizure. The Mexican government, through the SCT, may also temporarily seize all assets related to a telecommunications concession or permit in the event of a natural disaster, war, significant public disturbance, threats to internal peace or for economic reasons or for other reasons related to national security. If the Mexican government temporarily seizes such assets, except in the event of war, it must indemnify the concession holder for all losses and damages, including lost revenues. We are not aware of any instance in which the SCT has exercised its temporary seizure powers in connection with a telecommunications company.

Rates for telecommunications services

       Under the Old Telecommunications Law, the SCT's approval was required for setting the rates charged for all basic local, long distance and certain value-added local and long distance telecommunications services. Historically, the SCT permitted rate increases based on the cost of service, the level of competition, the financial situation of the carrier and certain macroeconomic factors. Carriers were not allowed to discount the rates authorized by the SCT, although operators occasionally waived activation fees on a promotional basis. Interconnection rates also required SCT approval. Rates for private dedicated circuit services through microwave networks and private networks through satellites were not regulated under the Old Telecommunications Law.

       Under the New Telecommunications Law, rates for telecommunications services (including local, cellular and long distance services) are now freely determined by the providers of such services, except that such rates may not be set below a service provider's long-term incremental cost.

       In addition, COFETEL is authorized to impose specific rate, quality and service requirements on those companies determined by the Federal Antitrust Commission (Comision Federal de Competencia) to have substantial market power pursuant to the provisions of Mexico's antitrust statute. All rates for telecommunications services (other than value-added services) must be registered with COFETEL prior to becoming effective. The New Telecommunications Law prohibits telecommunications providers from cross-subsidizing among their services and requires that they keep separate accounting for each of their services.

       Recently, the Mexican Antitrust Commission found that Telmex has substantial market power as defined under Mexico's antitrust statute and, accordingly, COFETEL must determine whether it will regulate Telmex as a dominant carrier. Telmex has obtained a provisional injunction against potential COFETEL actions to regulate Telmex as a dominant carrier.

OUR CONCESSIONS

Local telephony

       We obtained our wireline local telephony concession in February 1997, which was amended in September 1999 to, among other things, expand the areas of coverage. The concession, which is not exclusive, grants us the right to provide business, residential and public wireline local telephony services in Mexico City and 115 cities and towns in the Gulf region, which include, among others, the cities of Puebla, Veracruz, Tampico, Coatzacoalcos, Reynosa, Merida, Cancun, Campeche, Chetumal, Ciudad del Carmen and Tuxtla Gutierrez. Our wireline local telephony concession has a term of 30 years and may be renewable for up to an equivalent period provided we have complied with all its terms.

       The concession expressly permits us to provide the following services:

       -      basic local telephony;

       - the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

       - the purchase and lease of network capacity from other carriers, including the lease of digital circuits;

       -      value-added services;

       -      operator services;

       - data, video, audio and video conference services, except for cable or other restricted television, continuous music or digital audio;

       -      credit or debit telephone cards; and

       -      public telephony.

       The concession does not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

       The concession requires us to comply with service quality specifications and to install infrastructure on the basis of a predetermined schedule. According to this schedule, we must install at least an aggregate of 464 kilometers of wired infrastructure in at least 115 cities and towns in the Gulf region and in Mexico City by the end of 2003. We are currently in compliance with all the material terms of the concession.

       The failure to comply with the terms of the concession could result in a revocation of the concession. See -- "Concessions and permits -- Termination." As of June 30, 2000, the level of fines, which are based on a multiple of the Mexican minimum daily salary, ranged from Ps.75,800 to Ps.3,790,000, depending on the nature of the infraction.

Long distance

       We obtained our nationwide long distance concession in February 1997, concurrently with our local telephony concession. Our nationwide long distance concession also has a term of 30 years and may be renewable for up to an equivalent period provided we have complied with all its terms.

       The concession expressly permits us to provide the following services:

       - carry switched traffic between long distance centers that do not belong to the same local centers and that requires the use of a dialing prefix for its routing;

       - the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

       -      the purchase and lease of network capacity from other carriers;
              and

       -      nationwide and international long distance telephony.

       The concession expressly prohibits the following services:

       - those which require a concession for frequency bands of the radio electric spectrum for specific uses;

       - those which require a concession to occupy and exploit geostationary orbital positions and satellite orbits assigned to Mexico;

       - those which require a concession to operate radio or television broadcasting systems; and

       -      cable or other restricted television.

       The concession does not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

       The concession requires us to comply with service quality specifications and to install infrastructure on the basis of a predetermined schedule. According to this schedule, we must provide nationwide long distance service in at least 115 cities and towns in the Gulf region and in Mexico City by the end of 2003. Of these, we must:

       -      install our own fiber optic infrastructure to link eight cities;
              and

       - provide service in 117 towns and cities using our own or leased infrastructure.

We are currently in compliance with all the material terms of the concession.

       The failure to comply with the terms of the concession could result in the revocation of the concession and the loss the Ps.6.9 million performance bond previously issued to the SCT. As of June 30, 2000, the level of fines, which are based on a multiple of the Mexican minimum daily salary, ranged from Ps.75,800 to Ps.3,790,000, depending on the nature of the infraction.

Microwave transmissions

       Point-to-point. In October 1997, we were awarded seven nationwide point-to-point microwave concessions. These concessions cover:

       -      two consecutive bands in the 15 GHz, 56 MHz bandwidth range;

       -      three consecutive bands in the 23 GHz, 56 MHz bandwidth range; and

       -      two consecutive bands in the 23 GHz, 100 MHz bandwidth range.

       These concessions, which were issued in June 1998, have a term of 20 years. COFETEL will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. The concessions require us to provide available capacity to the general public.

       These concessions do not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

       Point-to-multipoint. In October 1997, we were awarded three regional point-to-multipoint microwave concessions covering Regions 3, 5 and 8, which include states in the north and southeast of Mexico, and covering the 60 MHz band in the Gulf region.

       These concessions, which were issued in April 1998, have a term of 20 years. COFETEL will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. These concessions require us to install a network and offer service to at least 30% of the population in each region by the end of the second year after the issuance of the concession. However, we have obtained from COFETEL an extension to April 2000.

       These concessions do not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

INTERCONNECTION

       In accordance with the Mexican telecommunications laws, all local telecommunications carriers are required to provide interconnection to each local, long distance and cellular carrier operating in Mexico.

       All terms of interconnection (such as point of interconnection) are negotiated between telecommunications carriers under COFETEL's supervision. Should telecommunications carriers be unable to agree on the terms of interconnection (including rates) after a certain period of negotiation, either carrier may request COFETEL to resolve any interconnection term at issue. Telecommunications carriers are prohibited from adopting discriminatory practices in the application of rates or any other terms of interconnection.

Local interconnection

       In November 1998, we entered into an interconnection agreement with Telmex. This agreement calls for reciprocal interconnection rates for local-to-local services. The interconnection rate, which is adjusted for inflation, was Ps.0.3115 per minute for the month of June 2000.

       This agreement was amended in February 1999 to incorporate a "bill and keep" feature through September 15, 2002, provided we maintain a significant percentage of residential users. Under the "bill and keep" arrangement, if the imbalance between calls originated by Telmex and terminated by Maxcom and calls originated by us and terminated by Telmex during a month does not exceed a predetermined percentage, then no interconnection fee amounts are payable by the net user of interconnection services. If the imbalance is greater than the predetermined percentage, then the net user must pay interconnection fees related to services in excess of the predetermined percentage. The predetermined percentage through September 15, 2000 is 40%, from September 16, 2000 to September 15, 2001 is 25% and from September 16, 2001 to September 15, 2002 is 15%. In addition, if the imbalance exceeds 70% in any given month, the "bill and keep" feature will not apply for that month.

       If we fail to maintain a significant percentage of residential users, then the "bill and keep" arrangement will be terminated and COFETEL may apply asymmetrical interconnection rates. COFETEL has not yet defined what constitutes a "significant percentage of residential users."

       Through June 30, 2000, no material interconnection fees have been paid.

Mobile interconnection

       We have also signed reciprocal interconnection agreements with Radiomovil Dipsa, S.A. de C.V., commonly known as Telcel, a wholly-owned subsidiary of Telmex, several subsidiaries of Grupo Iusacell, S.A. de C.V. , and with Pegaso Communicaciones y Sistemas, S.A. de C.V., commonly known as Pegaso. Telcel and Grupo Iusacell are the first and second largest mobile telephony service providers in Mexico, respectively. Telcel is a nationwide cellular operator, while Grupo Iusacell provides cellular mobile services in central Mexico. Pegaso is a nationwide PCS mobile operator.

       For the month of June 30, 2000, the interconnection fees with these carriers were Ps. 0.3115 per minute for mobile to wireline interconnection and Ps.1.90 per minute for wireline to mobile interconnection under the "calling party pays" mode. The interconnection fee for wireline to mobile interconnection outside of the "calling party pays" mode was Ps. 0.3115. The interconnection agreements, provide that transit from Telmex may be used at a rate per minute which was Ps. 0.0605 for the month of December 1999.

Long distance interconnection

       Long distance carriers are required to ensure call termination by providing transit and direct/or indirect interconnection. Since we view long distance services as a complement to our core local telephony business, we give our customers the option to use our long distance services or those of other providers. As a result, we grant long distance carriers the option to pick up calls at our facilities.

       We have requested interconnection from all long distance carriers. To date, only Telmex, Bestel, S.A. de C.V. and Iusatel, S.A. de C.V., the long distance subsidiary of Grupo Iusacell, have agreed to provide interconnection. We have filed a complaint with COFETEL against six other long distance carriers who have refused to provide interconnection and expect a resolution by October 2000.

       We currently provide our long distance service to our local telephony customers through our own network and leased facilities.

                                    BUSINESS

THE COMPANY

       We are a growing facilities-based telecommunications company operating in the competitive local exchange carrier market in Mexico. We commenced commercial operations on May 1, 1999. We are focused on developing our network and support infrastructure required to provide local as well as long distance and other value-added services to targeted businesses and residential customers within our concession areas. We believe that our concession areas, which include Mexico City, the City of Puebla and a number of other cities along Mexico's Gulf Coast, are attractive from a telecommunications growth perspective, due to the combination of a relatively large population, low subscriber line penetration and strong economic growth. We anticipate a large and growing demand for telephony services in these regions. As of June 30, 2000, we have installed 26,071 lines for 3,442 customers.

       We position ourselves as a single-source provider of telecommunications services to our customers. In addition to our existing local, long distance and data services, we offer value-added products such as digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services.

       In order to support our market positioning, we follow a marketing strategy that is focused on differentiating ourselves from competitors. A key element in this strategy is superior customer service, centered on what is most important to our customers. According to our market research, our target customers value highly, among other things, around-the-clock customer care availability, rapid-response time and timely and accurate billing. We emphasize that we speak the "same language" as our customers, acting as their partner in educating them about product offerings and providing reliable services to suit their growing needs. We have implemented a branding strategy to reaffirm this message and to strengthen our name recognition. Our order backlog was approximately 13,500 lines at June 30, 2000.

       The Mexican government has announced that the increase in teledensity rates is one of its top priorities. To help foster this growth, in February 1997, we were awarded Mexico's first competitive wireline local/long distance telephony concession, which covers the Federal District of Mexico and over 100 cities and towns in the Gulf region, and has a term of 30 years. Our concession was expanded in September 1999 to cover over 80% of the Greater Mexico City area, and a total of 115 cities and towns in the Gulf region. Mexico City, with a population of approximately 20 million people, is one of the world's most heavily populated metropolitan areas. The Gulf region has the greatest concentration of oil, natural gas and maritime industries in Mexico. We were also awarded a nationwide point-to-point and three regional point-to-multipoint microwave concessions in October 1997, each for 20 years.

       The construction of our telecommunications network is based on a smart-build, customer-driven, modular platform that utilizes a combination of fiber optic, copper wire and microwave transmission technology. This methodology enables us to provide service quickly to our target markets, reduces the time lag between the incurrence of capital expenditures and the generation of service revenues and increases flexibility to accommodate a changing market environment. To operate our network, we have constructed two central switching offices located in Mexico City and the City of Puebla, with a 170-kilometer fiber optic link connecting the two cities. As of December 31, 1999, we had in service two state-of-the-art Lucent Technologies 5ESS switches.

       We believe that the combination of our attractive wireline and microwave concession areas, our smart-build network construction strategy, our position as a customer service-oriented provider and our state-of-the-art network will allow us to benefit from the expected growth of the Mexican telecommunications industry.

COMPETITIVE STRENGTHS

       We believe we have a number of key strengths that will enable us to capture an increasing share of the growing Mexican local telephony market.

Early mover advantage

       We began commercial operations on May 1, 1999. In our markets, we are currently the only alternative to Telmex in providing wireline local telephony services to small and medium-sized businesses and middle and high-usage residential customers. By starting earlier than other new entrants in our concession markets, we are able to:

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

       - be the first to service the most attractive concentrations of potential lines, which we refer to as "clusters;"

       - secure access to the most convenient public and private rights of way routes;

       - operate in a limited competitive environment in the Gulf region with relative pricing stability; and

       - develop customer loyalty and brand awareness by educating consumers about our service offerings and telecommunications services in general, and by offering superior customer service.

Proven state-of-the-art technology with flexible last-mile connectivity

       Our network utilizes a combination of proven technologies that enable us to provide state-of-the-art services and flexibility in providing last-mile connectivity to both business and residential customers. We currently use fiber optic, copper wire and microwave transmission technology to enable us to quickly access and service our targeted markets. This network is supported by state-of-the-art 5ESS switching technology provided by Lucent Technologies. We are also investing in the latest operational support systems from leading hardware and software providers such as Metasolv, Ericsson/Hewlett-Packard and Kenan Systems. This technology platform is designed to allow us to deliver services in a more automated, efficient manner.

One-stop shopping

       We offer our customers an integrated bundle of services that includes local, long distance, data transport and other value-added services, and expect to provide digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services. We are the first telecommunications provider in Mexico other than Telmex capable of delivering an integrated local and long distance service to our customers. In addition, we are currently the only telecommunications company in Mexico capable of providing services from a central switching location using centrex technology. We believe that our broad capabilities provide us with a competitive advantage in meeting the demands of Mexican customers for one-stop shopping of telecommunications services.

Highly respected equity and technical sponsorship

       We are supported by a highly respected base of equity and technical sponsors experienced in the Mexican market and the telecommunications industry. Members of the Aguirre Gomez family, our principal controlling shareholders, have substantial experience in the Mexican communications industry through their past participation in Grupo Radio Centro, S.A. de C.V., a leading broadcaster. CT Global Telecommunications Inc., another of our principal shareholders, is a wholly-owned subsidiary of CT Communications, Inc., a full service local and long distance telecommunications provider in the state of North Carolina in the United States. CT Global Telecommunications provides us with operational support, including highly qualified technical and management personnel. Additional equity sponsors include experienced Latin American and telecommunications investors such as BankAmerica International Investment Corporation, BancBoston Investments, Inc., Bachow Investment Partners III, L.P. and Latinvest Strategic Investment Fund, L.P.

STRATEGY

       We intend to capitalize on our competitive strengths to become a leading telecommunications provider in our markets in Mexico. Our strategy to achieve this objective includes the following components:

Capture unmet demand for telephony services

       We seek to capture unmet demand by targeting small and medium-sized businesses and middle and high-usage residential customers that are looking to expand their telecommunications capacity or that do not currently receive the type of products and services we offer. We believe that the potential for expansion in the Mexican telecommunications market is significant given the current low teledensity rate, which was 10.2 telephone lines per 100 inhabitants at the end of 1998, the increasing level of competition and the continued development of the Mexican economy.

Focus on Mexico City and the Gulf region

       According to Pyramid Research, the Mexican telecommunications market, based on lines in service, is expected to grow in excess of 10% per year for the years 2000 to 2003. Despite recent growth, there is still substantial unmet demand for telecommunications services, including in the cities and towns covered by our concessions.

       MEXICO CITY is one of the most densely populated cities in the world and has a low teledensity rate when compared to other major cities in Europe and the United States. We plan to focus on Mexico City because it is the largest telecommunications market in Mexico. Within the city, the Federal District alone represented approximately 24.3% of the national market in terms of lines installed at the end of 1997, but suffers from a very large unmet demand for telephony services.

       THE GULF REGION includes, in addition to the city of Puebla, among others, the cities of Tampico, Veracruz, Reynosa, Campeche, Chetumal, Cancun, Ciudad del Carmen, Merida, Coatzacoalcos and Tuxtla Gutierrez, and has an aggregate population of approximately 10.0 million people. We plan to focus on the Gulf region because of its potential for growth given that:

       - the Gulf region is a significantly underserved market, with a teledensity rate of approximately 6.0 telephone lines per 100 inhabitants;

       - the Gulf region has the greatest concentration of oil, natural gas and maritime industries in Mexico; and

       - this region has not been an area of initial focus of potential competitors, allowing us to operate in a limited competitive environment.

Build our network on a demand-driven, modular basis

       We build our network based on customer demand. We first identify clusters in our concession cities and towns through various market research techniques. We then carry out the network buildout in tandem with increased sales and promotional efforts targeted at customers within the cluster. This parallel track minimizes the time lag between the incurrence of capital expenditures and the generation of service revenues, and allows a choice of technology and construction method based on the particular needs of the cluster. We refer to this approach as our "smart-build" strategy.

Differentiate product offerings based on features and price

       We believe that we can differentiate ourselves from competitors by offering a variety of product features that meet the specific needs of our customers. In the process, we seek to develop customer loyalty and brand awareness by informing consumers about the telecommunications services that we offer and by helping them to differentiate between the various telecommunications services available in the market. In particular, we are currently the only provider of centrex services in Mexico. We also seek to offer our services at prices that are between 5% and 15% lower than the prevailing market price in order to build our customer base.

Build brand identity based on customer focus and service excellence

       We emphasize the importance of value and high-quality customer care. Our marketing program is built around the Su Tono (Your Tone) campaign, which positions us as a telecommunications company that understands the needs of its customers and strives to deliver a broad menu of services quickly and efficiently. This is reflected in our decision to use a combination of proven technologies and the investment in the latest operational support systems which can address the particular needs of our customers. Our commitment to provide high-quality service was demonstrated in June 1999 when an earthquake hit the City of Puebla and disabled communication lines. We were able to provide telecommunications access to the City Government building and a major hospital within 24 hours.

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

OUR MARKETS

Concession areas

       In February 1997, we were awarded the first concession for competitive local wireline telephony services in the Federal District of Mexico and in 110 cities and towns in the Gulf region. In September 1999, we received the approval of the SCT and COFETEL to provide local telephony services in several municipalities contiguous to the Federal District, which are part of Mexico City, as well as in selected additional cities in the Gulf region. The following map of Mexico indicates the principal cities covered by our concession:

                                      [MAP]

     EXISTING MARKETS
---------------------------

1        Mexico City

2        Puebla


       PLANNED MARKETS
---------------------------

3        Reynosa

4        Tampico

5        Veracruz

6        Coatzacoalcos

7        Tuxtla Gutierrez

       Our area of coverage includes Mexico City, which has the greatest concentration of service and manufacturing industries and is also the center of Mexico's public and financial services sectors. According to the Mexican National Institute of Statistics, Geography and Information (Instituto Nacional de Estadistica, Geografia e Informatica), in 1997, Mexico City had a population of approximately 20 million people. Although Mexico City has the highest teledensity rate in Mexico, at approximately 16.1 telephone lines per 100 inhabitants, we believe that significant unmet demand for high-quality, local telephony services in Mexico City remains. We commenced commercial operations in Mexico City on May 1, 1999.

       We have also commenced commercial operations in the City of Puebla. Puebla is the fourth largest city in Mexico, with a population of approximately
1.7 million people in 1998. Puebla is also one of the largest automobile production centers in North America.

       As of June 30, 2000, we had 21,539 installed lines and an order backlog of 11,986 lines in Mexico City and 4,532 installed lines and an order backlog of 1,526 lines in the City of Puebla.

       The Gulf region includes, in addition to the City of Puebla, among others, the cities of Veracruz, Tampico, Reynosa, Merida, Cancun, Chetumal, Campeche, Ciudad del Carmen, Coatzacoalcos and Tuxtla Gutierrez, which have an aggregate population of approximately 10.0 million people. The Gulf region has the greatest concentration of oil, natural gas and maritime industries in Mexico. The Gulf region is a significantly underserved market, with a teledensity rate of approximately 6.0 telephone lines per 100 inhabitants. We believe that this region has not been an area of initial focus of potential competitors. As a result, we believe we will operate in a limited competitive environment.

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

       We are currently assessing when to commence operations in other major cities in the Gulf region such as Veracruz, Tampico and Reynosa. We anticipate that operations will be commenced only after we have established a strong position in the Federal District and in the City of Puebla.

Clusters

       We have developed a comprehensive marketing strategy that starts by identifying city areas with the largest potential for new lines, which areas we refer to as "clusters." We use a variety of techniques to identify potential clusters, including canvassing, plotting of potential clusters and database marketing. Once a cluster is identified, a map of the geographic area is produced and the cluster is defined. A cluster becomes the basis for network design and deployment and for the launching of focused field sales efforts.

       Our cluster strategy is divided into three stages:

       - IDENTIFY CLUSTERS through market research. Our market research is designed to identify small- and medium-sized businesses and medium- and high-usage residential consumers. Once we identify potential customers and the clusters or single sites (such as apartment buildings) within which these potential customers are located, we design the deployment of the access network to cover these clusters.

       - DEVELOP CLUSTERS through the implementation of a sales plan for each cluster based on our network deployment schedule. We promote our services at the same time that we are building the network.

       - FILL OUT CLUSTERS by offering our services to all customers within the cluster.

OUR NETWORK

Buildout strategy

       We build out our network on a modular basis. Once a cluster has been identified, we build our network in tandem with our sales efforts within the cluster. This approach provides greater flexibility and minimizes the time lag between the incurrence of capital expenditures and the generation of service revenues. As of December 31, 1999 we had invested Ps.845.2 million to build our network, excluding cumulative preoperating expenses of Ps.265.6 million.

Network backbone

       At June 30, 2000, our network backbone consisted of one owned 170-kilometer fiber optic link between Mexico City and the City of Puebla with a Lucent Technologies 5ESS digital switch in each city and an optical regenerator at the halfway point. Our switch in Mexico City is connected to two different nodes in the city's public switched network by leased fiber capacity. Our switch in Puebla is connected to the City of Puebla public switched network by leased fiber capacity. We also lease facilities to connect to long distance networks.

       In June 2000, we finished constructing a fiber optic ring in the City of Puebla. We also acquired six strands of dark fiber for approximately 175 kilometers in metropolitan rings in Mexico City and obtained an option for additional capacity in fiber optic rings also in Mexico City. In addition, the infrastructure is in place to provide local telephony service to five towns located along our Mexico City-City of Puebla fiber optic link.

Last-mile connectivity

       The last-mile connectivity portion of our network is comprised of a mix of wireline and wireless access technologies. We use point-to-point microwave transmission technology for fast deployment to single site locations and to provide backbone to clusters. We have point-to-point frequencies in the 15 and 23 GHz band. We also have a point-to-multipoint concession for the 10.5 GHz band covering a portion of the Gulf region. We do not currently use this concession but may use it in the future to provide last-mile connectivity to our customers.

       We also use wireline access to provide service to clusters. Clusters generally have an area ranging between one and six square kilometers. An average of 25 kilometers of cable plant is required to provide facilities within the clusters. We use the following two types of outside plant facilities:

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

       - COPPER FACILITIES. Copper wire feeder and distribution facilities are placed from the host or remote site along rights of way, either aerial or underground. Aerial is the preferred method based on cost of construction. Underground cable is placed using either the open trench or directional boring methods of construction. The size of the cable laid is based on the anticipated number of customers in the cluster forecasted by our marketing research. We also integrate fiber optic facilities in the distribution plant to allow us to provide broadband services.

       - PAIR GAIN FACILITIES. Fiber optic cable is used in some instances to serve pair gain units and copper distribution facilities depending on the economics and governmental restrictions relating to underground placement. The size of the copper distribution cable is described above.

Switching

       We have a Lucent Technologies 5ESS digital switch in each of Mexico City and the City of Puebla. Our switch in Mexico City is currently engineered for 65,000 lines and equipped for 9,200 lines, while our switch in the City of Puebla is engineered for 16,000 lines and equipped for 2,500 lines. Equipped capacity is expanded modularly and at incremental costs according to customer demand.

       The switches are capable of providing analog lines, E1 digital lines, digital high-speed data services, centrex services and operator-assisted services. In addition, they can provide private analog lines, private clear-channel digital lines, data transmission and value-added services such as abbreviated dialing, conference, call back, calling number display, call waiting, hot line, hunt group and voice mail, among others.

Operational support systems

       We have a network operations and control center in Mexico City which oversees, administers and provides technical support to all service areas. Our center, which uses Hewlett Packard hardware and Lucent Technologies software, allows us to manage a multi-vendor network, and has the ability to monitor switching, transmission and microwave elements simultaneously and provide automatic trouble identification.

       Our operational support systems are designed to allow us to differentiate ourselves in the marketplace by being able to:

       -      offer a flexible, large selection of services;

       -      provide tailored service packages;

       -      quickly introduce products and services;

       -      deliver near real-time activation and disconnection;

       -      deliver a high quality of service;

       -      minimize activation errors; and

       -      provide accurate and timely billing services.

       Our information technology strategy is to implement operational support systems possessing a high level of functionality and flexibility from the service order to the delivery of customer invoices. The systems include the following functional features:

       -      Spanish language support for invoices and documentation;

       - a high degree of integration between a small number of operational support systems components;

       -      flow-through of information, provisioning and service activation;

       -      capabilities to monitor, manage and resolve network problems; and

       -      allowance for growth on a modular scalable basis.

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

OUR SERVICES

General

       Our primary focus of service is local telephony, particularly the provision of high-quality, flexible last-mile connectivity to small and medium-sized businesses and middle and high-usage residential customers. We offer long distance service as an integrated value-added service for our local telephony customers. We do not offer our long distance service separately from our local telephony service. In addition, although not required by Mexican regulation, we give our local telephony customers the option to choose either our long distance services or those of other carriers. As of June 30, 2000, over 90% of our subscribers have also chosen our long distance services.

       We are currently capable of providing value-added services such as: call waiting, call forwarding, three-way calling, call barring and multi-line hunting. We plan to introduce other value-added services such as fixed destination code, hot line, caller identification and alarm call service within a year. We also provide digital high-speed connectivity and Internet access.

Service products

       We seek to offer high-quality telephony services combining (1) prices that are between 5% and 15% below current market levels, (2) a wide range of value-added solutions, and (3) superior customer service. The following are the service products we currently offer to our customers:

       - RESIDENCIAL LINEAMAX. This is a service for residential customers that provides a high-quality telephone line. The value-added solutions offered under this product include voice mail, call waiting, call forwarding, three-way calling, call blocking, speed dialing and unlisted numbers.

       - COMERCIAL LINEAMAX. This service, which is offered to business customers, is identical to Residential LineaMax except that it also includes multi-line hunting.

       - CENTRALMAX. This service provides business customers with all the functions of a private branch exchange using centrex technology, without having to acquire and maintain the equipment. The solutions offered under this product include call waiting, call forwarding, three-way calling, direct inward dialing, direct outward dialing, intercom dialing, call transfer, speed dialing, call hold, call pick up, outgoing call barring, single digit access to attendant and distinctive ringing. Optional solutions include voice mail, multi-line hunting and attendant services.

       - LARGA DISTANCIA LINEAMAX. This service provides domestic and international long distance.

       - TRONCALMAX DIGITAL. This service provides digital trunks for business customers that need highly reliable access to and from the public telephone network through their existing private branch exchange. This service is sold in groups of 30 individual trunks. The groups can be configured with direct inward dial (DID), direct outward dial (DOD) or main telephone number assignments.

       We plan to offer the following service products to our customers in the future in order to capitalize on the significant data applications growth expected in Mexico.

       - DIGITAL PRIVATE LINES. We expect that our private lines will be highly reliable dedicated circuits between two or more physical locations. They are designed to integrate voice, data and video private networks over a single physical link. Digital private lines are in effect leased lines for exclusive/private use with no limitations in usage, available 365 days a year, with no restrictions in amount of traffic.

       - ATM. High speed connection-oriented communications service which creates a faster, more efficient way to transmit high volumes of information. It provides low-delay networking for bandwidth intensive applications. ATM uses logical connections to provide quality of service guarantees for the different types of information: data, video, image, and voice, over local area networks (LANs) and wide area networks (WANs). It is suited for data intensive business applications that require near real time mixed media communications among multiple locations.

       - FRAME RELAY. Fast packet, connection oriented data service. It provides configuration flexibility, high speed interfaces, and a framework for integrating network architectures, LAN to LAN/WAN interconnection, Internet connectivity, and voice and/or video communications under some circumstances. Frame relay service supports speeds up to 2Mbps over a single physical access link, with multiple logical permanent virtual circuits established between network interfaces at customer locations.

       - XDSL. Digital subscriber line is a transmission service that turns ordinary telephone lines into high speed data connections. It is a digital data service that provides telecommuting capabilities at speeds much faster than standard modems. With xDSL it is possible to have secure, dedicated links to the Internet or a company's LAN at a high speed transmission.

       -      INTELLIGENT NETWORKS PLATFORM.

              - Virtual private networks provide customers with several telecommunications service such as simplified dialing, privacy and security of communications, control calls, over national and international private networks.

              - Free call services. This service allows subscribers to advertise a toll-free telephone number (the service number) for their customers or potential customers.

              - Calling cards. Calling cards provide the capability to offer subscribers the option of automatically billing their calls to an alternate account number. This service is typically provided as a convenience to subscribers that have a need to place calls when they are away from their homes or offices.

       - WEB SERVICES. Hosting of web applications, domain name administration, applications on demand, unified messaging services and small and medium business enablement content.

PRICING

       We generally seek to maintain our prices between 5% and 15% below our principal competition. We believe, based on an independent study of Mexican consumers on price elasticity commissioned from Brain, S.A. in January 1999, that once discounts offered by a local carrier exceed 18% customers start to perceive such carrier as being of low quality and/or unreliable. Our ability to introduce new products such as centrex services allows us to portray ourselves as value-added providers rather than price-cutters.

       We offer pricing plans that are simple in order to assure customers of the integrity of the billing process. Our pricing structure rewards long-term commitments by increasing discounts in relation to the length of the commitment. We also provide discounts to high-volume users and Internet service providers which are likely to generate a significant flow of calls that will terminate in our network.

       We periodically establish a one-time discount offer under which we waive installation charges for all new customers.

       We pay interconnection charges to other carriers on a per minute basis. However, the common practice in the Mexican market is to charge customers on a per call basis for local service. We seek to minimize the risk associated with this mismatch in terms of revenues and costs by targeting customers, such as radio stations and Internet service providers, who are likely to generate a significant flow of calls that will terminate in our network. Moreover, for long holding time customers, we have, in some cases, implemented a per minute charge plan to be consistent with our interconnection fees that are on a per minute basis.

MARKETING AND SALES

General

       We seek to develop brand name recognition by using our corporate name, logo and product names consistently to portray a unified image. We conduct publicity drives within target clusters and to high-volume business and residential users. In addition, well-known customers such as Lucent Technologies, BDO International and the Universidad Iberoamericana have lent their names to our promotion efforts. Periodically, we host telecommunications seminars to educate our target market and promote our services.

       In our promotional materials, we present ourselves as the "first option in local telephony," friendly, technologically savvy and with outstanding customer service. We emphasize that we are ready to join efforts with our customers to "grow together." We achieve this by educating our customers about the telecommunications offerings available that best suit their needs. As an extension of this idea, our advertising stresses the concept that we speak in the "same tone" as our customers.

       We seek to differentiate ourselves from our competitors by our pricing, consistent quality of service and speed of line activation. In addition, we also emphasize that we are able to provide a variety of value-added services not currently offered in the market such as centrex services.

Sales and distribution channels

       We focus our sales efforts within clusters using general promotion and direct sales. We promote our services primarily through advertisements on billboards and in-building promotions. As we commence the deployment of our network within a cluster, we intensify our promotion efforts through our direct sales force in such cluster.

       Our direct sales approach is to assign sales representatives or teams to locations within a cluster that have significant potential for customer growth. There are two types of locations within a cluster:

       - SINGLE-SITE LOCATIONS that have significant potential for our services; and

       - FIBER OPTIC/COPPER CABLE DISTRIBUTION ROUTES that will extend bi-directionally from host buildings along main routes with significant potential.

       As of June 30, 2000, we employed 54 salespeople. We assign our sales force based on territory, product or market segment, depending on their background and experience. The compensation structure for our sales force is tailored to attract and retain high achievers. Compensation has a base and a bonus component. The bonus component is comprised of commissions, targeted bonuses and special recognition payments, all of which are based on performance after taking churn into account. The bonus component is designed to equal the base salary for those who meet the sales goals. We believe that the incentive portion of our compensation structure is greater than that of our competitors, giving our sales force a better incentive to produce.

       Our sales force is recruited from other telecommunications providers and systems integrators. In addition, we recruit master's degree holders from Mexican universities. We believe that current labor market conditions in Mexico allow us to recruit high-quality individuals. Our sales force undergoes extensive training covering the industry of telecommunications, our products, our internal procedures and markets, sales, proposal preparation and presentation skills. In its sales effort, our sales force uses, among other things, multimedia presentation, corporate videos and corporate and product brochures.

       In addition to our sales force, we are developing other distribution channels, including store fronts, agents, distributors, outsourcing and telemarketing.

Customer service

       We seek to differentiate ourselves by providing superior and consistent customer service. Our customer service group is divided into three areas:

       - CENTRALIZED ANSWERING POINT. This area responds to calls to our main number in Mexico City and the City of Puebla. Many prospective and existing customers use our centralized answering point for all types of queries. Our hours of operation are 7:30 a.m. to 8:00 p.m. Monday through Friday.

       - CUSTOMER CARE CENTER. This center is available 24 hours a day, seven days a week and handles customer inquiries regarding area codes, rates, billing and line installation and changes.

       - SUPPORT OFFICE. Our support office performs a variety of functions in processing service orders including order entry for inventory control, service provisioning, service activation and customer billing.

       For the convenience of our customers, we have arranged for customers to pay their bills at the branches of three major Mexican banks. We also have customer walk-in centers, one in Mexico City and two in Puebla, to assist our customers with new service requests, bill payments and product information.

CREDIT, BILLING AND COLLECTION

       We carry out credit checks on all our potential business customers using a leading Mexican credit bureau. Based on the result of the credit check, we assign a credit risk rating to the business customer and, depending on the credit risk assignment, request a deposit, bond or standby letter of credit. Normally, for our business customers we require a three-month deposit, which is calculated based on the expected customer usage levels derived from customer profiling prepared by our sales force. For high-volume customers we may require higher deposits, and may collect on a weekly basis and undertake a closer monitoring of call activity.

       For our billing process, we use an Ericsson/Hewlett-Packard billing mediation platform and a Kenan Systems/Arbor billing platform interfaced with our customer service system. We collect our billing data from our switches using an X.25 data network, with magnetic tape as backup. We monitor collections and abnormal activity, do credit analyses and develop statistics using our Kenan Systems/Arbor billing platform. Also, we installed a state-of-the-art fraud management system in the last quarter of 1999.

       We perform four weekly billing cycles per month and invoice monthly on a staggered basis. We prepare and mail bills within five days after the close of each cycle. If a bill is more than two weeks past-due, we send the customer reminders by letter and phone. If the bill remains unpaid, we will restrict service to incoming calls only and eventually suspend service and forward our unpaid receivables to a collection agency or, if necessary, to a legal agency. Our maximum exposure for unpaid services is 12 weeks.

COMPETITION

       We compete primarily in the local telephony market on the basis of features, customer service and value. Our direct competitors are wireline and fixed wireless local telephony operators, although we also face competition indirectly from mobile wireless operators.

       We do not compete directly in the long distance market. Although we provide long distance service, we position such service as an integrated value-added service for our local telephony customers. As a result, we do not offer our long distance service separately from our local telephony service. In addition, although not required by Mexican regulation, we give our local telephony customers the option to choose either our long distance services or those of other carriers. Approximately, over 90% of our customers have chosen our long distance service.

Telmex

       Our main local telephony competitor is Telmex, the former government-owned telecommunications monopoly. Telmex has significantly greater financial and other resources than those available to us. In addition, Telmex has an established customer base which represents substantially all of the wireline local telephony lines in Mexico. We depend on Telmex for local interconnection.

       Our core strategy is to service underserved markets by targeting new customers that do not currently receive the type of products and services we offer. We estimate that seven out of ten lines that we will sell will be new lines rather than replacements for existing Telmex lines.

New entrants

       We expect to face competition in local telephony from new entrants that have been awarded concessions and which have just begun, or are expected to begin, commercial operations. The more significant of these entrants are Axtel, MCM Telecomunicaciones de Mexico, S.A. de C.V., Pegaso Comunicaciones y Sistemas, S.A. de C.V. and Sistemas Profesionales de Comunicacion, S.A. de C.V.

       Axtel was awarded a nationwide local telephony and long distance concession in June 1996, as well as fixed wireless local loop frequencies in the 3.4-3.7 GHz bandwidth range, in May 1998. Axtel commenced commercial services in the northern city of Monterrey in July 1999, in Guadalajara in early 2000 and in Mexico City in April 2000. We believe that Axtel seeks to target both business and residential customers.

       MCM Telecomunicaciones was awarded a wireline local telephony concession in July 1997. In addition, it has a point-to-point microwave frequency concession in the 23 GHz band range. MCM Telecomunicaciones operates currently in Mexico City and plans to commence operations in Guadalajara and Monterrey sometime in the year 2000. We believe that MCM Telecomunicaciones will focus on providing service to large corporate customers.

       Pegaso, which is a consortium that includes Sprint PCS and Leap Communications International, Inc., was awarded a mix of 30 and 10 MHz bandwidth concessions in the 1.9 GHz band, and PCS band concessions covering all of Mexico in June 1998. Pegaso initiated services in the City of Tijuana in northwestern Mexico in February 1999 and in Mexico City in late 1999. We believe that Pegaso plans to commence PCS services in Monterrey and Guadalajara sometime in 2000.

       Sistemas Profesionales de Comunicacion, commercially known as "Unefon," won nationwide concessions for fixed wireless local loop frequencies in the 1.9 GHz (PCS) and 3.4-3.7 GHz bands in May 1998. Unefon began commercial operations in Toluca in early 2000 and plans to commence operations in Mexico City later in the year.

       We expect to face significant competition from some of these new entrants in Mexico City. We believe that having already commenced operations in Mexico City gives us a significant advantage over these competitors in terms of brand name recognition, operations and line growth. We are not aware of any current plans by any of these competitors to provide local telephony services in the Gulf region in the near future.

PROPERTIES

       We currently lease the buildings and/or the land where our operations are carried out and our microwave transmission equipment and switching centers are located.

       We lease space for administrative offices in Mexico City and the City of Puebla. Our principal executive offices and headquarters are located in Mexico City in a modern building leased for a 15-year term expiring on September 30, 2013. This building is comprised of 70,500 square feet plus parking space and holds one of our Lucent Technologies 5ESS switches. Our offices in Puebla are leased for a 10-year renewable term expiring on March 25, 2008. Our offices in Puebla are comprised of 14,100 square feet and holds our other Lucent Technologies 5ESS switches.

       We also have a 10,700 square foot industrial warehouse in Mexico City leased for a 5-year term expiring on March 30, 2004. In addition, we lease more than forty other sites which are used as hosts or single site buildings and are located throughout Mexico City and Puebla. We believe that our facilities are adequate for our present needs and are suitable for their intended purposes.

EMPLOYEES

       As of June 30, 2000, through our wholly-owned employment subsidiary, Corporativo en Telecomunicaciones, S.A. de C.V., we had 406 employees. Of these, 35 employees were unionized and covered by the terms of a collective bargaining agreement we entered into with the National Union of Telecommunications, Communications, Cybernetics, Electric, Electronic and Similar Products Workers of the Mexican Republic (Sindicato Nacional de Trabajadores de Telecomunicaciones, Telefonia, Comunicaciones, Cibernetica, Productos Electricos, Electronicos, Similares y Conexos de la Republica Mexicana). This agreement is renewable every year and next expires on April 1, 2001. We have not experienced any strikes or work stoppages and believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

       We are not currently party to any material legal proceedings.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

       We have been advised by Santamarina y Steta, S.C., our special Mexican counsel, that no treaty is in effect between the United States and Mexico that covers the reciprocal enforcement of foreign judgments. Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden publico) have been complied without reviewing the merits of the subject matter of the case. Furthermore, we have been advised by Santamarina y Steta, S.C. that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

       Maxcom is a variable capital corporation (sociedad anonima de capital variable) organized under the laws of Mexico, and is headquartered, managed and operates outside of the United States. All of our directors and officers and some of the experts named in this prospectus reside outside the United States, principally in Mexico. A substantial portion of the assets of these persons and of our company is located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or Maxcom or to enforce against them in the United States a judgment obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws or other laws of the United States.

                                   MANAGEMENT

DIRECTORS

       Our Board of Directors currently consists of seven series A directors, two series B directors and four series N directors. The directors of each series of shares are elected annually at our ordinary general meeting of shareholders. Our Board of Directors is responsible for the management of our business. See "Description of Capital Stock." The current members of the Board of Directors of each series of shares were elected at the shareholders' meeting held on June 5, 2000. None of the members of the Board of Directors of any of the series of shares needs to be a shareholder. All board members hold their positions for one year and may be reelected. Under the Mexican Companies Law (Ley General de Sociedades Mercantiles), we are required to have at least one statutory auditor (comisario), who is elected by our shareholders at the annual ordinary general shareholders' meeting. The primary role of the statutory auditor is to report to our shareholders at the annual ordinary general shareholders' meeting regarding the accuracy, sufficiency and reasonable basis of the financial information presented to such shareholders by the Board of Directors.

       The following table presents information concerning our current directors (ages as of December 31, 1999):

NAME                                                               POSITION                       AGE
----                                                               --------                       ---
Adrian Aguirre Gomez.......................  Series A Director and Chairman of the Board           49
Maria Guadalupe Aguirre Gomez..............  Series A Director                                     51
Maria Trinidad Aguirre Gomez...............  Series A Director                                     39
Maria Elena Aguirre Gomez..................  Series A Director                                     47
Miguel Sepulveda Martinez..................  Series A Director                                     56
Gilberto Solis Silva.......................  Series A Director                                     53
Raul Guijarro de Pablo.....................  Series A Director                                     43
Michael R. Coltrane........................  Series B Director                                     53
Barry R. Rubens............................  Series B Director                                     41
Jacques Gliksberg..........................  Series N Director                                     41
Graeme Mills...............................  Series N Director                                     40
Salvatore A. Grasso........................  Series N Director                                     42
Hurdle H. Lea, III.........................  Series N Director                                     40

       Rosa Maria Palme Sierra, Raul Sanchez Rucobo, Gilberto Solis Aguirre, Adrian Aguirre Palme, Miguel Sepulveda Aguirre, Lourdes Suayfeta Saenz and Alberto Saavedra Olavarrieta are our Alternate series A directors. Thomas A. Norman and Richard L. Garner are our Alternate series B directors. Adrienne Kaga, Iain Whitfield, Paul S. Bachow and Christopher D. Meyn are our Alternate series N directors. Lourdes Suayfeta Saenz is the Secretary of the Board and Sergio Hernandez Gonzalez is our statutory auditor.

       Adrian, Maria Guadalupe, Maria Trinidad and Maria Elena Aguirre Gomez are siblings. Gilberto Solis Silva is the spouse of Maria Elena Aguirre Gomez. Raul Guijarro de Pablo is the spouse of Maria Trinidad Aguirre Gomez. Rosa Maria Palme Sierra is the spouse of Adrian Aguirre Gomez. Miguel Sepulveda Martinez is the spouse of Maria Guadalupe Aguirre Gomez. Adrian Aguirre Palme is the son of Adrian Aguirre Gomez and Rosa Maria Palme Sierra, Gilberto Solis Aguirre is the son of Gilberto Solis Silva and Maria Elena Aguirre Gomez and Miguel Sepulveda Aguirre is the son of Miguel Sepulveda Martinez and Maria Guadalupe Aguirre Gomez.

       Set forth below is a brief biographical description of our directors:

       Adrian Aguirre Gomez has been a series A director and Chairman of the Board of Maxcom since Maxcom's incorporation in February 1996. Mr. Aguirre also sits on the Board of Directors of Corporativo en Telecomunicaciones, S.A. de C.V., a subsidiary of Maxcom, Grupo Empresarial de Telecomunicaciones, S.A. de C.V., Recover, S.A. de C.V. and Laguna Real, S.A. de C.V. Previously, Mr. Aguirre was CEO of Grupo Radio Centro, S.A. de C.V. from November 1968 to May 24, 1999 and a Director until May 1999. Mr. Aguirre is a certified public accountant and holds an undergraduate degree in accounting from the Instituto Tecnologico Autonomo de Mexico (ITAM).

       Maria Guadalupe Aguirre Gomez has been a series A director of Maxcom since May 1998. She also sits on the Board of Directors of Sport and Therapy Center, S.A. de C.V. Previously, Ms. Aguirre sat on the Board of Directors of Majurame, S.A. de C.V. and Cable Centro, S.A. de C.V. from February 1997 to April 1999 and was an Alternate Director of Grupo Radio Centro, S.A. de C.V., from July 1998 to May 1999. In her capacity as Alternate

Director, Ms. Aguirre had both director and management responsibilities. Ms. Aguirre holds an undergraduate degree in communications from the Universidad Iberoamericana.

       Maria Trinidad Aguirre Gomez has been a series A director of Maxcom since May 1998. She also sits on the Board of Directors of Talento Arte Visual, S.A. de C.V., Promotora de Radiodifusion del Sureste, S.A. de C.V., Promotora de Publicidad del Sureste, S.A. de C.V. and Publicidad y Promocion del Sureste, S.A. de C.V. Previously, Ms. Aguirre was an Alternate Director of Grupo Radio Centro, S.A. de C.V. from March 10, 1997 to May 7, 1999. Ms. Aguirre holds an undergraduate degree in communications from the Universidad Iberoamericana.

       Maria Elena Aguirre Gomez has been a series A director of Maxcom since June 1999. She also sits on the Board of Directors of Radiocomunicacion Profesional, S.A. de C.V., Radiocomunicacion Enfocada, S.A. de C.V. and Radiocomunicacion Saltillo, S.A. de C.V. Previously, Ms. Aguirre was an Alternate Director of Grupo Radio Centro, S.A. de C.V. and its subsidiaries and operating companies from July 1998 to May 1999.

       Miguel Sepulveda Martinez has been a series A director of Maxcom since June 2000. He is an active member of the Orthopedic Research Society. He was the Chairman of the Sociedad de Rodilla y Artoscopia de Mexico, Medical Association during 1993 and 1994 and served as Medical Director and member of the Board of Directors of the Red Cross of Chihuahua from 1996 to 1998. Mr. Sepulveda holds a Ph.D. from the Instituto Politecnico Nacional and several post-graduate studies in several universities, such as Tufts University (1988) and Harvard University
(1989).

       Gilberto Solis Silva has been a series A director of Maxcom since August 1997. He also sits on the Board of Directors of Grupo Empresarial de Telecomunicaciones, S.A. de C.V. and is CEO of Radiocomunicacion Profesional, S.A. de C.V., Radiocomunicacion Enfocada, S.A. de C.V. and Radiocomunicacion Saltillo, S.A. de C.V. Previously, Mr. Solis sat on the Board of Directors of Grupo Radio Centro, S.A. de C.V. from 1990 to 1998. Mr. Solis holds an undergraduate degree in geological engineering from the UNAM.

       Raul Guijarro de Pablo has been a series A director of Maxcom since June 1999. He also serves as Treasurer for and sits on the Board of Directors of Talento Arte Visual, S.A. de C.V. Mr. Guijarro holds an undergraduate degree in architecture from the Universidad Anahuac.

       Michael R. Coltrane has been a series B director of Maxcom since August 1997. Mr. Coltrane is President and Chief Executive Officer of Concord Telephone Company and CT Communications, Inc. He also sits on the Board of Directors of Concord Telephone Company, CT Communications, Inc., First Charter Corporation, U.S. Telecom Holdings Inc., Access/ON Multimedia PMN, Inc., Palmetto MobileNet, the United States Telephone Industry Association, the North Carolina Telephone Industry Association and the Alliance of North Carolina Independent Telephone Companies. Previously, Mr. Coltrane sat on the Board of Directors of, ITC Holding Company from 1993 to 1995, U.S. Intelco Holdings from 1994 to 1996 and the Society of International Business Fellows from 1997 to 1999. Mr. Coltrane holds an undergraduate degree from Davidson College and a masters degree in business administration from the Wharton School of Business of the University of Pennsylvania.

       Barry R. Rubens has been a series B director of Maxcom since June 2000. He has been a Senior Vice President, Chief Financial Officer, Secretary and Treasurer of CT Communications, Inc. (the parent company of CT Global Telecommunications, Inc.) since 1995. He also served as Vice President-External Affairs of CT Communications, Inc. from 1992 to 1995. Prior to this, Mr. Rubens was a senior manager in Ernst & Young's telecommunications practice in Washington, D.C. Mr. Rubens serves on the executive committee of BellSouth Carolinas PCS LLC, as a director of Carolinas FiberNet and is an officer and board member of WirelessOne of North Carolina, LLC.

       Jacques Gliksberg has been a series N director of Maxcom since May 1998. He also sits on the Board of Directors of Acme Paging, L.P., Bank American International Investment Corporation, Banco Noroco (Venezuela), Structured Intelligence LLP and Organizacion Rescarven, C.A. (Venezuela). Mr. Gliksberg has been a managing partner of Bank of America Equity Partners since 1994. Mr. Gliksberg holds a Bachelor of Arts degree in Economics and Political Science from the University of Rochester, and a masters degree in business administration from the J.L. Kellogg Graduate School of Management of Northwestern University.

       Graeme Mills has been a series N director of Maxcom since May 1998. He also sits on the Board of Directors of BancBoston Capital, Shield Pack, Inc., Johnston Industries, Inc., Zelenka Nursey, Inc. and Kinco, Ltd. and is
Vice-

President of BancBoston Investments Inc., BancBoston Capital Inc. and BancBoston Ventures Inc. Previously, Mr. Mills was Director of Emerging Market Investment Banking at BancBoston, N.A. from July 1991 to November 1996. In his capacity as Director of Emerging Market Investment Banking, Mr. Mills was responsible for cross border debt raising in Latin America. Mr. Mills holds an undergraduate degree and a masters degree in commerce from the University of New South Wales.

       Salvatore A. Grasso has been a series N director of Maxcom since May 1998. He also sits on the Board of Directors of Acme Paging, L.P., Bachow and Associates, Inc., Bachow/Coastel Operations, Inc. and Discovery Schools, L.P. Mr. Grasso is currently Managing Director and Chief Financial Officer of Bachow and Associates, Inc., Vice-President of Bachow/Coastel Operations, Inc., Bala Equity, Inc., Bachow Co-Investment, Inc, PBS/ Bachtel, Inc. and Cottonwood Holdings, Inc., Partner in Bala Equity Partners, L.P., Bachow Co-Investment, L.P. and Bachtel Development, L.P. Mr. Grasso holds a bachelor of science degree in accounting from St. Joseph's University and is a certified public accountant in the State of Pennsylvania.

       Hurdle H. Lea, III has been a series N director of Maxcom since May 1998. Prior to becoming a director, Mr. Lea was an alternate director of Maxcom. He is currently Vice-President of Globalvest Management Company, L.P. and sits on the Board of Directors of Globalvest Diversified Fund, LDC, Globalvest Emerging Income Fund, Ltd., Globalvest Management Company, Inc., Globalvest Opportunity Latin Fund I, Ltd., Globalvest Russia Fund, LDC, Globalvest Russia Fund, LLC, Globalvest Russia Fund, Ltd., Latinvest Cable Holdings, LLC, Latinvest Holding, LDC, Latinvest Online Holding, LDC, Latinvest Opportunity Holdings, LLC, Utilivest II, LLC and Utilivest III, LLC. Previously, Mr. Lea was Chief Financial Officer and Managing Director of Pointer Management Company from 1990-1997. Mr. Lea holds a bachelor of science degree in management from the University of North Carolina at Asheville.

EXECUTIVE OFFICERS

       In June and July 2000, Gian Carlo Pecchioni, our former Chief Executive Officer, Michael Tatum, our former Chief Operating Officer and Rodrigo Sandoval, our former Chief Marketing Officer, resigned. We are actively searching for adequate replacements.

       The following table sets forth our current executive officers (ages as of December 31, 1999):

NAME                                                                POSITION                     AGE
----                                                                --------                     ---
Adrian Aguirre Gomez...........................   Chairman of the Board, Acting Principal         49
                                                      Executive Officer
Alejandro Eduardo Martinez Alvarez.............   Chief Financial Officer                         54
Salvador Guillermo Ochoa Delgado...............   Director of Human Resources                     43

       Set forth below is a brief biographical description of each of our executive officers not otherwise provided above:

       Mr. Alejandro Eduardo Martinez Alvarez has been Chief Financial Officer of Maxcom since 1997. Prior to joining Maxcom, Mr. Martinez was Managing Director of Eleusis, S.A. de C.V., a financial consulting firm, from 1995 to 1997. Previously, Mr. Martinez was Chief Financial Officer of Deportes Marti, S.A. de C.V., a retail sporting goods business, from 1993 to 1995. Mr. Martinez holds an industrial engineering degree from the Universidad de Buenos Aires.

       Salvador Guillermo Ochoa Delgado has been Director of Human Resources since 1999. Prior to joining Maxcom, Mr. Ochoa was Human Resources Director for Arthur Andersen Mexico (Ruiz Urquiza y Cia.) from August 1998 to June 1999, Corporate Human Resources Director of Motorola de Mexico, S.A. from January 1997 to July 1998, and Human Resources Director for UPS de Mexico S.A. de C.V. from May 1992 to December 1996. Mr. Ochoa holds an undergraduate degree in business administration from the Universidad La Salle.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

       For the year ended December 31, 1999, our executive officers received an aggregate compensation (including bonuses) of approximately Ps.10.0 million (U.S.$1.1 million). These amounts represent 4.9% of Maxcom's total operating expenses for 1999. Members of our Board of Directors do not currently receive compensation for acting in such capacity.

       As of June 30, 2000, we had 7 expatriates rendering services to Maxcom under an operating agreement with CT Global Telecommunications, Inc. Under the operating agreement, Maxcom is required to reimburse CT Global for expenses related to salaries and other expenses of the expatriates assigned to us. For the year ended December 31, 1999, we paid CT Global U.S.$4.6 million for reimbursement of expenses. See "Certain Transactions -- Operations services."

EXECUTIVE STOCK OPTION PLAN

       We have implemented an executive compensation plan that includes bonuses and stock options on our series N shares. This plan covers the years 1998, 1999 and 2000. Options granted under the plan for 1998 have exercise prices for 1998 of U.S.$8.70. Options granted for 1999 have exercise prices for 1999 of U.S.$10.45, while options to be granted under the plan for 2000 will have exercise prices of U.S.$12.55.

       Our executive stock option plan is divided into two programs based on whether the beneficiary is considered to be part of senior or junior management. The executive stock option plan for the senior management is based on company performance, while the executive stock option plan for the junior management is based on individual performance. The maximum aggregate amount of series N shares that can be distributed under our current executive stock option plan is 1,690,000 series N shares, equivalent to 9.9% of our current capital stock on a fully diluted basis.

                             PRINCIPAL SHAREHOLDERS

       At June 30, 2000, our issued and outstanding share capital consisted of 1,531,428 series A shares of common stock, 1,471,373 series B shares of common stock and 7,320,190 series N shares of capital stock with limited voting rights, each without stated par value.

       Our series A shareholders have the ability to elect the majority of the Board of Directors. All series A shares are beneficially owned, directly and indirectly, by several members of the Aguirre Gomez family, including Adrian Aguirre Gomez, Maria Guadalupe Aguirre Gomez, Maria Elena Aguirre Gomez, Maria Esther Gomez de Aguirre, and Maria Trinidad Aguirre Gomez. Pursuant to our By-laws, our series A shares represent 51.0% of our voting stock and may only be held by Mexican nationals.

       Although the Aguirre Gomez family holds 51.0% of the voting stock and has the power to elect the majority of the Board of Directors, its ability to control Maxcom is substantially limited by the terms of the shareholders agreement described below under "-- Shareholders agreement."

OUTSTANDING SHARES

       The following table presents information concerning the ownership of our issued and outstanding shares of capital stock at June 30, 2000:

                                               SERIES A SHARES           SERIES B SHARES             SERIES N SHARES
                                            ----------------------    ----------------------    ------------------------

                                             NUMBER          %         NUMBER          %          NUMBER           %
NAME OF STOCKHOLDER                         OF SHARES      OWNED      OF SHARES      OWNED      OF SHARES        OWNED
-------------------                         ---------    ---------    ---------    ---------    ----------     ---------
Aguirre Gomez Family(1) ................    1,531,428      100.0%                                  260,212         3.4%
CT Global Telecommunications, Inc. .....                              1,471,373      100.0%        197,448         2.7
BankAmerica International Investment
  Corporation ..........................                                                         2,068,966        28.3
Bachow Investment Partners III, LP .....                                                         1,724,138        23.6
Latinvest Strategic Investment Fund,
  L.P ..................................                                                         1,343,927        18.4
BancBoston Investments, Inc. ...........                                                           862,069        11.8
LA Strategic Capital Partners II .......                                                           229,885         3.1
Amsterdam Pacific LLC ..................                                                            45,977         0.6
Other Individuals ......................                                                           587,568         8.1
                                            ---------    ---------    ---------    ---------    ----------     ---------
                                            1,531,428      100.0%     1,471,373      100.0%      7,320,190       100.0%


                                                             TOTAL
                                            --------------------------------------
                                                                           % OF
                                            NUMBER OF          %           VOTING
NAME OF STOCKHOLDER                           SHARES         OWNED         RIGHTS
-------------------                         ----------     ---------     ---------
Aguirre Gomez Family(1) ................     1,782,829        17.3%         51.0%
CT Global Telecommunications, Inc. .....     1,668,821        16.2          49.0
BankAmerica International Investment
  Corporation ..........................     2,068,966        20.0
Bachow Investment Partners III, LP .....     1,724,138        16.7
Latinvest Strategic Investment Fund,
  L.P ..................................     1,343,927        13.0
BancBoston Investments, Inc. ...........       862,069         8.4
LA Strategic Capital Partners II .......       229,885         2.2
Amsterdam Pacific LLC ..................        45,977         0.4
Other Individuals ......................       596,379         5.8
                                            ----------     ---------     ---------
                                            10,322,991       100.0%        100.0%

------------------------
(1) The shares of Maxcom controlled by the Aguirre Gomez family are held either individually or through trusts or corporations.

OUTSTANDING OPTIONS AND WARRANTS

       We have issued options and warrants to purchase up to 3,358,388 series N shares. The following table presents information concerning the ownership of these stock options and warrants:

                                                                                                          NUMBER OF
                                                        NUMBER OF      EXERCISE PRICE  PERCENTAGE OF   OPTIONS ALREADY
               NAME OF OPTION HOLDER                    OPTIONS(1)       PER SHARE     OPTIONS VESTED     EXERCISED
               ---------------------                    ---------      --------------  --------------  ---------------
Nissho Iwai American Corporation.................       337,471         U.S.$10.90         100%             none
CT Global Telecommunications, Inc.(2)(3).........       250,000               8.70          40              none
Bachow & Associates, Inc.(2).....................       100,000               8.70         100              none
Amsterdam Pacific LLC(2).........................        24,425               8.70         100              none
Executive Stock Option Plan(3)...................     1,690,000               8.70          20              none
Existing shareholders (4)........................        70,000               0.01         100              100%
UBS Warburg LLC (5)..............................        89,243               0.01         100              none
Donaldson, Lufkin & Jenrette
     Securities Corporation (5)..................        22,311               0.01         100              none
Gian Carlo Pecchioni (6).........................        10,000               0.01         100              none
Old notes investors (7)..........................       764,938               0.01         100              none

------------------------
(1)  Each option entitles the holder to purchase one series N share.

(2)  Maximum realization capped at U.S.$40.0 per share.

(3) Maximum number of options to be issued is subject to our attainment of certain performance targets for 1999 and 2000.

(4) These options were granted as consideration for the commitment to contribute an aggregate of U.S.$35 million as described below under "--Capital contributions." On June 20, 2000, our board of directors acknowledged receipt of the option holders' notice of exercise of such options. The issuance of the shares and the payment of the exercise price is subject to the proposed capital restructuring described below under "--Proposed capital restructuring."

(5) These warrants were granted as partial compensation for services rendered in connection with the offering of the old notes.

(6) On July 21, 2000, subject to shareholder approval, Mr. Pecchioni was granted options to purchase up to 10,000 series N shares.

(7) These warrants were issued in connection with the offering of the old notes.

Options to creditors and business partners

       In order to better align our interests with those of our creditors and other business partners, we have granted stock options to some of these parties.

       - In March 1998, together with a vendor financing facility we obtained from Nissho Iwai American Corporation, we granted Nissho Iwai options to purchase up to 337,471 of our series N shares at U.S.$10.90 per share.

       - In May 1998, as part of an operating agreement that we signed with CT Global Telecommunications, Inc. under which CT Global agreed to manage the construction of our telephone network, provide engineering services and run our day-to-day operations, we granted CT Global options to purchase up to 250,000 of our series N shares at U.S.$8.70 per share.

       - In May 1998, as part of a strategic assistance agreement that we signed with Bachow & Associates, Inc. under which Bachow agreed to provide us with consulting and advisory services, we granted Bachow options to purchase up to 100,000 of our series N shares at U.S.$8.70 per share.

       - In April 1998, under an engagement letter that we signed with Amsterdam Pacific LLC pursuant to which Amsterdam Pacific agreed to provide us with investment banking services, we granted Amsterdam Pacific options to purchase up to 24,425 of our series N shares at U.S.$8.70 per share.

Executive stock option plan

       In May 1998, we adopted an executive stock option plan in order to retain key executive officers and better align their interest with ours. The executive stock option plan is administered under a management trust with the assistance of the trust division of Banco Nacional de Mexico, S.A. (Banamex). Under the executive stock option plan, a technical committee determines the executive officers to whom options to purchase series N shares will be granted, as well as the terms of those options. At June 30, 2000, we had issued options to purchase up to 1,690,000 series N shares through the executive stock option plan.

Warrants in connection with the offering of the old notes

       As part of the offering of old notes completed on March 17, 2000, we offered to investors an aggregate of 300,000 warrants to purchase 764,938 shares of our series N capital stock with limited voting rights, at an exercise price of $0.01 per share. As partial compensation to the initial purchasers for their services in connection with the offering of the old notes, we gave the initial purchasers warrants to purchase an aggregate of 111,554 shares of our series N shares.

       If the capital restructuring described below under "-- Proposed capital restructuring" is implemented before the warrants are exercised, the warrants will entitle holders to receive an aggregate of 406,374 certificados de participacion ordinarios, commonly known as "CPOs", each representing one new series C share of common stock and one series N share, at an exercise price of $0.02 per CPO.

CAPITAL CONTRIBUTIONS

       As a condition to the offering of the old notes, some of our shareholders agreed to make or cause to be made capital contributions in an aggregate principal amount of U.S.$35 million by September 30, 2000. This obligation is secured by either cash escrow accounts or standby letters of credit from nationally-recognized U.S. banks. This capital contribution will result in the issuance of an aggregate of 3,352,504 series N shares (or, if the proposed capital restructuring described below has occurred, 1,676,252 CPOs). The purchase price will be U.S.$10.44 per share (or U.S.$20.88 per CPO) if purchased solely by existing shareholders. Otherwise, the purchase price will be the one negotiated with an incoming equity investor.

       As compensation to those shareholders who are committing to make or cause to be made the U.S.$35 million capital contribution, we have agreed to grant those shareholders warrants to purchase an aggregate of 70,000 series N shares, at an exercise price of U.S.$0.01 per share.

       Although the shareholders' obligation to make the additional U.S.$35 million equity contribution is secured by cash escrow accounts or standby letters of credit, we may be required, in order to comply with foreign investment laws, to obtain additional shareholder or governmental approvals to issue equity in consideration of such investment. The failure to obtain such investment by September 30, 2000 would constitute an event of default under the notes.

       On June 5, 2000, our shareholders authorized an increase in our capital of U.S.$35 million. The issuance of the shares, the corresponding CPOs and the funding are still subject to governmental approvals in connection with the proposed capital restructuring described below in "--Proposed capital restructuring." We expect to receive these approvals shortly, but in any event before September 30, 2000.

SHAREHOLDERS AGREEMENT

       In May 1998, we and our principal shareholders, BankAmerica International Investment Corporation, LA Strategic Capital Partners II, BancBoston Investments, Inc., Bachow Investment Partners III, L.P., Latinvest Strategic Investment Fund, L.P., Grupo Empresarial de Telecomunicaciones, S.A. de C.V., the Aguirre Gomez Trust, CT Global Telecommunications, Inc. Adrian Aguirre Gomez, Jose Manuel Aguirre Gomez, L.D. Coltrane, III, Michael Coltrane, Samuel
E. Leftwich, Thomas A. Norman and Amsterdam Pacific LLC, entered into a shareholders agreement relating to our governance.

       We and our principal shareholders agreed to take all necessary actions so that:

       - the Board of Directors of Maxcom consists of 13 members and 13 alternate members;

       - seven directors and seven alternate directors designated by the series A shareholders are elected to the Board of Directors;

       - two directors and two alternate directors designated by the series B shareholders are elected to the Board of Directors;

       - four directors and four alternates directors designated by the series N shareholders are elected to the Board of Directors, with each of BankAmerica International Investment Corporation, Bachow Investment Partners III, L.P., BancBoston Investments Inc., and Latinvest Strategic Investment Fund having the right to designate one director and one alternate director; and

       -      actions with respect to certain key matters be:

              - submitted to the Board of Directors prior to the taking of any such action; and

              - approved by at least two of the directors appointed by the series N shareholders, or if the series N shareholders only have a right to elect one director, then approved by at least that director. See "Description of Capital Stock -- Voting rights."

       The shareholders agreement provides that if we register any equity securities for a primary or secondary public offering prior to May 21, 2002, we must permit parties to the shareholders agreement to include their shares in such an offering. We have agreed to bear all expenses of any primary or secondary public offerings, other than the fees of counsel to the holders of the registration rights and any underwriting commissions or discounts. If we do not register our equity securities in a primary or secondary public offering prior to May 21, 2005, some of our series N shareholders will have the right to retain an investment banker to:

       -      sell substantially all of our assets;

       -      merge or consolidate us into another company; or

       - require parties to the shareholders agreement to sell their shares, and distribute the proceeds to some series N shareholders.

       In addition, in the event of a breach by us or any of our shareholders of certain provisions of the shareholders agreement, the non-breaching shareholders will have the right to redeem their shares at a per share price equal to the greater of (1) nine times EBITDA or (2) fair market value. If for any reason any of the shareholders wishing to redeem their shares are unable to consummate their redemption within a specified period of time, such shareholders will have the right to buy the shares of the breaching shareholder at a fair market value.

PROPOSED CAPITAL RESTRUCTURING

       On February 21, 2000, our shareholders resolved to modify our capital structure in order to give us more flexibility to raise equity capital, without affecting corporate governance. The proposed capital restructuring, which is subject to government approvals and the amendment of the existing shareholders' agreement before it becomes effective, is designed to create additional room for investment by foreign persons.

       We are currently unable to raise equity capital from foreign investors because they account for 79.96% of our capital stock on a fully diluted basis, which is the maximum limit set specifically for us by the Mexican foreign investment authorities.

       Under the proposed capital restructuring, 50% of the existing series N shares will be converted into a new series of common stock, the series C shares, at an exchange ratio of one-to-one.

       The series C and series N shares will be deposited into a trust which will issue ordinary participation certificates (certificados de participacion ordinarios) commonly known as "CPOs." Each CPO will represent one series C share and one series N share.

       Although the series C shares have full voting rights, the trustee will vote those shares according to the vote of the majority of the series A shares, which are owned by the Aguirre Gomez family.

       Any options or warrants for series N shares that are exercised after the implementation of the capital restructuring will be subject to conversion and deposit into the trust.

       Separate from the proposed capital restructuring, 255,000 series A shares and 245,000 series B shares will be converted into CPOs on a two-to-one basis.

                              CERTAIN TRANSACTIONS

GENERAL POLICY

       Our general policy is that we will not, and will not permit our subsidiary to, enter into any contract or transaction with or for the benefit of any affiliate (other than transactions between us and our subsidiary), which is not at a price and on other terms at least as favorable to Maxcom or our subsidiary as those which could be obtained on an arm's-length basis from an unaffiliated third party.

OPERATION SERVICES

       On October 17, 1997, we entered into an operating agreement with CT Global Telecommunications, Inc., one of our principal shareholders. This agreement was amended and restated as of May 21, 1998 and October 1, 1999. Under this agreement, CT Global was responsible for:

       - the planning, supervision, implementation and management of our network construction and operations, and for the transfer or responsibility to us following the start-up phase;

       - the management, advice and assistance for the overall direction, planning, coordination and supervision of our day-to-day telephone operations;

       - the provision of our Chief Operating Officer, other management and other CT Global employees with appropriate experience and training;

       - the design and supervision of the implementation of focused marketing and sales services;

       - the planning, coordination and supervision of our operational financial affairs, including the preparation of an annual operating budget; and

       - the training of personnel to enable us to assume direct responsibility for all operations.

       Beginning on October 1, 1999 through December 31, 2000, CT Global will be responsible for:

       - continuing to provide us with advisory, consulting and support services; and

       - the administrative responsibilities for all employees seconded to us.

       We pay CT Global a management fee of U.S.$450,000 per year. In addition, we granted CT Global options to purchase up to 250,000 of our series N shares and cash incentives provided that we meet start-up and operational targets. CT Global has already earned options to purchase 100,000 shares. The exercise price is U.S.$8.70 per share, provided that the maximum value that CT Global may realize upon the exercise of the options may not exceed U.S.$40.00 per share. For 1998 and 1999, we paid incentive fees to CT Global of U.S.$450,000 each year.

       We are also required to reimburse CT Global for expenses related to salaries and other expenses of CT Global personnel assigned to us. For 1998 and 1999, we paid CT Global U.S.$3.5 million and U.S.$4.6 million, respectively, for reimbursement of expenses.

       The amended and restated operating agreement terminates on December 31, 2000.

STRATEGIC ASSISTANCE SERVICES

       On May 21, 1998, we entered into a strategic assistance agreement with Bachow & Associates, Inc., an affiliate of one of our principal shareholders. The agreement provided that Bachow would help us to:

       - develop and implement a budget model template for our annual operating and capital budgets;

       - evaluate and assist in the choice and implementation of a financial accounting system;

       - develop a template for the monthly Board of Directors operational reporting package;

       - evaluate and assist in the choice and implementation of a customer billing system;

       -      design a sales and marketing plan; and

       -      provide training and guidance to our Chief Financial Officer.

       This agreement expired on April 1, 1999. For 1998 and 1999, we paid Bachow U.S.$0.4 million and U.S.$0.2 million, respectively, for its services. In addition, Bachow received a right to earn options to purchase 100,000 of our series N shares at a strike price of U.S.$8.70 per share, upon a successful completion of the above-mentioned projects. In accordance with the terms of the strategic assistance agreement, Bachow may elect to have the Company finance up to 95% of the exercise price with a seven-year term recourse loan that will be secured by the shares. The maximum value that Bachow may realize upon the exercise of the options may not exceed U.S.$40.00 per share.

OFFICE LEASE

       In 1997 and 1998 we entered into lease agreements which have expired, with Inmobiliaria Grupo Radio Centro, S.A. de C.V., a corporation controlled by some members of the Aguirre Gomez family, for the use of 3 floors of office space in the Grupo Radio Centro building, our former headquarters. For 1997, 1998 and 1999, we paid Inmobiliaria Grupo Radio Centro approximately Ps.1.9 million, Ps.6.1 million and Ps.7.7 million, respectively, for use of the floors.

ADMINISTRATIVE SERVICES

       During 1997, 1998 and 1999 we paid Promotora Tecnica de Servicios Profesionales, S.A. de C.V., a corporation controlled by some members of the Aguirre Gomez family, approximately Ps.2.2 million, Ps.1.9 million and Ps.1.2 million, respectively, for general administrative and accounting services.

MANAGEMENT AND FINANCIAL SERVICES

       In 1997, we paid to Grupo Radio Centro, S.A. de C.V., a corporation controlled by some members of the Aguirre Gomez family, approximately U.S.$1 million for market, preliminary and general studies related to (1) the feasibility of the business in the telecommunications environment in Mexico, (2) the search, negotiations and execution of an agreement with a strategic partner,
(3) the search, negotiations and execution of an agreement with the vendor finance providers, (4) the obtainment of concession titles and (5) our participation in the radio frequency auctions process.

INCENTIVE FOR CAPITAL CONTRIBUTIONS

       Our Board of Directors resolved on February 15, 2000, that those shareholders who commit to make or cause to be made a U.S.$35 million capital contribution by September 30, 2000 be compensated for providing such commitment. This capital contribution was a condition to the offering of the old notes. The committing shareholders, which include the Aguirre Gomez family, CT Global Telecommunications, Inc., BankAmerica International Investment Corporation, Bachow Investment Partners III, L.P. and BancBoston Investments, Inc., will receive warrants to purchase an aggregate of 70,000 series N shares, at an exercise price of U.S.$0.01 per share.

       On June 20, 2000, our Board of Directors acknowledged receipt of the option holders' notice of exercise of such options. The issuance of the shares and the payment of the exercise price is subject to the proposed capital restructuring described in "Principal Shareholders--Proposed capital restructuring."

                            DESCRIPTION OF THE NOTES

       You can find the definitions of certain terms used in this description under the subheading "-- Certain definitions." In this description, the word "Company" refers only to Maxcom Telecomunicaciones, S.A. de C.V. and not its subsidiary.

       The old notes were, and the exchange notes will be, issued under the indenture between Maxcom, the Guarantor and The Bank of New York, as trustee. The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange notes, the exchange notes will be:

       -      freely transferable, and

       -      free of any covenants regarding exchange registration rights.

       The following description is a summary of the material provisions of the indenture and does not restate that agreement in its entirety. The summary is subject to and qualified in its entirety by reference to all provisions of the indenture, including terms that are defined in the indenture and that are made a part of the indenture by reference to the Trust Indenture Act of 1939. We urge you to read the indenture because it, not this description, defines your rights as holders of the notes. You may request copies of the indenture at our address set forth under the heading "-- Where You Can Find Additional Information."

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEE

       These notes:

       -      are unsecured senior obligations of the Company;

       - are pari passu in right of payment to all existing and future Senior Indebtedness of the Company;

       - are senior in right of payment to any future Subordinated Obligations of the Company;

       - are subject to registration with the SEC pursuant to the Registration Rights Agreement; and

       -      are unconditionally guaranteed by the Guarantors.

PRINCIPAL, MATURITY AND INTEREST

       The Company issued old notes with a maximum aggregate principal amount of $300 million. The Company issued the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 1, 2007.

       Interest on these notes will accrue at the rate of 13 3/4% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2000. We will make each interest payment to the holders of record of these notes on the immediately preceding March 15 and September 15, respectively. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

       Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

SUBSIDIARY GUARANTEES

       The notes will be guaranteed by each of the Company's current and future Restricted Subsidiaries. These subsidiary guarantees (the "Subsidiary Guarantees") will be the joint and several obligations of the Guarantors.

       A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

       (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

       (2)  either:

           (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the trustee; or

           (b) the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

       The Subsidiary Guarantee of a Guarantor will be released:

       (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the asset disposition provisions of the indenture; or

       (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the asset disposition provisions of the indenture.

       See "-- Limitation on sales of assets and subsidiary stock."

OPTIONAL REDEMPTION

       Except as set forth below or under "Redemption for Changes in Mexican Withholding Taxes," we will not be entitled to redeem the notes at our option prior to maturity.

       Before April 1, 2003, we may at our option on one or more occasions redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price (expressed as a percentage of principal amount) of 113.75%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Public Equity Offerings following which there is a Public Market; provided that

       (1) at least 65% of such aggregate principal amount of notes originally issued remain outstanding immediately after the occurrence of each such redemption; and

       (2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

       If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

       We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

       If any note is to be redeemed in part only, the notice of redemption that relates to that note must state the portion of the principal amount to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of its holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

       We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the captions "-- Change of control" and "Certain covenants -- Limitation on sales of assets and subsidiary stock." We may at any time and from time to time purchase notes in the open market or otherwise.

INTEREST ESCROW

       A portion of the Company's obligations under the notes are secured pursuant to the Pledge and Escrow Agreement (the "Escrow Agreement") between the Company and the Trustee, as Escrow Agent, by a pledge of a portfolio of U.S. government securities (the "Pledged Securities"). Upon the consummation of the offering of the old notes on March 17, 2000, the Company purchased and pledged to the Trustee, for the benefit of the holders of the notes, the Pledged Securities, which are in an amount intended to be sufficient upon receipt of scheduled interest and principal payments, to provide for payment in full when due of the first four semi-annual scheduled interest payments on the notes. The Company deposited U.S.$77.9 million of the net proceeds from the sale of the notes to purchase the Pledged Securities. The Company pledged the Pledged Securities as security for the payment of the principal of and interest on the notes and all other obligations of the Company under the indenture and the notes. On each of the first four-semi annual interest payment dates, the Trustee will apply the proceeds of a sufficient amount of Pledged Securities to pay the interest then due.

       Upon the acceleration of the maturity of the notes or upon certain redemptions and repurchases of the notes, the Trustee will apply the proceeds of a sufficient amount of Pledged Securities to pay the amounts owed by the Company to holders of the notes at such time. Immediately following the earlier of (a) the payment in full of the four semi-annual scheduled interest payments on the notes, if no Default or Event of Default is then continuing, and (b) the day on which all of the notes have been repurchased, redeemed or defeased, the remaining Pledged Securities, if any, will be released from the pledge and the outstanding notes, if any, will be unsecured obligations of the Company. The ability of holders of the notes to realize upon any such funds or receive payment from the proceeds of the Pledged Securities may be subject to certain bankruptcy law limitations in the event of a bankruptcy of the Company.

ADDITIONAL AMOUNTS

       All payments made on or with respect to the notes will be made free and clear of, and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of Mexico or any of its related political subdivisions or taxing authorities (or by the jurisdiction of incorporation, seat of management or residence for tax purposes of any successor to the Company (a "Successor Jurisdiction")), including any related interest, penalties or additions ("Taxes"), unless the Company is (or any other entity, on the Company's behalf, is) required by law or by the interpretation or administration of law.

       If we are required to withhold or deduct any amount for or on account of Taxes from any payment made on or with respect to the notes, we will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder of the notes after such withholding or deduction (including withholding or deduction imposed upon such Additional Amounts) will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted.

       However, no Additional Amounts will be payable with respect to:

       (1) any Taxes which are imposed solely by reason of a present or former connection between the Holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust or partnership) and the jurisdiction imposing such Taxes, other than a connection arising from the mere holding of, or receipt of payments on, the notes or by exercising any rights under the notes or the indenture;


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

       (2) any Taxes to the extent they are imposed solely by reason of the failure by the Holder or beneficial owner to comply with any certification, identification, documentation or other reporting requirements, whether imposed by statute, applicable tax treaty, regulation or administrative practice; provided that

           (A) such compliance is required or imposed as a precondition to exemption from, or reduction in the rate of, such Taxes,

           (B) such Holder may legally comply with such requirements, and

           (C) at least 60 days prior to the first payment date with respect to which we apply this clause (2) (or in the event of any subsequent change in any such requirements, at least 60 days prior to the first payment date for which such change is effective) we have notified the Trustee and all Holders of the notes in writing as to any such requirements; or

       (3) where presentation is required for payment on a note, any Taxes which are imposed solely by reason of the Holder's presentation of a note for payment more than 30 days after the date on which the relevant payment is first made available to the Holder (but only to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on any day (including the last day) within such 30-day period);

       (4) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any note;

       (5) any Taxes that are only payable other than by withholding or deduction; or

       (6)  any combination of (1), (2), (3), (4) or (5) (the Taxes described in
            (1) through (6) for which no Additional Amounts are payable are hereinafter referred to as "Excluded Taxes").

       Notwithstanding the foregoing, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (2) above will not apply if:

       (i) the provision of information, documentation or other evidence described in such clause (2) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a note than comparable information or other reporting requirements imposed under US tax law (including the United States -- Mexico Income Tax Treaty), regulation and administrative practice (such as IRS Forms 1001, W-8 and W-9); or

       (ii) Rule 3.31.9 issued by the Secretaria de Hacienda y Credito Publico (Ministry of Finance and Public Credit) on March 6, 2000 or a substantially similar successor of such rule is in effect, unless
            (a) the provision of the information, documentation or other evidence described in clause (2) is expressly required by statute, regulation, ruling or administrative practice in order to apply Rule
            3.31.9 (or successor rule), the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.31.9 (or successor rule) or
            (b) in the case of a Holder or beneficial owner of a note that is a pension fund or other tax-exempt organization, payments to such Holder or beneficial owner would be subject to Taxes at a rate less than that provided by Rule 3.31.9 (or successor rule) if the information, documentation or other evidence required under clause
            (2) above were provided.

       In addition, clause (2) above will be construed to require that a non-Mexican pension or retirement fund or other Holder or beneficial owner of a note register with the Ministry of Finance and Public Credit of Mexico for the purpose of establishing eligibility for an exemption from or reduction of Taxes.

       We will make any required withholding or deduction and remit the full amount deducted or withheld to the appropriate taxing authority as and when required by applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Taxes is due, evidence of such payment by us. We will deliver copies of such evidence to Holders of the notes or the Paying Agent upon request.


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

       We will indemnify and hold harmless each Holder of notes and, upon written request of any Holder of notes, reimburse each such Holder, for the amount of:

       (1) any Taxes (other than Excluded Taxes) levied or imposed and paid by such Holder as a result of payments made on or with respect to the notes; provided that reasonable supporting documentation is provided; and

       (2) any Taxes (other than Excluded Taxes) levied or imposed with respect to any reimbursement under the foregoing clause (1), so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than Excluded Taxes) on such reimbursement had not been imposed.

       Any payments made pursuant to the preceding sentence will be treated as Additional Amounts for all relevant purposes.

       We will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in Mexico or any of its political subdivisions (or any Successor Jurisdiction) from the execution, delivery, registration of, or enforcement of rights under, the notes, the indenture or any related document.

       Whenever in the indenture, this prospectus or any related document there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable on or with respect to any note such mention will be deemed to include any Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

       The obligation to pay Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

REDEMPTION FOR CHANGES IN MEXICAN WITHHOLDING TAXES

       If, as a result of any amendment to, or change in, the laws (or any related regulation or rulings) of Mexico or any related political subdivision or taxing authority affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which amendment or change of such laws, regulations or rulings becomes effective on or after the date on which the notes are originally issued, we would or would become obligated, after taking reasonable measures available to us to avoid such requirement, to pay Additional Amounts in respect of any note pursuant to its terms and conditions in excess of the Additional Amounts we would be obligated to pay if payments made on the notes were subject to withholding or deduction of Mexican Taxes at a rate of 4.9 percent ("Excessive Additional Amounts"), then, at our option, the notes may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days notice mailed to the trustee at a cash price equal to the sum of:

       (1)  100% of the principal amount of the note on the date of redemption;

       (2) the related accrued and unpaid interest, if any, to the date of redemption; and

       (3)  any Additional Amounts which would otherwise be payable.

       Notwithstanding the above,

           (A) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which, but for such redemption, we would be obligated to pay Excessive Additional Amounts were any payment on the notes then due and

           (B) at the time such notice of redemption is given, such obligation to pay Excessive Additional Amounts remains in effect.

       Prior to publication of any notice of redemption pursuant to this provision, we will deliver to the Trustee (1) a certificate signed by a duly authorized officer of our Company stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem the notes have occurred and (2) a written opinion of independent counsel in Mexico reasonably acceptable to the Trustee to the effect that we have or will become obligated to pay such Excessive Additional Amounts as a result of such change or amendment. Once we deliver such notice to the Trustee, it will be irrevocable.

RANKING

Senior indebtedness versus notes

       The indebtedness evidenced by these notes will rank pari passu in right of payment to the Senior Indebtedness of the Company. As of December 31, 1999, after giving pro forma effect to this offering, the Company's other Senior Indebtedness would have been approximately U.S.$0.9 million.

Subordinated indebtedness versus notes

       The indebtedness evidenced by these notes will rank senior in right of payment to all future subordinated indebtedness of the Company.

SAME-DAY PAYMENT

       The indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

       Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

       (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders

           (A) beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other "person"; and

           (B) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors.

       For the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity;

       (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by the shareholders of the Company was ratified by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election was


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

            previously so ratified) cease for any reason to constitute a majority of the Board of Directors then in office;

       (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

       (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction, and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the notes and a Subsidiary of the transferor of such assets.

       Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

       (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

       (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

       (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

       (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

       We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

       We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

       The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain covenants -- Limitation on indebtedness," "-- Limitation on liens" and "-- Limitation on sale/leaseback transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.


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

       The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

       The indenture contains covenants including, among others, the following:

Limitation on indebtedness

       (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto no Default has occurred and is continuing, and

       (1)    the Consolidated Leverage Ratio would be less than 5.0 to 1; and

       (2) the Fixed Charge Coverage Ratio would be at least (i) 1.5 to 1 from the Issue Date to and including December 31, 2001 and (ii) and 1.7 to 1.0 thereafter.

       (b) Notwithstanding the foregoing paragraph (a), so long as no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

       (1) Indebtedness of the Company or a Restricted Subsidiary Incurred at any time after the Issue Date for the purposes of financing the cost (including the cost of design, construction, acquisition, installation, development, improvement or integration) of telecommunications assets (including acquisitions by way of capital lease and acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition to the extent of the fair value of the telecommunications assets so acquired) up to U.S.$100.0 million in aggregate principal amount at any one time outstanding; provided, however, that the Liens to secure Indebtedness Incurred pursuant to this clause (1) are (A) limited to the assets and Capital Stock so acquired, and (B) Liens permitted to be Incurred pursuant to clause (7) of the definition of "Permitted Liens";

       (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Company or the Subsidiary Guarantee, in the case of any Guarantor;

       (3) the notes (including up to $25.0 million in additional notes, if any, which may be issued pursuant to the 30-day option granted to the initial purchasers), the Exchange Notes and the related Subsidiary Guarantees;

       (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (2) or (3) of this covenant);

       (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;


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

       (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (3), (4), (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

       (7) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company pursuant to the indenture;

       (8) Indebtedness consisting of Subordinated Obligations which is Incurred by the Company to finance a required repurchase of Warrant Shares pursuant to the terms of the Warrant Agreement as in effect on the Issue Date; provided, however, that any Indebtedness Incurred pursuant to this clause (8) shall not have a Stated Maturity on or prior to the first anniversary of the Stated Maturity of the notes and shall not be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holders thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the notes;

       (9) Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company in the ordinary course of business securing the performance of contractual, franchise, concession or license obligations of the Company or a Restricted Subsidiary;

       (10) Indebtedness of the Company to the extent the net proceeds thereof are promptly (i) used to purchase notes pursuant to a Change of Control Offer or (ii) deposited to defease the notes as described under "-- Defeasance";

       (11) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, from guarantees or from letters of credit, surety bonds or performance bonds securing such obligations, if the Company or its Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

       (12) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the Incurrence of such Indebtedness are reimbursed within 30 days following such drawing or Incurrence;

       (13) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; and

       (14) Indebtedness of the Company in an aggregate principal amount which, when taken together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed U.S.$20.0 million; provided that such Indebtedness is used for working capital and other general corporate purposes.

       (c) Notwithstanding the foregoing, the Company will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

       (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will
(1) classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and


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

type of such Indebtedness in one of the above clauses and (2) be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on restricted payments

   (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

       (1) a Default shall have occurred and be continuing (or would result therefrom);

       (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on indebtedness"; or

       (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

           (A) the remainder of (x) cumulative Consolidated Cash Flow during the period (taken as a single accounting period) beginning on the first day of the Company's third fiscal quarter of the year 2000 and ending on the last day of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment minus (y) the product of 2.75 times cumulative Consolidated Interest Expense during such period; plus

           (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (x) an issuance or sale to a Subsidiary of the Company and (y) the issuance or sale by the Company of its Capital Stock related to the $35.0 million capital contribution described in "Principal Shareholders -- Capital contributions"), including sales to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees provided that the Company receives cash and that the Company does not directly or indirectly finance such purchases of Capital Stock, and 100% of any cash contribution subsequent to the Issue Date; plus

           (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

           (D) an amount equal to the sum of (x) the net reduction in Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments, proceeds representing the return of capital (excluding dividends and distributions to the extent that they are accounted for in Consolidated Cash Flow in clause (3)(A) above) in each case received by the Company or any Restricted Subsidiary, and (y) the portion (proportionate to the Company's equity interest in such Person) of the fair market value of the net assets of such Person at the time such Person is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Persons, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment under this clause (a)(3)) by the Company or any Restricted Subsidiary in such Person.

   (b) The preceding provisions will not prohibit:

       (1) any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company) or a substantially concurrent capital contribution; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such capital


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

            contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause
            (3)(B) of paragraph (a) above;

       (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) above;

       (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments under clause (a)(3) above;

       (4) the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed U.S.$250,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) above;

       (5) the repurchase of Warrant Shares pursuant to the terms of the Warrant Agreement as in effect on the Issue Date; or

       (6) payments or distributions to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the covenant described under "-- Merger and consolidation."

   (c) Notwithstanding the foregoing, so long as any Warrants are outstanding, the Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, (1) to make a Restricted Payment of the type specified in clause
(1), (2) or (3) of the definition of "Restricted Payment" (other than a Restricted Payment permitted under clause (b)(4) or (b)(5) above) or (2) to make an Investment, used to effect or support the making of a Restricted Payment of the type specified in clause (1), (2) or (3) of the definition of "Restricted Payment," unless the Company shall have offered to repurchase all the Warrants at their then fair market value as determined by an independent nationally recognized investment banking firm and repurchased all duly tendered Warrants. The Company shall provide at least ten Business Days prior written notice before the repurchase date to each holder of the Warrants describing the transaction in reasonable detail.

Limitation on restrictions on distributions from restricted subsidiaries

       The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

       (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

       (2) any encumbrance or restriction with respect to a Restricted Subsidiary in existence at the time such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;


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

       (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause
            (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

       (4) any such encumbrance or restriction consisting of customary non-assignment provisions in concessions, permits, licensing agreements and leases governing leasehold interests to the extent such provisions restrict the transfer of the concession, permit, license or lease or the rights granted or property leased thereunder;

       (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

       (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

       (7) any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property;

       (8) any encumbrance or restriction pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

       (9) any encumbrance or restriction existing under or by reason of applicable law or regulations; and

       (10) customary provisions relating to assets or properties in which the Company has Investments in joint ventures, provided that the Company was entitled to make the Investment pursuant to the covenant described under "-- Limitation on restricted payments."

Limitation on sales of assets and subsidiary stock

       (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

       (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

       (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents;

       (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash either:

           (A) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); or

           (B) to the extent the Company elects, to acquire Additional Assets;


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

       (4) to the extent of the aggregate balance of Net Available Cash after application in accordance with paragraph (3) above, the Company or such Restricted Subsidiary makes an offer to the holders of the notes (and to, at the election of the Company, holders of other Senior Indebtedness designated by the Company) to purchase notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the indenture; and

       (5) to the extent that any portion of Net Available Cash remains after compliance with clause (4) above, the Company or such Restricted Subsidiary uses such remaining portion only for purposes not prohibited in the indenture.

       In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) of paragraph (3) or paragraph (4) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

       Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds U.S.$5.0 million. Pending application of Net Available Cash pursuant to this covenant (except for clause (a)(5) above), such Net Available Cash shall be invested in cash or Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness (except for clauses (A) and (B) above).

       For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

       (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

       (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

       (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Indebtedness) pursuant to clause (a)(4) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(5) above. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than U.S.$5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

       (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on affiliate transactions

       (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

       (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

       (2) if such Affiliate Transaction involves an amount in excess of U.S.$1.0 million but is less than or equal to U.S.$5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of disinterested directors of the Company have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board of Directors resolution; and

       (3) if such Affiliate Transaction involves an amount in excess of U.S.$5.0 million, the Board of Directors shall also have received a written opinion from an investment banking firm of national United States prominence that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

       (b)  The provisions of the preceding paragraph (a) will not apply to:

       (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on restricted payments";

       (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by a majority of the disinterested members of the Board of Directors;

       (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed U.S.$0.5 million in the aggregate outstanding at any one time;

       (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

       (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

       (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

       (7) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries;

       (8) the operating agreement with CT Global Telecommunications, Inc., as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date; and

       (9) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice.

Limitation on the sale or issuance of capital stock of restricted subsidiaries

       The Company

       (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

       (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

           (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

           (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on restricted payments" if made on the date of such issuance, sale or other disposition.

Limitation on liens

       The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

       Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Limitation on sale/leaseback transactions

       The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

       (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "-- Limitation on liens";

       (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

       (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on sale of assets and subsidiary stock."

Merger and consolidation

       The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

       (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of Mexico, the United States of America, any State thereof or the District of

            Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

       (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

       (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional U.S.$1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on indebtedness";

       (4) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

       (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

       The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

SEC reports

       Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of the notes, within the time periods specified in the SEC's rules and regulations all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 6-K (provided that the Company shall be deemed to be required to file (1) such Forms for each of the first three fiscal quarters for each fiscal year and
(2) the information required to be filed with the SEC on Form 8-K, if applicable, for changes in control, acquisition or disposition of assets, bankruptcy or receivership and changes in the Company's certifying accountants) and 20-F (beginning with fiscal year 2000) if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants.

       In addition, following the consummation of the Registered Exchange Offer, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Limitation on business activities

       The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business.

Future subsidiary guarantors

       The Company shall cause each future Restricted Subsidiary to promptly Guarantee the notes and execute a supplemental indenture providing for such Subsidiary Guarantee on the terms and conditions set forth in the indenture and deliver an opinion of counsel satisfaction to the Trustee within 10 Business Days of the date it was acquired or created.


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

Rating agencies

       By December 31, 2000, the Company must visit the rating agencies of Standard & Poor's Ratings Group and Moody's Investors Service, Inc. or their respective successors, for the purpose of obtaining a rating of the notes.

DEFAULTS

       Each of the following is an Event of Default:

       (1) a default in the payment of interest or any Additional Amounts on the notes when due, continued for 30 days;

       (2) a default in the payment pursuant to the Escrow Agreement or a default in payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

       (3) the failure by the Company to comply with its obligations under " -- Certain covenants -- Merger and consolidation" above;

       (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of control" (other than a failure to purchase notes) or under "-- Certain covenants" under "-- Limitation on indebtedness," "-- Limitation on restricted payments," "-- Limitation on restrictions on distributions from restricted subsidiaries," "-- Limitation on sales of assets and subsidiary stock" (other than a failure to purchase notes), "-- Limitation on affiliate transactions," "-- Limitation on the sale or issuance of capital stock of restricted subsidiaries," "-- Limitation on liens," "-- Limitation on sale/leaseback transactions," "-- SEC reports," "-- Limitation on business activities," "-- Future subsidiary guarantors" or "-- Rating agencies";

       (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the indenture;

       (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision");

       (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

       (8) any judgment or decree for the payment of money in excess of $5.0 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision");

       (9) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any final judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

       (10) the failure by the Company to receive a $35.0 million non-preferred equity contribution by September 30, 2000.

       However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

       If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

       Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

       (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

       (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

       (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

       (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

       (5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

       Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

       If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

       Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment may not, among other things:

       (1) reduce the amount of notes whose holders must consent to an amendment;

       (2) reduce the rate of or extend the time for payment of interest on any note;

       (3)  reduce the principal of or extend the Stated Maturity of any note;

       (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional redemption" or "Redemption for changes in Mexican withholding taxes" above;

       (5)  make any note payable in money other than that stated in the note;

       (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

       (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

       (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the indenture;

       (9) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

       (10) make any change in the provisions of the indenture described under "Additional Amounts" that adversely affects the rights of any Noteholder or amend the terms of the notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any Noteholder for United States or Mexican tax purposes.

       Notwithstanding the preceding, without the consent of any holder of the notes, the Company and Trustee may amend the indenture:

       (1)  to cure any ambiguity, omission, defect or inconsistency;

       (2) to provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

       (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

       (4)  to add guarantees with respect to the notes to secure the notes;

       (5) to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

       (6) to make any change that does not adversely affect the rights of any holder of the notes; or

       (7) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust indenture Act.

       The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

       After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

       The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.


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

DEFEASANCE

       At any time, we may terminate all our obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust, the payment of Additional Amounts, and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

       In addition, at any time we may terminate our obligations under "-- Change of control" and under the covenants described under "-- Certain covenants" (other than the covenant described under "-- Merger and consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) under "-- Certain covenants -- Merger and consolidation" above ("covenant defeasance").

       If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

       We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under "-- Certain covenants -- Merger and consolidation" above.

       In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of: (1) an Opinion of Counsel in the United States reasonably acceptable to the Trustee to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law); and (2) an Opinion of Counsel in Mexico reasonably acceptable to the Trustee to the effect that holders of the notes will not recognize income, gain or loss for Mexican taxes purposes as a result of such deposit and defeasance and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

CONCERNING THE TRUSTEE

       The Bank of New York is to be the Trustee under the indenture. We have appointed The Bank of New York as Registrar and Paying Agent with regard to the notes.

       The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

       The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.


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

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

       No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company under the notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

       The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

       Under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce our obligations under the notes in Mexico, we would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Pesos at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank (Banco de Mexico) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federacion).

CONSENT TO JURISDICTION AND SERVICE

       We will appoint C T Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as our agent for actions brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

CERTAIN DEFINITIONS

       "Additional Assets" means any:

       (1) property, plant, equipment, concessions, licenses, permits and leases used in a Related Business;

       (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

       (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

       "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such specified Person.

       For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain covenants -- Limitation on restricted payments," "-- Certain covenants -- Limitation on affiliate transactions" and "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.


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

       "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

       (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

       (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

       (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3)

           (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

           (B) for purposes of the covenant described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain covenants -- Limitation on restricted payments" or a Permitted Investment;

           (C) a disposition of assets with a fair market value of less than $100,000;

           (D) exchange of telecommunications assets where the Fair Market Value of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or if less, the difference is received in cash, and such cash is Net Available Cash;

           (E) dispositions of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets in the ordinary course of business;

           (F) dispositions of capacity and rights of use in the Company's network in the ordinary course of business; and

           (G) a Restricted Payment permitted by or a Permitted Investment that is not prohibited by the covenant described above under the caption "-- Certain covenants -- Limitation on restricted payments."

       "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

       "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

       (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

       (2)  the sum of all such payments.

       "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

       "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in Mexico or New York City.


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

       "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

       "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Consolidated Cash Flow" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

       (1) all income and asset tax expense of the Company and its consolidated Restricted Subsidiaries;

       (2)  Consolidated Interest Expense;

       (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to an item that was prepaid in cash in a prior period, other than the Company's preoperating expenses that were capitalized in accordance with GAAP); and

       (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

       in each case for such period; minus the sum of the following to the extent it increases Consolidated Net Income:

       (1)  interest income; and

       (2) all non-cash items of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash item to the extent that it results in the receipt of cash payments in any future period).

       Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

       "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

       (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

       (2)  amortization of debt discount and debt issuance cost;

       (3)  capitalized interest;

       (4)  non-cash interest expenses;

       (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

       (6)  net payments pursuant to Hedging Obligations;

       (7) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

       (8) interest incurred in connection with Investments in discontinued operations;

       (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

       (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

       "Consolidated Leverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Cash Flow for the most recent fiscal quarter ending at least 45 days prior to such date of determination (the "Reference Period") multiplied by four, provided, however, that:

       (1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

       (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Reference Period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated after giving effect on a pro forma basis to the repayment, repurchase, defeasance or discharge of Indebtedness and Consolidated Cash Flow shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

       (3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for the Reference Period;

       (4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

       (5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a


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

            Restricted Subsidiary during the Reference Period, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

       "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

       (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

           (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

           (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

       (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

       (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

           (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

           (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

       (4) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

       (5)  extraordinary gains or losses; and

       (6)  the cumulative effect of a change in accounting principles.

       Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain covenants -- Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of the Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

       "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

       (1) the par or stated value of all outstanding Capital Stock of the Company plus


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

       (2) paid-in capital or capital surplus relating to such Capital Stock plus

       (3)  any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

       "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

       "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

       "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

       (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

       (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

       (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

       (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" and "-- Certain covenants -- Change of control"; and

       (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

       "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Exchange Notes" means the debt securities of the Company issued pursuant to the indenture in exchange for, and in an aggregate principal amount at maturity equal to, the notes, in compliance with the terms of the Registration Rights Agreement.

       "Fair Market Value" means, with respect to any asset or property (including Capital Stock), the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the trustee.

       "Fixed Charge Coverage Ratio" as of any date of determination means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow to Consolidated Interest Expense of such Person for the most recent fiscal quarter ending at least 45 days prior to the date of determination. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence,


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

assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable reference period.

       In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

       (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

       (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

       (3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

       "GAAP" means generally accepted accounting principles in Mexico, as amended from time to time.

       "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

       (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

       (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

       "Guarantors" means each of:

       (1)  Corporativo en Telecomunicaciones, S.A. de C.V.; and

       (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

       "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

       "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

       "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.


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       "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

       (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

       (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

       (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

       (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

       (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the indenture (but excluding, in each case, any accrued dividends);

       (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

       (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

       (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

       The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

       "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

       "Investment" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

       For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain covenants -- Limitation on restricted payments":

       (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation


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

            of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to
            (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

       (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

       "Issue Date" means the date on which the notes are originally issued.

       "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

       "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

       (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

       (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

       (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

       (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

       "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

       "Permitted Holders" means (i) Adrian Aguirre Gomez, Maria Guadalupe Aguirre Gomez, Maria Elena Aguirre Gomez, Maria Trinidad Aguirre Gomez and Maria Esther Gomez de Aguirre and their respective estates and heirs (collectively, the "Aguirre Gomez family members"), (ii) any trust established for the benefit of, or any company or other entity controlled by, one or more Aguirre Gomez family members, and any successor or Affiliate thereof, (iii) CT Global Telecommunications, Inc., and any successor or majority-owned Affiliate, (iv) BankAmerica International Investment Corporation, and any successor or majority-owned Affiliate, (v) BancBoston Investments, Inc., and any successor or majority-owned Affiliate, (vi) Bachow Investment Partners III, L.P., and any successor or majority-owned Affiliate and (vii) Latinvest Strategic Investment Fund, L.P., and any successor or majority-owned Affiliate.

       "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

       (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;


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

       (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

       (3)  cash and Temporary Cash Investments;

       (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

       (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

       (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

       (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

       (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock";

       (9) any Hedging Obligations permitted to be Incurred under "-- Certain covenants -- Limitation on indebtedness"; and

       (10) other Investments in an aggregate amount not to exceed (A) $10.0 million at any one time outstanding from the Issue Date to and including December 31, 2000, (B) $20.0 million at any one time outstanding from January 1, 2001 to and including December 31, 2001 and (C) $25.0 million at any one time outstanding thereafter, so long as in each case such Investments are made in a Telecommunications Business.

       "Permitted Liens" means, with respect to any Person:

       (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

       (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and
            (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

       (3) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;


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

       (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

       (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

       (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

       (7) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain covenants -- Limitation on indebtedness"; provided that such Liens are limited to the assets and Capital Stock so acquired;

       (8)  Liens existing on the Issue Date;

       (9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

       (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

       (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

       (12) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations; and

       (13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9), (10), (14) or (15);
            provided, however, that:

           (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

           (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (8), (9), (10),
               (14) or (15) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;


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       (14) Liens Incurred in connection with Capital Lease Obligations permitted under the indenture; provided that such Liens do not extend or cover any property other than the property that is the subject of the Capital Lease Obligation;

       (15) Liens Incurred to secure Indebtedness permitted under the provisions described in clause (b)(14) under "-- Certain covenants -- Limitation on indebtedness"; provided that such Liens are limited to the assets and Capital Stock so acquired; and

       (16) Liens in favor of the Company or any Restricted Subsidiary.

       Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

       "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

       "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

       "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

       "Public Equity Offering" means an underwritten primary public offering of voting or non-voting stock of the Company in the United States pursuant to an effective registration statement under the Securities Act or in Mexico pursuant to the Mexican Securities Market Law (Ley de Mercado de Valores) and the regulations of the CNBV.

       "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding voting and non-voting stock of the Company has been distributed in the United States by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act or in Mexico pursuant to the Mexican Securities Market Law (Ley de Mercado de Valores) and the regulations of the CNBV.

       "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

       "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

       (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

       (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

       (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;


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provided further, however, that Refinancing Indebtedness shall not include (A)
Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

       "Related Business" means any business in which the Company was engaged on the Issue Date and any other business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

       "Restricted Payment" with respect to any Person means:

       (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

       (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

       (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

       (4) the making of any Investment (other than a Permitted Investment) in any Person.

       "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

       "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

       "SEC" means the Securities and Exchange Commission.

       "Senior Indebtedness" means:

       (1) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred; and

       (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Indebtedness shall not include:

       (1)  any obligation of the Company to any Subsidiary;

       (2) any liability for Federal, state, local or other taxes owed or owing by the Company;


                                      100
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       (3)  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

       (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company; or

       (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture.

       "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

       "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

       "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

       "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

       (1)  such Person;

       (2)  such Person and one or more Subsidiaries of such Person; or

       (3)  one or more Subsidiaries of such Person.

       "Telecommunications Business" means the business of (1) transmitting or providing services relating to the transmission of voice, video or data through owned or leased terrestrial transmission facilities, (2) constructing, installing, maintaining, creating, developing or marketing communications-related network infrastructure, components, equipment, software and other devices for use in a telecommunications business and related or incidental thereto and (3) any other business reasonably related, ancillary or complimentary to those identified in clause (1) or (2) above.

       "Temporary Cash Investments" means any of the following:

       (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

       (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

       (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

       (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a


                                      101
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            rating at the time as of which any investment therein is made of
            "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group;

       (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.;

       (6) Certificados de la Tesoreria de la Federacion (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the Mexican government and maturing not more than 180 days after the acquisition thereof; and

       (7) certificates of deposit, bank promissory notes and bankers' acceptances denominated in Pesos, maturing not more than 180 days after the acquisition thereof and issued or Guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and which are not under intervention or controlled by the Fondo Bancario de Proteccion al Ahorro or any successor thereto.

       "Unrestricted Subsidiary" means:

       (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

       (2)  any Subsidiary of an Unrestricted Subsidiary.

       The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of U.S.$1,000 or less or (B) if such Subsidiary has assets greater than U.S.$1,000, such designation would be permitted under the covenant described under "-- Certain covenants -- Limitation on restricted payments."

       The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain covenants -- Limitation on indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

       "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

       "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, including without limitation, shares of capital stock with limited voting rights (acciones de inversion neutra) such as the Company's series N shares, as well as series C shares deposited in a trust which will issue ordinary participation certificates or CPOs.

       "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.


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


                          BOOK-ENTRY, DELIVERY AND FORM

       We will initially issue the exchange notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of The Depository Trust Company as our depositary and registered in the name of the depositary or its nominee. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the depositary or another nominee of the depositary. You may hold your beneficial interests in the global notes directly through the depositary if you have an account with the depositary or indirectly through organizations which have accounts with the depositary.

       The depositary has advised us as follows:

       - the depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

       - the depositary was created to hold securities of institutions that have accounts with the depositary, commonly known as "participants," and to facilitate the clearance and settlement of transactions in such securities among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

       - the depositary's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations; and

       - access to the depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

       We expect that pursuant to procedures established by the depositary, upon the deposit of the global notes with the depositary, the depositary will credit, on its book-entry registration and transfer system, the number of notes represented by such global notes to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers.

       Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in such global notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

       So long as the depositary or its nominee is the registered holder and owner of any global notes, the depositary or such nominee will be considered the sole legal owner and holder of the securities evidenced by such global notes for all purposes under the indenture and the Warrant Agreement. Except as set forth below, as an owner of a beneficial interest in the global notes, you will not

       - be entitled to have the securities evidenced by the global notes registered in your name,

       - be entitled to receive physical delivery of certificated notes, and

       - be considered to be the owner or holder of any securities evidenced by the global notes.

       We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that the depositary, as the holder of such global note, is entitled to take, the beneficial owner may instruct the participant to take such action on its behalf.

       We will make payments of principal of, premium, if any, and interest on notes represented by a global note registered in the name of and held by the depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner and holder of such global note.

       We expect that the depositary or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants.

       We will not have any responsibility or liability for any aspect of the records relating to, or payments made on the account of, beneficial ownership interests in any of the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global notes owning through such participants.

       Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of the depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

       Subject to certain conditions, the notes and warrants represented by the global notes are exchangeable for certificated notes in definitive form if

       - the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes or the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

       - we in our discretion at any time determine not to have all the notes represented by the global notes; or

       - in the case of the notes, a default entitling the holder of the notes to accelerate the maturity thereof has occurred and is continuing.

       Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations, as applicable, and registered in such names as the depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the depositary or its nominee. In addition, such certificated notes will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.

                             UNITED STATES TAXATION

       This is a summary of the principal U.S. federal income tax consequences resulting from the beneficial ownership of the notes. This summary does not purport to consider all the possible U.S. federal tax consequences of the exchange, purchase, ownership and disposition of the notes and is not intended to reflect the individual tax position of any beneficial owner. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

       This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code by initial purchasers. This summary does not purport to deal with purchasers in special tax situations, such as financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") composed of a note and one or more other investments, holders who own or will own directly, indirectly or by attribution (including stock attribution resulting from ownership of the warrants) 10% or more (by voting power) of Maxcom's voting stock or 10% or more (by value) of Maxcom's outstanding capital stock, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar.

       The summary does not include any description of the tax laws of any state, locality or foreign government that may be applicable to the notes or to the holders of any of the foregoing. You should note that no rulings have been or will be sought from the Internal Revenue Service ("IRS") with respect to any of the U.S. federal income tax consequences discussed below, and we cannot assure you that the IRS will not take contrary positions. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the exchange, purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

       As used herein, "U.S. Holder" means a beneficial owner of a note, unit, warrant or warrant shares who or which is

       -      a citizen or resident of the United States,

       - a corporation created or organized in or under the laws of the United States or of any state thereof (including the District of Columbia) or

       - any other person or entity who or which is subject to U.S. federal income taxation on a net income basis with respect to its worldwide income.

       As used in this prospectus, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder. In the case of a holder of notes that is a partnership for U.S. federal income tax purposes, each partner generally will take into account its allocable share of income or loss from the notes and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

U.S. TAX CONSEQUENCES TO U.S. HOLDERS OF NOTES

Payments of interest and additional amounts

       Generally, payments of "qualified stated interest" (including Mexican withholding tax imposed on such interest) and Additional Amounts (if any) will be taxable to a U.S. Holder as ordinary income. Payments of "qualified stated interest" and Additional Amounts (if any) on a note generally will be includible in the income of a U.S. Holder as it accrues or is received, in accordance with such holder's regular method of accounting for tax purposes. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note.

Original issue discount

       The notes will be treated as issued with OID for U.S. federal income tax purposes in the amount by which the "stated redemption price at maturity" of a note exceeds its "issue price." The issue price of each note will be that portion of the issue price of the investment unit allocated by Maxcom to the note in the amount set forth above. The stated redemption price at maturity of a note will equal the total amount of all principal and interest payments to be made on the note, other than qualified stated interest. However, if the amount of OID determined under this formula is "de minimis OID," then the notes will be treated as if there is no OID. The notes will have de minimis OID if the total amount thereof is less than the product of (a) 0.25% ( 1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the note and
(c) the stated redemption price at maturity.

       A U.S. Holder must include OID on the notes, if any, in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. OID must be included in income regardless of whether cash is received in respect of such income. The amount of OID includible in income by the U.S. Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year on which such U.S. Holder held such note ("accrued OID"). The daily portion is determined by allocating to each day in any accrual period other than the initial short accrual period and the final accrual period an amount equal to the excess of

       - the product of a note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

       - the amount of any qualified stated interest payments allocable to such accrual period.

       The "yield to maturity" is the discount rate that, when applied to all payments under a note, results in a present value equal to the issue price. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the note at the beginning of the final accrual period. The amount of OID allocable to the initial short period may be computed under any reasonable method. The adjusted issue price of the note at the start of any accrual period is equal to its issue price increased by the aggregate amount of accrued OID for each prior accrual period and reduced by the amount of any cash payments previously made on the note (other than payments of qualified stated interest).

       A U.S. Holder may generally, upon election, use the constant yield to maturity method applicable to OID to determine the timing of inclusion of all qualified stated interest and OID on a note, subject to certain limitations. Such an election will apply to all debt instruments held or acquired by the U.S. Holder on or after the beginning of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

       The above treatment assumes that the "stated redemption price at maturity" for a note does not include any Additional Amounts payable on the notes. It is possible that the IRS might disagree with this treatment and contend that the "stated redemption price at maturity" should include the reasonably expected amount of Additional Amounts payable on the notes. In such case, the amount of OID on the notes would be increased by such amount.

Sale, exchange or retirement of a note

       Except as described below under "--Exchange offer," upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which are taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the issue price of the note increased by the amount of OID on such note that is includible in such U.S. Holder's gross income and decreased by the amount of any cash payments received on the note (other than payments of qualified stated interest). Capital gain recognized by an individual U.S. Holder generally will be long term capital gain and subject to a maximum U.S. federal income tax rate of 20% if the U.S. Holder held the note for more than one year before sale. U.S. Holders that are corporations are taxed on their net capital gains at the regular corporate income tax rates. The source of gain or loss realized by a U.S. Holder in connection with the disposition of notes will be U.S. source.

Foreign tax credit

       Interest, OID and Additional Amounts. Qualified stated interest, OID and Additional Amounts (if any) paid on notes will constitute income from sources outside the United States, and, with certain exceptions, will be grouped together with other items of "passive" income, for purposes of computing the foreign tax credit allowable to a U.S. Holder. If the payments of qualified stated interest, OID and Additional Amounts (if any) were to become subject to a withholding tax imposed by a foreign country at a rate of 5 percent or more, the qualified stated interest, OID and Additional Amounts (if any) may be considered "high withholding tax interest" for purposes of computing the foreign tax credit. If a U.S. Holder is predominantly engaged in the active conduct of a banking, insurance, financing or similar business, the payments of qualified stated interest, OID and Additional Amounts (if any) may be considered "financial services income" for purposes of computing the foreign tax credit, provided that such amounts do not constitute "high withholding tax interest," as described above.

       Effect of Mexican withholding taxes. A U.S. Holder will be required to include the amount of Mexican withholding taxes, if any, imposed on payments on a note (including any Additional Amounts payable by Maxcom) in gross income as interest income. Such treatment will be required regardless of whether, as will generally be true, Maxcom is required to pay Additional Amounts so that the amount of Mexican withholding taxes does not reduce the net amount actually received by the holder of the note.

       Subject to certain limitations, a U.S. Holder may be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for the amount of Mexican income taxes withheld by Maxcom (which, as described above, would include amounts withheld on Additional Amounts paid by Maxcom with respect to Mexican taxes). However, Mexican taxes may be deducted from a U.S. Holder's taxable income only if such U.S. Holder does not claim a credit for any Mexican or other foreign taxes paid or accrued in that taxable year. A U.S. Holder may be required to provide the IRS with a certified copy of the receipt evidencing payment of such withholding tax imposed in respect of payments on the notes in order to claim a Mexican tax credit in respect of such Mexican withholding tax.

       Since a U.S. Holder may be required to include in its gross income OID on the notes in advance of any withholding of Mexican income taxes from payments relating to the discount (which would generally occur when such discount is paid in cash), a U.S. Holder may not be entitled to a credit or deduction for these Mexican withholding taxes in the year the OID is included in the U.S. Holder's gross income for U.S. federal income tax purposes, and may be limited in its ability to credit or deduct in full the foreign taxes in the year those taxes are actually withheld by Maxcom. Prospective purchasers of the notes should consult their tax advisors concerning the availability and timing of a foreign tax credit or deduction relating to the payment of Mexican withholding taxes.

EXCHANGE OFFER

       The exchange of notes for exchange notes pursuant to the registration rights agreement should not constitute a taxable exchange. As a result,

       - a U.S. Holder should not recognize gain or loss as a result of exchanging notes for Exchange notes pursuant to the registration rights agreement;

       - the holding period of the exchange notes should include the holding period of the notes exchanged therefor; and

       - the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

       Upon the occurrence of a registration default, Maxcom would be required to pay additional interest on the notes. Although the matter is not free from doubt, if additional interest becomes payable on the notes, such additional interest should be treated as additional OID with respect to the notes. In that event, U.S. Holders generally would have to recompute the amount of OID with respect to the notes by treating the notes as retired and reissued, solely for purposes of the OID rules, on the date that additional interest becomes payable for an amount equal to the adjusted issue price of the notes on that date.


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

U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS OF UNITS

       A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on distributions in respect of the notes, unless such income is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

       A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the sale or the other disposition of notes unless (i) such gain is effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder, or (ii) such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of sale or disposition and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

       Recently finalized Treasury Regulations relating to withholding, information reporting and backup withholding unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 2000. Except as provided below, this section describes rules applicable to payments made on or before December 31, 2000.

       A U.S. Holder of the notes may be subject to information reporting requirements with respect to distributions made in respect of the notes and proceeds from the sale or other disposition of notes payable to a U.S. Holder by a U.S. paying agent or other U.S. intermediary. If information reporting requirements apply, distributions made to the U.S. Holder will be reported to the IRS and to the U.S. Holder as may be required under applicable Treasury regulations. Backup withholding at a rate of 31% will also apply with respect to any payments made on the notes and proceeds from the sale, exchange, redemption or retirement of the notes unless such U.S. Holder:

       - is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or

       - provides a correct taxpayer identification number (social security number or employer identification number), certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

       Certain penalties may be imposed by the IRS on a U.S. Holder that is required to supply information but does not do so in the proper manner.

       A Non-U.S. Holder generally will be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting (generally, filing a timely and properly completed IRS Form W-8BEN).

       Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS.

       You are advised to consult your own tax advisers as to the consequences of a purchase and sale of notes, including, without limitation,

       - the applicability and effect of any state, local or non-U.S. tax laws to which they may be subject, and of any legislative or administrative changes in law,

       - the U.S. federal income tax consequences of foreign withholding taxes by Maxcom (and of the payment by Maxcom of Additional Amounts with respect to such withholding taxes),

       - the availability of a credit or deduction for foreign withholding taxes, and

       - the effect, if any, of the Final Regulations on their purchase, ownership and disposition of the notes.

                                MEXICAN TAXATION

       The following is a general discussion of the material consequences of an investment in the notes under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and rules and regulations thereunder, as currently in effect. This summary of certain Mexican tax considerations deals only with holders of notes or of a beneficial interest therein that are not residents of Mexico for Mexican tax purposes and that do not conduct a trade or business through a permanent establishment or fixed base in Mexico (a "Foreign Holder").

       For purposes of Mexican taxation, an individual is a resident of Mexico if he has established his domicile in Mexico, unless he has resided in another country for more than 183 calendar days, whether consecutive or not, in any one calendar year and can demonstrate that he has become a resident of that country for tax purposes, and a legal entity is a resident of Mexico if it has been incorporated under the laws of Mexico, or has established the principal management of its business or the base of effective direction in Mexico. A Mexican citizen is presumed to be a resident of Mexico for tax purposes unless such person can demonstrate otherwise. If a person has a permanent establishment or fixed base in Mexico, such permanent establishment or fixed base shall be required to pay taxes in Mexico on income attributable to such permanent establishment or fixed base in accordance with relevant tax provisions.

UNITED STATES/MEXICO AND OTHER TAX TREATIES

       A Convention for the Avoidance of Double Taxation and Prevention of Fiscal Evasion, together with a related Protocol thereto (collectively, the "Tax Treaty"), between the United States and Mexico entered into force on January 1, 1994. Provisions of the Tax Treaty that may affect the taxation of certain U.S. holders of notes are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which the notes may be subject. Holders of the notes should consult their own tax advisors as to the tax consequences, if any, of such treaties.

MEXICAN TAX CONSEQUENCES TO FOREIGN HOLDERS OF THE NOTES

Taxation of interest and principal

       Under the Mexican Income Tax Law, payments of interest made by Maxcom in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a Foreign Holder will generally be subject to a Mexican withholding tax assessed at a rate of 10%, if, as is the case, the notes are registered in the National Registry for Securities and Intermediaries (Registro Nacional de Valores e Intermediarios). However, when the Reduced Rate Rule, as described below, is not applicable, interest paid to Holders of notes who are residents of tax haven jurisdictions, as defined in the Mexican Income Tax Law, are subject to a 40% withholding tax rate.

       Pursuant to the Mexican Income Tax Law and until December 31, 2000, payments of interest made by issuers of notes in respect of the notes to a Foreign Holder will be subject to a reduced 4.9% Mexican withholding tax rate (the "Reduced Rate") if, in addition to registering the notes as set forth above,

       - the effective beneficiary of the interest is a Foreign Holder which resides for tax purposes in a country which has entered into a treaty to avoid double taxation with Mexico; and

       - the requirements for the application of a lower rate established in the applicable treaty are satisfied.

       Foreign Holders should consult their tax advisors regarding whether they reside in a country that has entered into such a treaty with Mexico which is effective, and if so, the conditions and requirements for obtaining benefits under such treaty.

       Pursuant to Rule 3.31.9 (the "Reduced Rate Rule") issued by the Mexican Ministry of Finance (Secretaria de Hacienda y Credito Publico) on March 6, 2000 and expected to be effective through March 7, 2001, payments of interest with respect to the notes made by Maxcom to Foreign Holders, regardless of the place of residence or the tax regime applicable to the Foreign Holder recipient of the interest, will be subject to withholding taxes imposed at the Reduced Rate if

       - the notes are registered with the National Registry of Securities and Intermediaries and copies of approval of such registration are provided to the Ministry of Finance;

       - Maxcom timely files with the Ministry of Finance certain information relating to the issuance of the notes;

       - Maxcom timely files with the Ministry of Finance on a quarterly basis information on the amount and dates of interest payments made during each quarter and information representing that "no party related to Maxcom" (as such terms are defined in the Reduced Rate Rule), directly or indirectly, is the effective beneficiary of more than five percent (5%) of the aggregate amount of each such interest payment; and

       - Maxcom maintains records that evidence compliance with the conditions set forth above.

       Maxcom has complied with the first two conditions set forth above and expects that the last two conditions will be met and, accordingly, expects to withhold Mexican tax from interest payments at the Reduced Rate during the effectiveness of such rule. Although it is expected that a rule equivalent to the Reduced Rate Rule will be in effect from March 7, 2001 and beyond, there can be no assurance that any such rule will be issued and become effective. In such event, higher rates may apply.

       Apart from the Reduced Rate, other special rates of Mexican withholding tax may apply. In particular, under the Tax Treaty, the Mexican withholding tax rate is reduced to 4.9% (provided the notes are regularly and substantially traded on a recognized securities market; otherwise the Tax Treaty provides for a maximum withholding tax rate of 15%) (the "Treaty Rate"), for certain holders that are residents of the United States (within the meaning of the Tax Treaty) and under certain circumstances contemplated therein. However, during the fiscal year 2000 the Tax Treaty is not expected, generally, to have any material effect on the Mexican tax consequences described herein, because, as described above, under Mexican Income Tax Law and regulations as currently in effect, with respect to a U.S. Holder that meets the Reduced Rate Rule requirements described above, Maxcom will be entitled to withhold taxes in connection with interest payments under the notes at the Reduced Rate. From 2001 and beyond, holders of the notes should consult their own tax advisors as to the possible application of the Tax Treaty.

       Payments of interest Maxcom makes on the notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, if any such fund is

       -      the effective beneficiary of the interest;

       -      duly incorporated under the laws of its country of origin;

       -      exempt from income tax on the interest income in that country; and

       -      registered with the Ministry of Finance for that purpose.

   Under existing Mexican law and regulations, a Foreign Holder will not be subject to any Mexican taxes in respect of payments of principal made by Maxcom with respect to the notes.

Taxation of Additional Amounts

       Maxcom has agreed, subject to specified exceptions and limitations, to pay Additional Amounts to the holders of the notes in respect of the Mexican withholding taxes mentioned above. See "Description of the Notes -- Additional amounts." Payments of Additional Amounts with respect to the notes will be subject to Mexican withholding tax at the same rate generally applicable to interest paid on the notes.

       Holders or beneficial owners of notes may be requested to provide certain information or documentation necessary to enable Maxcom to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner is requested and is not provided on a timely basis, the obligation of Maxcom to pay Additional Amounts will be limited. See "Description of the Notes -- Additional Amounts."

Taxation of proceeds from the sale or other disposition of notes

       Capital gains resulting from the sale or other disposition of the notes by Foreign Holders will not be subject to Mexican income tax.

Transfer and other taxes

       There are no Mexican stamp, registration, or similar taxes payable by a Foreign Holder in connection with the purchase, ownership or disposition of the notes. A Foreign Holder of notes will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the notes.

                              PLAN OF DISTRIBUTION

       Each broker-dealer that receives exchange notes in the exchange offer for old notes held for its own account must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired as a result of market-making activities or other trading activities. We have agreed that until the close of business on February 18, 2001 (180 days after the date of this prospectus), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 20, 2000 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

       We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the granting of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions.

       Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal that accompanies this prospectus states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

       Until November 20, 2001, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the notes against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

       The validity of the notes offered by this prospectus will be passed upon by Proskauer Rose LLP New York, New York, United States counsel for Maxcom. Proskauer Rose LLP may rely, as to Mexican law matters, on the opinion of Santamarina y Steta, S.C., Mexico City, Mexico, special Mexican counsel to Maxcom. Santamarina y Steta, S.C. may rely, as to matters of New York law, on the opinion of Proskauer Rose LLP.

                              INDEPENDENT AUDITORS

       The consolidated financial statements of Maxcom and subsidiaries as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 appearing in this prospectus have been audited by BDO International, independent public accountants.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

       Upon the effectiveness of the registration statement related to this prospectus, we will become subject to the information requirements of the Exchange Act of 1934 applicable to foreign private issuers. As a result, we will be required to file with the Commission an annual report as well as other information. The indenture governing the notes also requires us to provide you with certain information including financial information for the first three fiscal quarters of each year.

       The registration statement and related exhibits, as well as reports and other information filed with the Commission by us may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

       Written requests to Maxcom for information should be addressed to Maxcom Telecomunicaciones, S.A. de C.V., Magdalena No. 211, Colonia del Valle, 03100 Mexico, D.F., Attn: Jose Antonio Solbes, Tel.: (52) 5 147-1111.

             MAXCOM TELECOMMUNICATIONS, S.A. DE C.V. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Report of Independent Auditors.................................................................................F-2
     Consolidated Balance Sheets as of December 31, 1998 and 1999..............................................F-3
     Consolidated Statement of Operations for the period from May 1, 1999 (commencement of operations)
         through December 31, 1999.............................................................................F-4
     Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1997,
         1998 and 1999.........................................................................................F-5
     Consolidated Statements of Changes in Financial Position for the years ended December 31, 1997, 1998 and 1999..............................................................................................F-6
     Notes to Consolidated Financial Statements for the years ended December 31, 1997, 1998 and 1999...........F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Maxcom Telecomunicaciones, S.A. de C.V.

     We have audited the accompanying Consolidated Balance Sheets of Maxcom Telecomunicaciones, S.A. de C.V. as of December 31, 1998 and 1999, and the related Consolidated Statements of Operations for the period from May 1, 1999 (commencement of operations) through December 31, 1999, Changes in Shareholders' Equity and Changes in Financial Position for the years ended December 31, 1997, 1998 and 1999. These Financial Statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

     We conducted our audits in accordance with Mexican Generally Accepted Auditing Standards. These standards require that we plan and perform the audit to obtain reasonable assurance as to whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall Financial Statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the Consolidated Financial Position of Maxcom Telecomunicaciones, S.A. de C.V. as of December 31, 1998 and 1999, the Consolidated Result of its Operations for the period from May 1, 1999 (commencement of operations) through December 31, 1999, the Changes in its Consolidated Shareholders' Equity and the Changes in its Consolidated Financial Position for the years ended December 31, 1997, 1998 and 1999, in conformity with Mexican Generally Accepted Accounting Principles.

BDO International

Mexico City,
February 21, 2000

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                          CONSOLIDATED BALANCE SHEETS

 (THOUSANDS OF MEXICAN PESOS "Ps" WITH PURCHASING POWER AS OF DECEMBER 31, 1999
                        AND THOUSANDS OF US DOLLARS "$")

                                                                      DECEMBER 31,
                                                         --------------------------------------
                                                            1998           1999          1999
                                                         ----------    ------------    --------
                                                                                       (NOTE 2)
                                       ASSETS (NOTE 10)
CURRENT ASSETS:
  Cash and cash equivalents (Note 4)...................  Ps 387,173    Ps   153,662    $ 16,209
                                                         ----------    ------------    --------
  Restricted cash (Note 10)............................       1,859          18,688       1,971
                                                         ----------    ------------    --------
  Accounts receivable:
     Customers, net of allowance of Ps 3,095...........          --          28,653       3,022
     Value added tax refundable (Note 5)...............      49,940          40,687       4,292
     Other.............................................         189             318          34
                                                         ----------    ------------    --------
                                                             50,129          69,658       7,348
                                                         ----------    ------------    --------
  Equipment for resale.................................          --           6,720         709
                                                         ----------    ------------    --------
  Prepaid expenses.....................................       6,249           4,198         443
                                                         ----------    ------------    --------
          Total current assets.........................     445,410         252,926      26,680
FREQUENCY RIGHTS, Net (Note 6).........................     105,160         102,792      10,843
TELEPHONE NETWORK SYSTEMS AND EQUIPMENT (Notes 8 and
  10)..................................................     247,737         788,851      83,212
PREOPERATING EXPENSES (Note 9).........................     168,042         248,136      26,175
OTHER ASSETS...........................................      25,230          43,276       4,565
                                                         ----------    ------------    --------
                                                         Ps 991,579    Ps 1,435,981    $151,475
                                                         ==========    ============    ========

                                          LIABILITIES
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 10).......  Ps   3,321    Ps     3,745    $    395
  CT Global Telecommunications, Inc....................       8,442          23,973       2,529
  Accrued expenses and other accounts payable..........       5,988          39,510       4,167
  Deposits refundable to customers.....................          --           7,309         771
  Payroll and other taxes payable......................       5,676           5,078         536
                                                         ----------    ------------    --------
          Total current liabilities....................      23,427          79,615       8,398
                                                         ----------    ------------    --------
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities (Note 10)....     206,763         800,604      84,452
                                                         ----------    ------------    --------
          Total liabilities............................     230,190         880,219      92,850
                                                         ----------    ------------    --------

                            SHAREHOLDERS' EQUITY (NOTES 12 AND 13)
Capital stock..........................................     734,345         743,684      78,448
Additional paid-in capital.............................      27,044          29,279       3,089
Deficit................................................          --        (217,201)    (22,912)
                                                         ----------    ------------    --------
          Total shareholders' equity...................     761,389         555,762      58,625
Commitments (Notes 1, 10, 13 and 16)...................          --              --          --
                                                         ----------    ------------    --------
                                                         Ps 991,579    Ps 1,435,981    $151,475
                                                         ==========    ============    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS
          FOR THE PERIOD FROM MAY 1, 1999 (COMMENCEMENT OF OPERATION)
                           THROUGH DECEMBER 31, 1999

 (THOUSANDS OF MEXICAN PESOS "Ps" WITH PURCHASING POWER AS OF DECEMBER 31, 1999
            AND THOUSANDS OF US DOLLARS "$", EXCEPT PER SHARE DATA)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          1999
                                                              ----------    ----------
                                                                             (NOTE 2)
TELECOMMUNICATIONS REVENUES.................................  Ps  88,197    $    9,303
                                                              ----------    ----------
OPERATING COSTS AND EXPENSES:
  Network operating cost....................................      43,824         4,623
  Selling, general and administrative expenses..............     161,561        17,042
  Depreciation and amortization.............................      74,265         7,834
                                                              ----------    ----------
          Total operating costs and expenses................     279,650        29,499
                                                              ----------    ----------
  OPERATING LOSS............................................    (191,453)      (20,196)
                                                              ----------    ----------
COMPREHENSIVE (INCOME) COST OF FINANCING:
  Interest expense..........................................      46,301         4,884
  Interest income...........................................     (10,046)       (1,060)
  Exchange loss, net........................................       9,546         1,007
  Gain on net monetary position.............................     (19,944)       (2,104)
                                                              ----------    ----------
                                                                  25,857         2,727
                                                              ----------    ----------
OTHER INCOME, net...........................................         109            11
                                                              ----------    ----------
  NET LOSS..................................................  Ps(217,201)   $  (22,912)
                                                              ==========    ==========
Weighted average common shares outstanding..................  10,264,827    10,264,827
  NET LOSS PER SHARE........................................      (21.16)        (2.23)

  The accompanying notes are an integral part of these consolidated financial statements.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(THOUSANDS OF MEXICAN PESOS "Ps" WITH PURCHASING POWER AS OF DECEMBER 31, 1999)

                                                          ADDITIONAL
                                              CAPITAL      PAID-IN
                                               STOCK       CAPITAL       DEFICIT        TOTAL
                                             ---------    ----------    ----------    ----------
BALANCE AS OF DECEMBER 31, 1996............  Ps     87     Ps 5,970     Ps      --    Ps   6,057
Increase in capital stock..................    231,763       (5,970)            --       225,793
                                             ---------     --------     ----------    ----------
BALANCE AS OF DECEMBER 31, 1997 (NOTE
  12)......................................    231,850           --             --       231,850
Increase in capital stock, net of expenses
  (Ps.24,395) incurred in connection with a
  private placement (Note 12)..............    502,495           --             --       502,495
Stock options (Note 13)....................         --       27,044             --        27,044
                                             ---------     --------     ----------    ----------
BALANCE AS OF DECEMBER 31, 1998 (NOTE
  12)......................................    734,345       27,044             --       761,389
Increase in capital stock..................      9,339           --             --         9,339
Contributions for future increases of
  capital..................................         --          331             --           331
Stock options (Note 13)....................         --        1,904             --         1,904
Net loss...................................         --           --       (217,201)     (217,201)
                                             ---------     --------     ----------    ----------
BALANCE AS OF DECEMBER 31, 1999 (NOTE
  12)......................................  Ps743,684     Ps29,279     Ps(217,201)   Ps 555,762
                                             =========     ========     ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

 (THOUSANDS OF MEXICAN PESOS "Ps" WITH PURCHASING POWER AS OF DECEMBER 31, 1999
                        AND THOUSANDS OF US DOLLARS "$")

                                                               DECEMBER 31,
                                            --------------------------------------------------
                                               1997          1998          1999         1999
                                            ----------    ----------    ----------    --------
                                                                                      (NOTE 2)
OPERATING ACTIVITIES:
  Net loss................................  Ps      --    Ps      --    Ps(217,201)   $(22,912)
  Depreciation and amortization charged to
     operations not requiring use of
     resources............................          --            --        74,265       7,834
                                            ----------    ----------    ----------    --------
                                                    --            --      (142,936)    (15,078)
     Net change in restricted cash,
       accounts receivable, inventories,
       prepaid expenses and accounts
       payable and accrued expenses.......          --            --        14,737       1,555
                                            ----------    ----------    ----------    --------
     Resources used in operating
       activities.........................          --            --      (128,199)    (13,523)
                                            ----------    ----------    ----------    --------
FINANCING ACTIVITIES:
  Issuance of capital stock...............     231,763       502,495         9,339         985
  Additional paid-in capital..............      (5,969)       27,044         2,235         236
  Proceeds from loans and notes payable...          --       210,084       594,265      62,686
                                            ----------    ----------    ----------    --------
     Resources provided by financing
       activities.........................     225,794       739,623       605,839      63,907
                                            ----------    ----------    ----------    --------
INVESTING ACTIVITIES:
  Preoperating expenses...................     (57,222)     (103,742)      (77,726)     (8,199)
  Net changes in monetary assets and
     liabilities..........................     (13,426)      (24,576)           --          --
                                            ----------    ----------    ----------    --------
                                               (70,648)     (128,318)      (77,726)     (8,199)
  Telephone network systems and
     equipment............................      (1,024)     (247,895)     (615,379)    (64,913)
  Frecuency rights........................    (105,160)           --            --          --
  Other assets............................          --       (25,230)      (18,046)     (1,904)
                                            ----------    ----------    ----------    --------
     Resources used in investing
       activities.........................    (176,832)     (401,443)     (711,151)    (75,016)
                                            ----------    ----------    ----------    --------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) in cash and cash
     equivalents..........................      48,962       338,180      (233,511)    (24,632)
  Beginning balance.......................          31        48,993       387,173      40,841
                                            ----------    ----------    ----------    --------
  Ending balance..........................  Ps  48,993    Ps 387,173    Ps 153,662    $ 16,209
                                            ==========    ==========    ==========    ========
Supplemental disclosures:
  Cash paid for interest..................  Ps      --    Ps  16,063    Ps  39,438    $  4,160
                                            ==========    ==========    ==========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED, DECEMBER 31, 1997, 1998 AND 1999

 (THOUSANDS OF MEXICAN PESOS "Ps" WITH PURCHASING POWER AS OF DECEMBER 31, 1999
                        AND THOUSANDS OF US DOLLARS "$")

NOTE 1. INCORPORATION AND BUSINESS

     Maxcom Telecomunicaciones, S.A. de C.V. ("Maxcom" or "the Company"), is a Mexican company incorporated on February 28, 1996 (inception). Its main line of business is the construction and operation of a telephone network, with the purpose of providing local, national and international long-distance, data and other value-added services and private-network services, within the Mexican Republic.

     The Company started its commercial operations in May 1999. Therefore, from its incorporation through April 30, 1999, the Company was in the preoperating and development stage. The recoverability of its investment in telephone network systems and equipment, preoperating expenses and frequency rights depends on the ability of the Company to obtain financing to complete development, and on the future profitable commercial exploitation of the telephone network.

     Effective February 3, 1997 (supplemented December 7, 1999), Mexico's Ministry of Communications and Transport (the "SCT") awarded the Company a concession to install and operate a public telecommunication network in Mexico. This concession is non-exclusive; its initial term is of 30 years, and it contains certain renewal rights. The concession grants the Company the right to provide local telephone services in the Federal District of Mexico and in 124 other cities located in the states of Chiapas, Hidalgo, Mexico, Oaxaca, Puebla, San Luis Potosi, Tabasco, Tamaulipas, Tlaxcala, Veracruz, Campeche, Quintana Roo and Yucatan. It also grants the Company the right to provide long-distance, data and other value-added services. There are conditions for the concession to remain effective such as building certain networks and providing certain services on predetermined dates.

     In October 1997, the Company was awarded a nationwide point-to-point and three regional point-to-point and three regional point-to-multipoint microwave concessions, each for 20 years. See Note 6.

     On November 24, 1998, the Company entered into an agreement with Telefonos de Mexico, S.A. de C.V. ("Telmex") through which both parties agreed to provide each other with interconnection services to each other's local telecommunications network. This agreement calls for reciprocal interconnection rates for local-to-local services through January 1, 2001. On March 23, 1999, this agreement was renewed and the term was extended to September 15, 2002.

     On January 22, 1999, the Company entered into an agreement with Telmex through which Maxcom agreed to provide Telmex interconnection services for Telmex's long-distance traffic. This agreement is valid through September 15, 2002, with the possibility of extension after such date.

     During 1999, the Company has entered into interconnection and reselling agreements with several local carriers and cellular phone companies.

NOTE 2. BASIS OF PRESENTATION

     As of the year ended December 31, 1998 and 1999 the accompanying consolidated financial statements include the accounts of Maxcom and Corporativo en Telecomunicaciones, S.A. de C.V. ("Corporativo" or the "Subsidiary"), a wholly-owned Mexican subsidiary incorporated on January 19, 1998, whose main line of business is the rendering of administrative and technical services, mainly to Maxcom. All intercompany balances and transactions have been eliminated in the consolidation.

     US dollar amounts ("$") shown in the consolidated financial statements have been included solely for the convenience of the reader and were translated from Mexican pesos, as a matter of arithmetic computation only, at the December 31, 1999, noon-buying rate of Ps9.48 per US dollar, published by The

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

Federal Reserve Bank of New York. Such translation should not be construed as a representation that the Mexican peso amounts have been or could be converted into US dollars at this or any other rate.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements are expressed in Mexican pesos, denoted by the symbol "Ps", and have been prepared by applying Mexican generally accepted accounting principles ("Mexican GAAP"). The significant accounting policies used by the Company in the preparation of its financial statements, including the concepts, methods and criteria related to the recognition of the effects of inflation on the financial information, are summarized below:

     a) RECOGNITION OF THE EFFECTS OF INFLATION

          i) Following the methodology set out in Mexican GAAP, the Company restates its financial statements to reflect the purchasing power of the Mexican peso as of the most recent reporting date
             (December 31, 1999), thereby comprehensively recognizing the effects of inflation. The financial statements of previous years have been also restated in terms of the purchasing power of the Mexican peso as of the most recent reporting date, thus making them comparable. Therefore, these amounts differ from those previously reported.

         ii) Shareholders' equity accounts include their restatement to express them in terms of constant pesos. The restatement amounts are determined by applying factors derived from the National Consumer Price Index (INPC) to the historical balances.

        iii) The result on net monetary position represents the inflationary gain or loss, as determined by applying factors derived from the INPC, on the Company's monthly net monetary assets or liabilities during the period.

         iv) Comprehensive income and cost of financing consists of interest income and expense, exchange gains or losses and the gain or loss on the net monetary position. In the development stage period, this caption is applied to preoperating expenses. As the projects enter into operations, it is applied to the results of operations.

     b) CASH AND CASH EQUIVALENTS

          Cash equivalents include highly liquid short-term investments and bank deposits with original due dates of three months or less, which are valued at market cost plus accrued interest.

     c) TELEPHONE NETWORK SYSTEMS AND EQUIPMENT

          Telephone network systems and equipment are recorded at acquisition cost and restated by applying factors derived from the INPC. Depreciation is calculated by the straight-line method on restated cost based on the estimated useful lives of the assets. Depreciation is charged to results of operations. During the development stage depreciation was applied to preoperating expenses.

     d) FREQUENCY RIGHTS

          Frequency rights are recorded at acquisition cost and restated by applying factors derived from the INPC. Amortization is calculated by the straight-line method over the term of the concession (see Note 6), from the start of the Company's operations.

     e) PREOPERATING EXPENSES

          All expenses incurred during the development stage or in specific projects in progress are capitalized. The amortization of such expenses is determined by the straight-line method over ten years, once the corresponding asset commences operations.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     f) TRANSACTIONS AND BALANCES IN FOREIGN CURRENCIES

          Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates they are entered into or settled. Assets and liabilities denominated in those currencies are stated in Mexican pesos at the year-end closing rate published in Mexico's Official Gazette. Exchange gains or losses are applied to comprehensive (income) cost of financing.

     g) INCOME TAX AND STATUTORY EMPLOYEES' PROFIT SHARING

          The Company has had no net income since inception and accordingly has not provided for income taxes and statutory employees' profit sharing.

          Accrued recurring timing differences (preoperating expenses capitalized for book purposes and expenses incurred in connection with a private placement applied directly to shareholders' equity, both expensed for tax purposes) amounted to Ps253,660 at December 31, 1999, which may result in an increase in income tax and employees' profit sharing payable in future years, at the then prevailing rates. As of December 31, 1999, the Company had cumulative tax losses of Ps483,468, which may be carried forward against future taxable profits (expiring in 2006 through 2009).

     h) MANAGEMENT ESTIMATES

          Generally accepted accounting principles require that, in preparing a company's financial statements, management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     i) FINANCIAL INSTRUMENTS

          The Company's financial instruments consist principally of cash, cash equivalents and restricted cash, accounts receivable and payable, and loans and notes payable. The carrying amounts of such financial instruments, as reflected in the balance sheet, approximate their fair value as of December 31, 1998 and 1999.

     j) REVENUE RECOGNITION

          The Company recognizes revenues from telephone services provided to customers, from the sale of customer premises equipment and from services provided to other telephone service companies (such as interconnection services).

          Revenues from services provided to customers are recognized on an accrual basis.

          Revenues from the sale of customer premise equipment are recognized at the time of the sale and delivery of such equipment.

          Advances from customers are classified as current liabilities until they are refunded. When the contract is rescinded, these deposits are applied to operations as services rendered.

     k) STOCK-BASED COMPENSATION

          The Company recognizes compensation expense for its executive stock option plan using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the market price of the stock at the grant date, or other measurement date, over the amount an employee must pay to acquire the stock.

     l) NEW ACCOUNTING STANDARDS

          In April 1999, the Mexican Institute of Public Accountants issued a new Bulletin D-4, Accounting Treatment for Income Tax, Tax on Assets and Statutory Employees' Profit Sharing,

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     applicable to all Mexican companies for the year beginning on January 1, 2000. This standard provides a different method of calculating deferred income taxes than is currently in force. Under the new rules, deferred taxes will be recognized for the tax consequences of all temporary differences, both recurring and non-recurring, between the financial statements' carrying amounts and the tax basis of existing assets, liabilities and tax losses. Due to the recent issuance of this standard, management has not been able to fully evaluate the impact it may have on the future financial position and results of operations of the Company.

NOTE 4. CASH AND CASH EQUIVALENTS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Republic National Bank of New York: $6,625 in a certificate
  of deposit, due January 12, 2000. Annual interest rate of
  5.94%.....................................................  Ps     --    Ps 63,670
BancBoston: $5,010 in a certificate of deposit, due January
  5, 2000. Annual interest rate of 5.7%.....................         --       47,895
Bank of America: $3,430 in a certificate of deposit, due
  January 3, 2000. Annual interest rate of 3.5%.............         --       32,664
Bank of America: $10,000 in a certificate of deposit, due
  January 13, 1999. Annual interest rate of 4.95%...........    111,900           --
NationsBank: $10,000 in a certificate of deposit, due
  January 13, 1999. Annual interest rate of 4.95%...........    111,900           --
BancBoston: $14,380 in a certificate of deposit, due January
  13, 1999. Annual interest rate of 4.68%...................    160,832           --
Other.......................................................      2,541        9,433
                                                              ---------    ---------
                                                              Ps387,173    Ps153,662
                                                              =========    =========

NOTE 5. VALUE-ADDED TAX REFUNDABLE

     Value-Added Tax ("VAT") is levied on goods and services acquired generally at a 15% standard rate. In general, VAT does not represent an additional cost to business enterprises because the amounts paid will normally be offset against the VAT liability of the Company on the billing to customers. Because the Company was in its preoperating stage and began commercial operations in May 1999, but has paid VAT on investments, costs and expenses incurred prior to that date, the VAT paid has resulted in a tax overpayment subject to refund. This tax is being refunded on a regular basis.

NOTE 6. FREQUENCY RIGHTS

     On October 3, 1997, the Federal Telecommunications Commission ("COFETEL") granted the Company a concession to use and exploit different bands of the radio-electric spectrum and to establish point-to-point and point-to-multi-point microwave links. The concession became effective February 28, 1998, and will run to the year 2018.

     The Company paid the SCT the sum of Ps105,160, which will be amortized over the life of the concession from the start of the Company's operations. As of December 31, 1999, the Company has recorded amortization expenses of Ps2,368.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTE 7. BALANCES AND TRANSACTIONS WITH RELATED PARTIES

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Transactions (Restated to express constant pesos of December
  31, 1999):
  Office lease..............................................  Ps 4,441    Ps 2,389
  Administrative services...................................       118         577
  Compensation in connection with the operation agreement
     with CT Global Telecommunications Inc. and others......    67,369      69,662
                                                              ========    ========

NOTE 8. TELEPHONE NETWORK SYSTEMS AND EQUIPMENT

                                                                DECEMBER 31,
                                                           ----------------------    USEFUL LIFE
                                                             1998         1999         (YEARS)
                                                           ---------    ---------    -----------
Office furniture.........................................  Ps  1,743    Ps  3,308         10
Transportation equipment.................................      1,725        7,656          4
Software.................................................      1,558        5,112       3.33
Engineering equipment....................................      9,327        7,049         10
Computer equipment.......................................      6,491       15,675       3.33
Telecommunication equipment and network..................         --      447,406         10
Electronic equipment.....................................         --      140,642         10
Radio equipment..........................................         --       70,418         10
Other....................................................      1,474        3,680         10
                                                           ---------    ---------
                                                              22,318      700,946
Less -- Accumulated depreciation.........................     (1,712)     (56,385)
Construction in process:
  Telecommunications.....................................    218,368      100,278
  Leasehold improvements.................................      8,763       44,012
                                                           ---------    ---------
                                                           Ps247,737    Ps788,851
                                                           =========    =========

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTE 9. ANALYSIS OF CUMULATIVE PREOPERATING EXPENSES

                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                             1997        1998         1999
                                                           --------    ---------    ---------
Salaries and wages.......................................  Ps 7,972    Ps 39,726    Ps 62,722
Professional fees and services...........................     8,773       26,569       33,896
Administrative, management and financial services, and
  office leases paid to related parties:
  CT Global Telecommunications Inc.......................    12,324       52,561       86,744
  Grupo Radio Centro, S.A. de C.V........................     8,600        8,600        8,600
  Bachow and Associates Inc..............................        --        3,070        3,573
  Advance Telecom........................................     1,489        1,489        1,489
  Inmobiliaria Grupo Radio Centro, S.A. de C.V. (office
     lease)..............................................     1,466        5,420        7,761
  Promotora Tecnica de Servicios Profesionales, S.A. de
     C.V.................................................     1,650        1,756        1,756
  Others.................................................       329        1,648        8,682
Office, sites and equipment operating leases.............        --        2,195        6,611
Depreciation.............................................       135        1,328        2,828
Other....................................................     3,414       14,693       24,420
                                                           --------    ---------    ---------
                                                             46,152      159,055      249,082
                                                           --------    ---------    ---------
Comprehensive (income) cost of financing:
  Interest income........................................    (2,310)     (17,836)     (22,788)
  Interest expense.......................................        --       19,360       28,280
  Exchange (gain) loss...................................    (5,312)     (75,671)     (81,193)
  Loss (gain) on net monetary position...................     5,467       45,617       48,905
                                                           --------    ---------    ---------
                                                             (2,155)     (28,530)     (26,796)
                                                           --------    ---------    ---------
                                                             43,997      130,525      222,286
Restatement increment to express in constant pesos.......    18,992       37,517       43,355
                                                           --------    ---------    ---------
                                                             62,989      168,042      265,641
Amortization.............................................        --           --      (17,505)
                                                           --------    ---------    ---------
Preoperating expenses, net...............................  Ps62,989    Ps168,042    Ps248,136
                                                           ========    =========    =========

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTE 10. CURRENT AND LONG-TERM DEBT

     The balances as of December 31, 1998 and 1999 were:

                                                    CURRENT    LONG-TERM      TOTAL
                                                    -------    ---------    ---------
DECEMBER 31, 1998:
Nissho Iwai American Corp. (Lucent)(1)............  Ps   --    Ps201,918    Ps201,918
Nissho Iwai American Corp. (NEC)(2)...............       --        3,579        3,579
Other.............................................    3,321        1,266        4,587
                                                    -------    ---------    ---------
Total.............................................  Ps3,321    Ps206,763    Ps210,084
                                                    =======    =========    =========
DECEMBER 31, 1999:
Nissho Iwai American Corp. (Lucent)(1)............       --      510,300      510,300
Nissho Iwai American Corp. (NEC)(2)...............       --      131,454      131,454
Hewlett Packard de Mexico, S.A. de C.V.(3)........       --      154,271      154,271
Other.............................................    3,745        4,579        8,324
                                                    -------    ---------    ---------
Total.............................................  Ps3,745    Ps800,604    Ps804,349
                                                    =======    =========    =========

     Maturities of the long-term debt are as follows:

                                                              DECEMBER 31,
YEAR ENDED                                                        1999
----------                                                    ------------
2000........................................................   Ps  3,745
2001........................................................      20,282
2002........................................................     116,353
2003........................................................     192,142
2004........................................................     219,185
2005 and therefore..........................................     252,642
                                                               ---------
                                                               Ps804,349
                                                               =========

---------------
(1) $100 million vendor facility, bearing an annual interest rate of three-month LIBOR plus 4.15% plus withholding tax (11.47% and 11.34% at December 31, 1999 and 1998, respectively) payable quarterly starting November 13, 2001 through August 12, 2005, of which $53.8 million was outstanding at December 31, 1999, ($20.5 million at December 31, 1998). As of December 31, 1999 the $46.2 million unused funds from this facility are to be used for the purchase of Lucent Technologies equipment. However, the right to use this line of credit expires on February 26, 2000. Subsequent to year end the Company drew down an additional $17.8 million in January and February 2000.

(2) $20 million vendor facility, bearing an annual interest rate of three-month LIBOR plus 4.15% plus withholding tax (11.47% at December 31, 1999) payable quarterly starting November 31, 2001 through August 12, 2005, of which $13.9 million was outstanding at December 31, 1999. As of December 31, 1999, the $6.2 million unused funds from this facility are to be used for purchase NEC equipment. However, the right to use this line of credit expires on February 26, 2000.

(3) $18.7 million from Hewlett-Packard, bearing an annual interest rate of three-month LIBOR plus 4.15% (10.28% at December 31, 1999) payable quarterly starting February 26, 2002 through November 24, 2005, of which $16.2 million was outstanding at December 31, 1999. As of December 31, 1999, the $4.9 million unused funds from this facility are to be used to purchase Hewlett-Packard equipment.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     The lines of credit of Nissho Iwai American Corp. have the following terms:

     - Repayment of principal: 16 quarterly installments starting on November 13, 2001.

     - Restrictions: the Company must comply with financial covenants, such as prohibition for essential changes, additional encumbrances, additional debt, restricted payments and financial covenants, among others. The Company was in compliance with such covenants at December 31, 1999.

     - Guarantee: lender participates on a pari passu basis on the benefits of a security package to guarantee the service of those debts. This package contains several instruments, such as (1) a mortgage of all present and future assets; (2) a stock trust guarantee secured with 100% of the Company's common stock (A and B Series shares); and (3) a guarantee trust to which all of the Company's cash proceeds are channeled.

     - Additionally, the Company deposits in advance the quarterly interest of the indebtedness in an escrow account in favor of Nissho Iwai American Corp. As of December 31, 1999, the associated restricted cash amounted to Ps18,688 (Ps1,859 at December 1998).

     - Although the Company pays commitment fees, the availability of funds at the date of disbursement is subject to the conditions prevailing on such date.

NOTE 11. EMPLOYEE BENEFITS

     As of December 31, 1998 and 1999, the Company had no pension plan and it had the following labor liabilities:

     a) INDEMNITIES TO EMPLOYEES

          Employees who are dismissed without justification are entitled to severance compensation determined in accordance with the provisions of Mexico's Federal Labor Law.

     b) SENIORITY PREMIUMS

          In the event of dismissal without justification, retirement after 15 years of service or death, employees are entitled to a seniority premium determined in accordance with the provisions of Mexico's Federal Labor Law.

     As of December 31, 1999, these items were not significant because the seniority of the vast majority of the Company's employees was less than two years.

NOTE 12. CAPITAL STOCK

     Under Mexico's Federal Telecommunications Law and Law on Foreign Investment, no more than 49% of the full voting capital stock of a Mexican corporation holding a concession to provide local and long-distance telecommunication services may be held by foreigners.

     The capital stock is represented by registered shares with no par value, which are divided in A and B Series common shares and N Series limited-voting shares. A Series shares may only be subscribed, acquired or owned by Mexicans, while B Series shares may be freely subscribed. N Series shares, which may also be freely subscribed, are limited-voting shares that may not be computed for purposes of determining the foreign-investment percentage under the terms of the Law on Foreign Investment. In compliance with a ruling of the Mexican foreign investment authorities, according to Company Bylaws, N Series shares may not represent more than 79.96% of the Company's outstanding capital stock.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     All shares confer the same rights to their holders, except for N Series shares (limited-voting shares) which only confer the right to vote on special matters described in the General Law on Business Corporations and on key matters described in the Bylaws.

     The Bylaws and a Shareholders' Agreement require a supermajority of votes to approve certain transactions; they also stipulate that the transfers of shares may be subject to certain restrictions.

     As of December 31, 1997, 1998 and 1999, the Company's outstanding shares were:

                                                              DECEMBER 31,
                                                  -------------------------------------
                                                    1997          1998          1999
                                                  ---------    ----------    ----------
Capital stock:
  A Series......................................  1,531,428     1,531,428     1,531,428
  B Series......................................  1,471,373     1,471,373     1,471,373
  N Series......................................  1,124,213     7,210,190     7,320,190
                                                  ---------    ----------    ----------
Total outstanding shares........................  4,127,014    10,212,991    10,322,991
Treasury Shares (N Series)......................         --            --     4,660,000
                                                  ---------    ----------    ----------
Total issued shares.............................  4,127,014    10,212,991    14,982,991
                                                  =========    ==========    ==========

     Of the total outstanding shares, 765,714 A Series shares and 763,113 B Series shares represent the minimum fixed portion, with no withdrawal rights, of Maxcom's capital stock, while the remaining A Series and B Series shares and the N Series shares represent the variable portion of the capital stock.

     Under the May 1998 shareholders agreement, if the company registers any equity securities for a primary or secondary public offering prior to May 21, 2002, they must permit parties to the shareholders agreement to include their shares in such an offering. The company will bear all expenses of any primary or secondary public offering, other than the fees of counsel to the holders of the registration rights and any underwriting commission or discounts. If the company does not register the equity securities in a primary or secondary public offering prior to May 21, 2005, the series N shareholders will have the right to: retain an investment banker to sell substantially all of the assets of the company; merge or consolidate into another company; or require parties to the shareholders agreement to sell their shares, and distribute the proceeds to shareholders.

     As of December 31, 1997, 1998 and 1999, the Company's capital stock was:

                                                             DECEMBER, 31
                                                  -----------------------------------
                                                    1997         1998         1999
                                                  ---------    ---------    ---------
Capital stock and advances for future
  increases.....................................  Ps164,979    Ps586,893    Ps595,841
Restatement for effects of inflation............     66,871      170,215      170,606
                                                  ---------    ---------    ---------
Total capital stock.............................    231,850      757,108      766,447
                                                  ---------    ---------    ---------
Expenses connected with private placement.......         --      (18,283)     (18,283)
Restatement increment...........................         --       (4,480)      (4,480)
                                                  ---------    ---------    ---------
                                                         --      (22,763)     (22,763)
                                                  ---------    ---------    ---------
                                                  Ps231,850    Ps734,345    Ps743,684
                                                  =========    =========    =========

     During May 1998, Maxcom made a private placement and issued 6,085,977 N Series shares, which resulted in a capital stock increase of Ps525,258 (Ps421,914 nominal pesos). The expenses incurred (Ps22,763) in connection with the placement were directly applied to shareholders' equity.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTE 13. STOCK OPTIONS

     At December 31, 1998 and 1999, the Company has five stock option transactions outstanding, which are described below. Since Mexican GAAP does not have standards to value and record this kind of instrument, the Company adopted the US GAAP guidelines of APB Opinion 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants; APB Opinion 25, Accounting for Stock Issued to Employees; and FASB Statement 123, Accounting for Stock-Based Compensation.

     FASB 123 requires the Company to calculate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1998: no dividend yield for all years; expected volatility of 46.10%; risk-free interest rate of 5.15% and expected lives of 4 to 7 years.

     a) EXECUTIVE STOCK OPTION PLAN

          At a Board of Directors Meeting held in May 1998, an executive stock option plan was approved. This plan provides that the Company grant options, on every April 1, commencing in 1999. Under this plan, a technical committee will determine the executive officers to whom options to purchase N Series shares will be granted, as well as the terms of those options.

          The Company has created two option plans for its executive officers as follows:

             The first award ("option A") consists of a total of 425,000 options to be awarded as follows: 170,000 on April 1, 1999, at an exercise price of $8.70; 145,000, on April 1, 2000, at an exercise price of $10.45 and 110,000 on April 1, 2001, at an exercise price of $12.55. The options vest equally over a five-year period beginning on the date of the grant.

             These options were awarded to executive officers who are continuing to provide professional services to the Company on April 1, 1999. The only requirement to receive the option is that the executive officers must be rendering services to the Company at the time of the grant.

             The second award ("option B") is granted based on a set formula as defined in the options plan agreement. Options will be granted to executive officers at an exercise price of $10.45 at April 1, 2000 and at an exercise price of $12.55 at April 1, 2001.

          Option A is being accounted for as fixed options. Based on APB Opinion No. 25, compensation expense is determined based on the market or fair-value price of the stock at the measurement date, less the amount, if any, that the executive officers are required to pay for the stock.

          Since the option price equals the market value on the date of the grant, there is no intrinsic value for the options and thus there is no expense associated with these options to record in the financial statements.

          For companies which elect to account for options to employees under APB 25, FASB 123 requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's executive stock option plan has been determined in accordance with the fair-value based method prescribed in that statement.

          As of December 31, 1999, under the accounting provisions of FASB 123, the Company's net loss and net loss per share would have been as follows:

                                             AS REPORTED    PRO FORMA
                                             -----------    ----------
Net loss...................................  Ps(217,201)    Ps(218,377)
Net loss per share -- basic and diluted....      (21.16)        (21.27)

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     b) NISSHO IWAI AMERICAN CORP. STOCK OPTIONS

          In March 1998, the Company granted options to Nissho Iwai for up to 337,471 N Series shares at fixed exercise prices per share of $10.87 expiring through March 2005. No options have been exercised as of December 31, 1999. These options were issued in connection with a financing agreement and their cost was valued at approximately $2.2 million. This value is being amortized over the life of the financing.

     c) CT GLOBAL TELECOMMUNICATIONS, INC. (CTGT) STOCK OPTIONS:

          On May 21, 1998, the Company granted options to CT Global Telecommunications for up to 250,000 N Series shares at an exercise price of $8.70. These options expire two years after CTGT disposes of its shares. CTGT's right to these options is subject to certain performance objectives. As of December 31, 1999, CTGT has accomplished some of these objectives, which gives it the right to exercise up to 35,000 options. The cost of these options was valued at approximately $87 and was capitalized as pre-operating expenses. No options have been exercised as of December 31, 1999. The shares subject to these options agreement, are limited to a maximum gain of $40.00 per share.

     d) BACHOW AND ASSOCIATES STOCK OPTION

          On May 21, 1998, the Company granted options to Bachow and Associates for up to 100,000 N Series shares at an exercise price of $8.70 expiring two years after Bachow and Associates disposes its shares. Bachow and Associates' right to exercise the options are subject to performance objectives. As of December 31, 1999, Bachow and Associates has accomplished all objectives, which gives it the right to exercise the total of the options. The cost of these options was valued at approximately $119 and was capitalized as pre-operating expenses. No options have been exercised as of December 31, 1999. The shares subject to these options agreement, are limited to a maximum gain of $40.00 per share. During 1999, Bachow and Associates advanced Ps331 towards the exercise of its options and such amount is reflected in additional paid-in capital.

     e) AMSTERDAM PACIFIC LLC OPTION

          On May 21, 1998, the Company granted options to Amsterdam Pacific, in connection with an equity financing transaction, for up to 24,425 N Series shares at an exercise price of $8.70 expiring May 21, 2003. As of December 31, 1999, Amsterdam Pacific has the right to exercise its options.

          A summary of the status of the Company's stock options as of December 31, 1998 and 1999 and changes during the years then ended, is presented below.

                                                                WEIGHTED-AVERAGE
                                                     SHARES      EXERCISE PRICE
                                                    --------    ----------------
DECEMBER 1998:
  Outstanding at beginning of year................        --         $  --
  Granted.........................................   711,896          9.73
  Forfeited.......................................        --
                                                    --------
  Outstanding at end of year......................   711,896
                                                    ========
  Options exercisable at year-end.................   414,396
                                                    ========
  Weighted-average fair-value of options granted
     during the year (Expressed in US Dollars)....  $   6.21
                                                    ========

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                                                                WEIGHTED-AVERAGE
                                                     SHARES      EXERCISE PRICE
                                                    --------    ----------------
DECEMBER 1999:
  Outstanding at beginning of year................   711,896         $9.73
  Granted.........................................   170,000          8.70
  Forfeited.......................................        --            --
                                                    --------
  Outstanding at end of year......................   881,896          7.86
                                                    ========         =====
  Options exercisable at year-end.................   666,866
                                                    ========
  Weighted-average fair-value of options granted
     during the year (Expressed in US Dollars)....  $   3.66
                                                    ========

          The following table summarizes information about stock options outstanding at December 31, 1998 and 1999.

                                        OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                          -----------------------------------------------   ------------------------------
                                                WEIGHTED-AVERAGE
                                        ---------------------------------
                           NUMBER OF       REMAINING                          NUMBER      WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE    EXERCISE PRICE
------------------------  -----------   ----------------   --------------   -----------   ----------------
DECEMBER 31, 1998
      8.70..............    374,425           4.97              8.70           76,925           8.70
     10.87..............    337,471           7.00             10.87          337,471          10.87
DECEMBER 31, 1999
      8.70..............    544,425           5.86              8.70          329,395           8.70
     10.87..............    337,471           7.00             10.87          337,471          10.87

NOTE 14. POSITION IN FOREIGN CURRENCY

     The Company currently does not hedge any of its foreign-denominated assets or liabilities.

     As of December 31, 1998 and 1999, the Company's foreign-currency position was:

                                                            US DOLLARS
                                                     ------------------------
                                                        1998          1999
                                                     ----------    ----------
Assets.............................................     $35,178    $   18,953
Liabilities........................................      19,700        88,552
Year-end exchange rate (Ps per US$1.00)............    Ps9.9395      Ps9.5222

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTE 15. TAX-LOSS CARRY-FORWARDS

     The Company has had tax losses since inception and accordingly has not provided for income taxes. Following is a summary of the reconciliation between book and tax results:

                                                       PERIOD ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     1997        1998         1999
                                                   --------    ---------    ---------
Net loss for the period..........................  Ps    --    Ps     --    Ps217,201
Preoperating expenses and expenses incurred in
  connection with a private placement, which were
  considered as tax deduction when incurred......    21,218      122,740       83,206
Difference between inflationary effects for
  accounting and tax purposes....................      (396)      10,087       26,548
Nondeductible items..............................      (172)         (65)      (2,769)
                                                   --------    ---------    ---------
Tax loss for the period..........................  Ps20,650    Ps132,762    Ps324,186
                                                   ========    =========    =========

     In accordance with Mexico's Income Tax Law, tax losses are subject to restatement by inflation and may be carried forward against future taxable profits of subsequent years. As of December 31, 1999, the Company's restated cumulative tax losses were:

                                                                     EXPIRATION
FISCAL YEAR                                              AMOUNT         YEAR
-----------                                             ---------    ----------
  1996................................................  Ps  5,870       2006
  1997................................................     20,650       2007
  1998................................................    132,762       2008
  1999................................................    324,186       2009
                                                        ---------
                                                        Ps483,468
                                                        =========

NOTE 16. COMMITMENTS

     As of December 31, 1999, the Company had the following commitments:

        1. The Company was committed under purchase orders and other commitments in the amount of $25,919.

        2. The Company maintains operating leases on buildings, sites and transportation equipment, having recorded leasing costs of Ps8,553 in 1998 and Ps26,278 in 1999. Leasing costs were not material in 1997. The schedule of future minimum lease payments is as follows:

2000.....................................................  Ps 21,466
2001.....................................................     21,037
2002.....................................................     23,393
2003.....................................................     19,716
2004 and thereafter......................................    107,579
                                                           ---------
                                                           Ps193,191
                                                           =========

        3. Management fee of $450 and an additional $450 bonus (if certain conditions are met) per year according to an operating agreement with CT Global Communications, Inc., related party. The operating agreement terminates on December 31, 2000.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTE 17. SUBSEQUENT EVENTS

     The Extraordinary Shareholders' Meeting held February 21, 2000, resolved to modify the equity structure of the Company by converting 50% of N Series shares into a new kind of shares, the C Series shares, at a rate of 1:1. The new shares have full voting and economic rights. They can only be subscribed by the agent acting as trustee of a Neutral Investment Trust incorporated in accordance with the Foreign Investment Law. The trust shall in turn issue Certificados de Participacion Ordinarios (CPOs). Statutorily, the Trustee shall vote C Series shares in the same manner as A Series shares are voted. This decision is conditioned upon obtaining certain approvals from the Government. The corporate governance of the Company remains unaffected.

     In February 2000, the Company entered into an engagement with underwriters to offer $275 million aggregate principal amount of units consisting of senior notes due in 2007 and warrants to purchase shares of the Company's series N shares with limited voting rights. The warrants are convertible at an exercise price of $0.01. The estimated value of the warrants will be recorded as a discount to the senior notes and as additional paid-in capital. The estimated value will be amortized as additional interest expense over the life of the senior notes.

     As a condition to the debt offering, some of the shareholders have agreed to make or cause to be made a $35 million capital contribution by September 30, 2000. As compensation to those shareholders, the Company has agreed to grant those shareholders warrants to purchase an aggregate of 70,000 series N shares, at an exercise price of $0.01 per share. The estimated value of these warrants will be recorded as an additional discount to the senior notes and as additional paid-in capital. The estimated value will be amortized as additional interest expense over the life of the senior notes.

NOTE 18. SIGNIFICANT DIFFERENCES BETWEEN MEXICAN AND US GAAP

     The consolidated financial statements of the Company have been prepared in accordance with Mexican GAAP.

     Except for the inflation accounting, Mexican GAAP are, in general terms, similar to US generally accepted accounting principles ("US GAAP"). However, there are certain areas in which Mexican accounting standards and practices differ from the requirements of US GAAP. The major differences between Mexican and US GAAP are as follows:

     a) RECOGNITION OF THE EFFECTS OF INFLATION ON FINANCIAL INFORMATION

          The provisions of Bulletin B-10, as amended, on the recognition of the effects of inflation in the financial statements, have no counterparts under US GAAP. However, as Mexican GAAP include the effects of inflation in the primary financial statements, the US Securities and Exchange Commission ("SEC") does not require the reversal of the restatement of the financial statements to recognize the effects of inflation.

     b) PREOPERATING EXPENSES

          Under Mexican GAAP, all expenses incurred while a company or a project is in the preoperating or development stages are deferred and considered as a component of the company's assets. Such capitalized expenses are amortized on a straight-line basis for a period not exceeding 10 years after the corresponding asset commences operations. According to US GAAP, such preoperating expenses are expensed and reported as accumulated deficit during the development stage in shareholders' equity.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     c) DEFERRED INCOME TAXES

          Under Mexican accounting practices, deferred income taxes and employees' profit sharing were provided for on the liability method, but only for non-recurring and identifiable book and tax differences that are expected to reverse over a definite period of time. Under US GAAP, deferred taxes are recognized for the tax consequences of all temporary differences, both recurring and non-recurring, between the financial statements' carrying amounts and the tax basis of existing assets and liabilities.

          Deferred income taxes determined in accordance with SFAS 109 would be as follows:

                                                      DECEMBER 31,
                                           ----------------------------------
                                             1997        1998         1999
                                           --------    ---------    ---------
Non-current deferred tax liability on:
  Preoperating expenses deducted for tax
     purposes............................  Ps(9,127)   Ps(44,846)   Ps(73,968)
  Stock options cost.....................        --       (7,468)      (7,073)
  Expenses incurred in connection with a
     private placement and deducted for
     tax purposes........................        --       (7,740)      (7,740)
                                           --------    ---------    ---------
                                             (9,127)     (60,054)     (88,781)
Non current deferred tax asset on
  tax-loss carry-forwards................     9,017       54,156      169,214
                                           --------    ---------    ---------
Deferred tax (liability) asset...........      (110)      (5,898)      80,433
Deferred-tax asset-valuation allowance...        --           --      (80,433)
                                           --------    ---------    ---------
Net deferred tax liability...............  Ps   110    Ps  5,898    Ps     --
                                           ========    =========    =========

     d) REALIZATION OF TAX-LOSS CARRY-FORWARDS

          In accordance with Mexican GAAP, the tax benefit of a tax-loss carry-forward should only be recorded when realized and should be reported as an extraordinary item in the statement of operations. Generally, under US GAAP, the tax benefit of a tax-loss carry-forward must be reported in the same manner as the source of the income or the loss in the current year. Because the realization of the Company's tax losses is considered to be less uncertain, a valuation allowance has been established for the net amount of the potential deferred tax asset.

     e) STATEMENT OF CHANGES IN FINANCIAL POSITION

          In accordance with Mexican GAAP, the Company presents statements of changes in financial position in constant Mexican pesos. This presentation identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos.

          The changes in the consolidated financial statement balances included in this statement constitute cash flow activity stated in constant Mexican pesos (including monetary losses which are considered as cash losses in the financial statements presented in constant Mexican pesos). SFAS No. 95 ("Statement of Cash Flow"), however, does not provide guidance with respect to inflation-adjusted financial statements. In addition, US GAAP requires that non-cash financing and investing transactions should be excluded from the statement of cash flows and reported in related disclosures.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     If the inflation accounting effects were eliminated, cash flows provided by or used in investing and financing activities would be as follows:

                                             PERIOD ENDED DECEMBER 31,
                                       --------------------------------------
                                          1997          1998          1999
                                       ----------    ----------    ----------
OPERATIONS:
Resources used in operations under
  Mexican GAAP.......................  Ps      --    Ps      --    Ps(128,199)
  Adjustments to the net loss for the
     period under US GAAP............          --            --       (57,806)
  Net loss for the period under US
     GAAP............................     (58,357)      (97,519)           --
  Net change in monetary assets and
     liabilities.....................     (13,426)      (24,577)           --
  Deferred taxes.....................         110         5,787        (5,898)
  Depreciation and amortization......         995         6,510         3,546
  Inflationary effects...............      23,132        56,005        96,932
                                       ----------    ----------    ----------
Resources used in operations under US
  GAAP...............................     (47,546)      (53,793)      (91,425)
                                       ----------    ----------    ----------
FINANCING:
Resources provided by financing
  activities under Mexican GAAP......     225,794       739,626       605,839
Less:
  Debt applied to fixed assets
     acquisition.....................          --      (196,030)     (594,265)
  Inflationary effects...............     (64,738)     (118,491)      (84,290)
                                       ----------    ----------    ----------
Resources provided by financing
  activities as per US GAAP..........     161,057       425,105       (72,716)
                                       ----------    ----------    ----------

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                                             PERIOD ENDED DECEMBER 31,
                                       --------------------------------------
                                          1997          1998          1999
                                       ----------    ----------    ----------
INVESTING:
Resources used in investing
  activities as per Mexican GAAP.....  Ps(176,832)   Ps(401,443)   Ps(711,151)
(Less) plus:
  Net resources used in preoperating
     activities for Mexican GAAP and
     net changes in monetary assets
     and liabilities, which are
     considered as operating
     activities for US GAAP..........      70,648       128,318        77,126
  Capitalization of interest for US
     GAAP purposes...................          --       (18,638)      (18,163)
  Fixed assets acquisition financed
     with debt.......................          --       196,030       594,265
  Inflationary effects...............      29,430        32,357        31,015
                                       ----------    ----------    ----------
Resources used in investing
  activities as per US GAAP..........     (76,755)      (63,377)      (26,908)
                                       ----------    ----------    ----------
Increase (decrease) in cash as per US
  GAAP...............................      36,756       307,935      (191,049)
Cash at beginning of period under US
  GAAP...............................          20        36,776       344,711
                                       ----------    ----------    ----------
Cash at end of period under US
  GAAP(1)............................  Ps  36,776    Ps 344,711    Ps 153,662
                                       ----------    ----------    ----------
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest...............  Ps      --    Ps  16,063    Ps  39,438
Non-cash transactions:
  Fixed assets acquisitions..........          --       187,044       561,059
  Stock options cost.................          --        27,044         1,904

---------------
(1) Cash at the end of the period under US GAAP is based on historical pesos and is not adjusted for inflation.

     F) LOSSES PER SHARE

          In accordance with Mexican GAAP, basic earnings per ordinary share are calculated based on the weighted-average number of ordinary shares outstanding during the period. The same procedure is applied to preferred or limited-voting shares. For diluted earnings per share, net income or loss attributable to ordinary shares and weighted-average number of ordinary shares should be adjusted by the dilutive effects of the convertible shares, options, warrants and other potentially dilutive securities, within certain limits. Dilution of ordinary shares by the potentially dilutive shares included in options and warrants is determined by modifying only the number of shares in the calculation of the earnings or losses per share.

          Under US GAAP, basic net loss per share includes no dilution and is computed by dividing losses available to common shareholders by the weighted average number of common shares outstanding for the period. Dilutive net loss per share reflects the potential dilution of securities that could share in the losses of an entity, similar to existing diluted losses per share. The basic and diluted number of shares under US GAAP would not be materially different from what will be presented for Mexican GAAP purposes.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     g) PERSONNEL COMPENSATION AND SENIORITY PREMIUMS

          The Company has no pension plan and it had no significant contingent labor liabilities as of December 31, 1999, because seniority of the vast majority of the Company's employees was less than two years.

     h) FREQUENCY RIGHTS

          Frequency rights are being amortized by the straight-line method over the term of the concession since the Company commenced operations. Under US GAAP, this item should be amortized during the term of the concession.

     i) CAPITALIZATION OF INTEREST

          In accordance with Mexican GAAP, capitalization of interest or, during inflationary periods, comprehensive (income) cost of financing, incurred in the period of construction and installation of an asset is permitted. The interest to be capitalized is that of specific financing obtained for the construction of the related asset. Under US GAAP, capitalization of interest is required for certain qualifying assets that require a period of time to get them ready for their intended use. The amount of interest to be capitalized is that portion of the interest cost incurred during the assets' acquisition period that theoretically could have been avoided if expenditures for the assets had not been made, and is not limited to indebtedness attributable to the assets.

     j) STOCK OPTION PLAN

          This item is not specifically addressed by Mexican GAAP. Under US GAAP, an entity is encouraged to use a fair-value method of accounting to measure compensation cost for its stock options and similar equity instruments awarded to employees. If the fair-value method is not used, the intrinsic-value method of accounting is required. Under the fair-value based method compensation cost is generally measured at the grant date based on the fair-value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic-value based method, compensation cost is the excess, if any, of the market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Options issued to non-employees are valued using the fair-value concept.

          As mentioned in Note 13, since the Company adopted US GAAP for these transactions, there are no differences between Mexican GAAP and US GAAP.

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     k) RECONCILIATION BETWEEN MEXICAN AND US GAAP

          The following is a summary of the estimated adjustments to net loss and shareholders' equity as of and for the periods ended December 31, 1997, 1998 and 1999, that would have been required if the Company had applied US GAAP instead of Mexican GAAP:

                                              PERIOD ENDED DECEMBER 31,
                                         ------------------------------------
                                           1997         1998          1999
                                         ---------    ---------    ----------
Net loss under Mexican GAAP............  Ps     --    Ps     --    Ps(217,201)
                                         ---------    ---------    ----------
Preoperating expenses applied to
  operations for US GAAP purposes......    (57,361)    (105,053)      (97,599)
Capitalization of interest.............         --       18,638        18,163
Amortization of preoperating
  expenses.............................         --           --        17,505
Amortization of frequency rights for US
  GAAP purposes, considering 20 years
  life of the concession...............       (886)      (5,317)       (1,773)
Deferred income tax and employee profit
  sharing..............................       (110)      (5,787)        5,898
                                         ---------    ---------    ----------
                                           (58,357)     (97,519)      (57,806)
                                         ---------    ---------    ----------
Net loss as per US GAAP................  Ps(58,357)   Ps(97,519)   Ps(275,007)
                                         =========    =========    ==========
Weighted average common shares
  outstanding..........................  1,371,943    8,134,883    10,264,827
                                         =========    =========    ==========
Net loss per share.....................  Ps    (43)   Ps    (12)   Ps     (27)
                                         =========    =========    ==========

                                                  AS OF DECEMBER 31,
                                         ------------------------------------
                                           1997         1998          1999
                                         ---------    ---------    ----------
Shareholders' equity as per Mexican
  GAAP.................................  Ps231,851    Ps761,389    Ps 555,762
Unrecorded (for US GAAP purposes)
  deficit accumulated during the
  development stage....................    (63,985)(1) (161,504)     (219,310)
                                         ---------    ---------    ----------
Shareholders' equity as per US GAAP....  Ps167,866    Ps599,885    Ps 336,452
                                         =========    =========    ==========

---------------
(1) Includes 1996 net loss amounting to Ps 5,628.

     l) NEW US ACCOUNTING STANDARDS

          SFAS No. 132, "Employers' Disclosure about Pensions and other Postretirement Benefits" standarizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. However, the Company has no pension plans nor grants postretirement benefits. The adoption of the new standard did not have a material effect on the disclosures in the financial statements.

          SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

     hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

          Historically, the Company has not entered into derivative contracts either to hedge existing risk or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material effect on its financial statements.

          Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," provides guidance on the financial reporting of start-up costs or organization costs. It requires cost of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company's management has adopted this SOP as reflected in note 18 (k).

          In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting of the Cost of Computer Software Development Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company has adopted SOP 98-1 and its adoption has not had a material impact on the Company's financial position, results of operations or cash flows.

                                                                      APPENDIX A

                                    GLOSSARY

ATM..................................  Asynchronous Transfer Mode. An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the
                                       first five bytes of a standard fifty-three-byte-long packet or cell. The ATM format can be used by many different
                                       information systems, including local area networks, to
                                       deliver traffic at varying rates, permitting a mix of voice, data and video (multimedia).
band.................................  A range of frequencies between two defined limits.
bandwidth............................  the relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as
                                       glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).
capacity.............................  Refers to ability to transmit voice or data over telecommunications equipment.
carrier..............................  A provider of telecommunications transmission services by fiber, wire or radio.
centrex service......................  A business telephone service developed originally by Lucent
                                       Technologies which offers private branch exchange type
                                       features directly from the local telephone company central office, such as voicemail, call pick-up group, abbreviated dialing and multi-line hunting.
COFETEL..............................  Comision Federal de Telecomunicaciones, the Mexican Federal
                                       Telecommunications Commission.
digital..............................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or
                                       optical pulses that represent the binary digits 0 and 1.
                                       Digital transmission/switching technologies employ a
                                       sequence of discrete, distinct pulses to represent
                                       information, as opposed to the continuously variable analog signal.
E1...................................  A digital telephony format that carries data at the rate of
                                       2.048 Mbps (DS-1 level). E-1 is the European and Latin
                                       American version of North American T-1, though T-1 is 1.544
                                       Mbps.
fiber optic technology...............  Fiber optic systems use laser-generated light to transmit voice, data and video in digital format through ultra-thin strands of glass. Fiber optic systems are characterized by large circuit capacity, good sound quality, resistance to
                                       external signal interference and direct interface to digital switching equipment and digital microwave systems. A pair of fiber optic strands using advanced transmission technologies is capable of carrying over 258,000 simultaneous telephone calls. Because optical signals disperse over distance, they must be regenerated/amplified at sites located along the
                                       fiber optic cable. Fiber optic systems using earlier
                                       generation fiber require frequent intervals between
                                       regeneration/amplifier sites. Greater distances between
                                       regeneration/ amplifier sites afforded by the use of
                                       advanced fiber generally translate into substantially lower installation and operating costs and fewer potential points of failure.

fixed wireless local loop............  A wireless local telephony service using the 3.4-3.7 GHz frequency band.
Gulf region..........................  115 cities and towns in eleven states in eastern Mexico, which includes the cities of Puebla, Tampico, Veracruz,
                                       Reynosa, Cancun, Chetumal, Merida, Ciudad del Carmen,
                                       Campeche, Coatzacoalcos and Tuxtla Gutierrez, among others.
Hertz................................  The unit measuring the frequency with which an alternating electromagnetic signal cycles through the zero-value state between lowest and highest states. One hertz (abbreviated
                                       Hz) equals one cycle per second. KHz (kilohertz) stands for thousands of hertz; MHz (megahertz) stands for millions of hertz and GHz (gigahertz) stands for billions of hertz.
LAN..................................  Local area network, a private data communications network linking a variety of data devices, such as computer
                                       terminals, personal computer terminals, personal computers and microcomputers, all housed in a defined building, plant or geographic area.
microwave technology.................  Although limited in capacity compared with fiber optic systems, digital microwave systems offer an effective and
                                       reliable means of transmitting lower volume and narrower
                                       bandwidths of voice, data and video signals over
                                       intermediate and longer distances. Microwaves are very high frequency radio waves that can be reflected, focused and
                                       beamed in a line-of-sight transmission path. As a result of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little
                                       power. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted. Because microwaves disperse as they
                                       travel through the air, this transmission process must be
                                       repeated at repeater stations, which consist of radio
                                       equipment, antennae and back-up power sources, located on
                                       average every 30 kilometers along the transmission route.
Mbps.................................  MegaBits per second. A measurement of speed for digital signal transmission expressed in millions of bits per second
                                       (Mbps).
Multi-line hunting...................  A value-added service that allows for multiple calls to be received with a single telephone number.
PCS..................................  Personal Communications Services. PCS has come to represent two things: first, a digital wireless communications service operating over the 1.9 GHz band; and second, more
                                       generically, a wireless communications service utilizing a digital network that offers typical features such as voice, video and data applications, short messaging, voicemail,
                                       caller identification, call conferencing and call
                                       forwarding. Generic PCS suppliers promote this service on
                                       the ability of its features to be customized, or "bundled,"
                                       to the needs of the individual customers.
point-to-multipoint microwave
transmission.........................  A transmission using microwave technology by which a single signal goes from one origination point to many destination points.

point-to-point microwave
transmission.........................  A transmission using microwave technology by which a signal goes from one point to another, usually connected by some
                                       dedicated transmission line.
SCT..................................  Secretaria de Comunicaciones y Transportes, the Mexican
                                       Communications and Transportation Ministry.
switch...............................  A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information.
                                       Switching is the process of interconnecting circuits to form a transmission path between users.
teledensity..........................  Teledensity is a measure of telephony service in a population. It is calculated by dividing the total
                                       subscriber base (number of lines in service) by the
                                       inhabitants and multiplying by 100. It is generally used as a comparative measure of network development. All
                                       teledensity figures are reported in subscribers per 100
                                       inhabitants.
WAN..................................  Wide area network, a large-scale, high speed communications network used primarily for interconnecting local area and
                                       metro area networks located in different cities, states or countries.

                           MAXCOM TELECOMUNICACIONES,

                                  S.A. DE C.V.



                               Exchange Offer for
                              $300,000,000 13 3/4%
                         Series B Senior Notes due 2007


                     ---------------------------------------

                                   PROSPECTUS

                     ---------------------------------------


                                 August 22, 2000



                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until November 20, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Under Mexican law, when an officer of a corporation such as Maxcom acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

1.3(a)       --  By-laws (estatutos) of Maxcom Telecomunicaciones, S.A. de C.V.*

1.3(b)       --  By-laws (estatutos) of Corporativo en Telecomunicaciones, S.A. de C.V.*

4.1          --  Indenture dated as of March 17, 2000 among Maxcom Telecomunicaciones, S.A. de C.V., Corporativo en
                 Telecomunicaciones, S.A. de C.V. and The Bank of New York, as trustee.*

4.2          --  Form of Note (contained in Exhibit 4.1)*

4.3          --  A/B Exchange Registration Rights Agreement dated as of March 17, 2000 between Maxcom
                 Telecomunicaciones, S.A. de C.V., Corporativo en Telecomunicaciones, S.A. de C.V., UBS Warburg LLC
                 and Donaldson, Lufkin & Jenrette Securities Corporation.*

4.4          --  Pledge and Escrow Agreement dated as of March 17, 2000 from Maxcom Telecomunicaciones, S.A. de C.V.
                 to The Bank of New York, as escrow agent and as securities intermediary.*

5.1          --  Opinion of Santamarina y Steta, S.C. special Mexican counsel to Maxcom Telecomunicaciones, S.A. de
                 C.V., regarding the validity of the notes registered hereby.

5.2          --  Opinion of Proskauer Rose LLP, special U.S. counsel to Maxcom Telecomunicaciones, S.A. de C.V., regarding the validity of the notes registered hereby.

8.1          --  Opinion of Proskauer Rose LLP, special U.S. counsel to Maxcom Telecomunicaciones, S.A. de C.V., regarding tax matters.

10.1         --  Stock subscription plan of Maxcom Telecomunicaciones, S.A. de C.V. approved and put into effect by the Board of Directors of Maxcom Telecomunicaciones, S.A. de C.V. in its session held on May 15,
                 1998 and amended in its session held on February 25, 1999.*

10.2         --  Agreement for the use of infrastructure and installation of fiber optic cable on the highways between Puebla and Mexico, dated August 18, 1998, between Amaritel, S.A. de C.V. (the predecessor of Maxcom Telecomunicaciones, S.A. de C.V.) and Iusatel, S.A. de C.V.*

10.3         --  Interconnection Agreement for long distance services, dated January 22, 1999, between Amaritel and
                 Telefonos de Mexico (Telmex) valid for a period of two years between February 1, 1999 and January 1,
                 2001. The agreement establishes that it would remain in effect after the expiration date if no further agreement for its termination or renewal has been entered into, in accordance with article 42 of the
                 Mexican Telecommunications law.*

10.4         --  Local Interconnection Service Agreement, dated November 24, 1998, between Amaritel, S.A. de C.V.
                 and Telefonos de Mexico, S.A. de C.V.*

10.5         --  Amendment to Local Interconnection Service Agreement, dated February 25, 1999, between Amaritel,
                 S.A. de C.V. and Telefonos de Mexico, S.A. de C.V., originally entered into on November 24, 1998.*

10.6         --  Metropolitan Network Capacity Sale Agreement, dated April 28, 2000, between Maxcom Telecomunicaciones,
                 S.A. de C.V. and Metro Net, S.A. de C.V.

10.7         --  Telecommunications Service Agreement dated November 15, 1999, between Maxcom and Telefonos de
                 Mexico, S.A. de C.V.*

10.8         --  Telecommunications Service Agreement dated March 9, 1999, between Maxcom and Bestel S.A. de C.V., according to which Bestel will provide long distance and private calls services to Maxcom.*

10.9         --  Concession for the installation and operation of telecommunications services granted to Amaritel,
                 S.A. de C.V. by the Secretary of Telecommunications and Transport on December 20, 1996.*

10.10        --  Amendment to Concession for the installation and operation of telecommunications services granted to
                 Amaritel by the Secretary of Telecommunications and Transport on December 20, 1996, dated September 8,
                 1999, extending the coverage of such concession to include various additional municipalities of the
                 State of Mexico.*

10.11        --  Amendment to Concession for the installation and operation of telecommunications services granted to
                 Amaritel by the Secretary of Telecommunications and Transport on December 20, 1996, dated December 7,
                 1999, authorizing Maxcom to employ whatever technologies it deems appropriate in providing telecommunications services to various municipalities.*

10.12        --  Concession for a public telecommunications network in Regions 3, 5 and 8 granted to Amaritel, S.A.
                 de C.V. by the Secretary of Telecommunications and Transport on April 29, 1998.*

10.13        --  Concession for the operation of point-to-multipoint microwave telecommunications services in Region
                 5 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April
                 23, 1998.*

10.14        --  Concession for the operation of point-to-multipoint microwave telecommunications services in Region
                 3 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April
                 23, 1998*

10.15        --  Concession for the operation of point-to multipoint microwave telecommunications services in Region
                 8 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April
                 29, 1998.*

10.16        --  Concessions for the nationwide operation of point-to-point microwave telecommunications services using five frequency bands in the 56 MHz bandwidth, each granted to Amaritel, S.A. de C.V. by the
                 Secretary of Telecommunications and Transport on June 4, 1998.*

10.17        --  Concessions for the nationwide operation of point-to-point microwave telecommunications services using two frequency bands in the 100 MHz bandwidth, each granted to Amaritel, S.A. de C.V. by the
                 Secretary of Telecommunications and Transport on June 4, 1998.*

10.18        --  Amendment to Concession for the operation of point-to-multipoint telecommunications services in Regions
                 3, 5, 8 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on
                 April 1, 1998, dated October 12, 1999, regarding the start date for the initiation of services.*

10.19        --  Amendment to Concession for the installation and operation of telecommunications services granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on December 20,
                 1996, dated September 24, 1999 eliminating financial restrictions.*

12.1         --  Computation of Ratio of Earnings to Fixed Charges.

21.1         --  List of subsidiaries of Maxcom Telecomunicaciones, S.A. de C.V. and of Corporativo en
                 Telecomunicaciones, S.A. de C.V.*

23.1         --  Consent of BDO International, independent public accountants and auditors of Maxcom
                 Telecomunicaciones, S.A. de C.V.

23.2         --  Consent of Santamarina y Steta, S.C., special Mexican counsel to Maxcom Telecomunicaciones, S.A. de
                 C.V. (contained in Exhibit 5.1).

23.3         --  Consent of Proskauer Rose LLP, special U.S. counsel to Maxcom Telecomunicaciones, S.A. de C.V.
                 (contained in Exhibit 5.2).

24.1         --  Powers of attorney for Maxcom Telecomunicaciones, S.A. de C.V. (included on signature page to
                 Registration Statement).

24.2         --  Powers of attorney for Corporativo en Telecomunicaciones, S.A. de C.V. (included on signature page to Registration Statement).

25.1         --  Statement of eligibility as Trustee under the Trust Indenture Act of 1939 of the Bank of New York
                 on Form T-1 pursuant to the indenture dated as of March 17, 2000.*

99.1         --  Form of letter of transmittal of the notes.*

99.2         --  Form of notice of guaranteed delivery.*

99.3         --  Form of letter to DTC participants.*

99.4         --  Form of letter to clients.*

------------------------
*      Previously filed with Registration Statement 333-11910 submitted on May
5, 2000.

(b) FINANCIAL STATEMENT SCHEDULES

       Schedule II--Valuation and Qualifying Accounts.*

------------------------
*      Previously filed with Registration Statement 333-11910 submitted on May
5, 2000.

ITEM 22. UNDERTAKINGS

       Each of the undersigned registrants hereby undertakes:

       (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (2) The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

       (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                 SIGNATURE PAGE

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Maxcom Telecomunicaciones, S.A. de C.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Mexico, on August 22, 2000.

                                     MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                                     By:      /s/Alejandro Martinez Alvarez
                                         ---------------------------------------
                                           Name:  Alejandro Martinez Alvarez
                                           Title: Attorney-in-fact

                                     By:      /s/Gonzalo Alarcon Iturbide
                                         ---------------------------------------
                                           Name:  Gonzalo Alarcon Iturbide
                                           Title: Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Corporativo en Telecomunicaciones, S.A. de C.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Mexico, on August 22, 2000.

                                 CORPORATIVO EN TELECOMUNICACIONES, S.A. DE C.V.

                                   By:      /s/Alejandro Martinez Alvarez
                                       -----------------------------------------
                                         Name:  Alejandro Martinez Alvarez
                                         Title: Attorney-in-fact

                                   By:      /s/Gonzalo Alarcon Iturbide
                                       -----------------------------------------
                                         Name:  Gonzalo Alarcon Iturbide
                                         Title: Attorney-in-fact

                     MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                    SIGNATURE                                          TITLE                                   DATE
                    ---------                                          -----                                   ----
By:      /s/ Adrian Aguirre Gomez                       Series A Director, Chairman of the Board
   -----------------------------------------------      and Acting Principal Executive Officer            August 22, 2000
Name:        Adrian Aguirre Gomez                       (Principal Executive Officer)



By       /s/ Alejandro Eduardo Martinez Alvarez         Chief Financial Officer
         -----------------------------------------      (Principal Financial and Accounting Officer)      August 22, 2000
Name:        Alejandro Eduardo Martinez Alvarez



By:      /s/ Salvador Guillermo Ochoa Delgado
         -----------------------------------------
Name:        Salvador Guillermo Ochoa Delgado           Director of Human Resources                       August 22, 2000



By:      /s/ Maria Guadalupe Aguirre Gomez
         -----------------------------------------
Name:        Maria Guadalupe Aguirre Gomez              Series A Director                                 August 22, 2000



By:      /s/ Maria Trinidad Aguirre Gomez
         -----------------------------------------
Name:        Maria Trinidad Aguirre Gomez               Series A Director                                 August 22, 2000



By:      /s/ Maria Elena Aguirre Gomez
         -----------------------------------------
Name:        Maria Elena Aguirre Gomez                  Series A Director                                 August 22, 2000



By:      /s/ Gilberto Solis Silva
         -----------------------------------------
Name:        Gilberto Solis Silva                       Series A Director                                 August 22, 2000



By:      /s/ Raul Guijarro de Pablo
         -----------------------------------------
Name:        Raul Guijarro de Pablo                     Series A Director                                 August 22, 2000



By:      /s/ Miguel Sepulveda Martinez
         -----------------------------------------
Name:        Miguel Sepulveda Martinez                  Series A Director                                 August 22, 2000



By:      /s/ Michael R. Coltrane
         -----------------------------------------
Name:        Michael R. Coltrane                        Series B Director                                 August 22, 2000

                    SIGNATURE                                          TITLE                                   DATE
                    ---------                                          -----                                   ----

By:      /s/ Barry R. Rubens
         -----------------------------------------
Name:        Barry R. Rubens                            Series B Director                                 August 22, 2000



By:      /s/ Jacques Gliksberg
         -----------------------------------------
Name:        Jacques Gliksberg                          Series N Director                                 August 22, 2000




By:      /s/ Graeme Mills
         -----------------------------------------
Name:        Graeme Mills                               Series N Director                                 August 22, 2000



By:      /s/ Salvatore Grasso
         -----------------------------------------
Name:        Salvatore Grasso                           Series N Director                                 August 22, 2000



By:      /s/ Hurdle H. Lea, III
         -----------------------------------------
Name:        Hurdle H. Lea, III                         Series N Director                                 August 22, 2000

                 CORPORATIVO EN TELECOMUNICACIONES, S.A. DE C.V.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                        TITLE                                    DATE
                      ---------                                        -----                                    ----
By:      /s/ Adrian Aguirre Gomez                       Director, Chairman of the Board and Acting
   -----------------------------------------------      Principal Executive Officer                       August 22, 2000
Name:        Adrian Aguirre Gomez                       (Principal Executive Officer)



By:      /s/ Alejandro Eduardo Martinez Alvarez         Chief Financial Officer
         -----------------------------------------      (Principal Financial and Accounting Officer)      August 22, 2000
Name:        Alejandro Eduardo Martinez Alvarez



By:      /s/ Adrian Aguirre Gomez
         -----------------------------------------
Name:        Adrian Aguirre Gomez                       Director                                          August 22, 2000



By:      /s/ Maria Guadalupe Aguirre Gomez
         -----------------------------------------
Name:        Maria Guadalupe Aguirre Gomez              Director                                          August 22, 2000



By:      /s/ Maria Trinidad Aguirre Gomez
         -----------------------------------------
Name:        Maria Trinidad Aguirre Gomez               Director                                          August 22, 2000



By:      /s/ Gilberto Solis Silva
         -----------------------------------------
Name:        Gilberto Solis Silva                       Director                                          August 22, 2000



By:      /s/ Raul Guijarro de Pablo
         -----------------------------------------
Name:        Raul Guijarro de Pablo                     Director                                          August 22, 2000



By:      /s/ Miguel Sepulveda Martinez
         -----------------------------------------
Name:        Miguel Sepulveda Martinez                  Director                                          August 22, 2000



By:      /s/ Michael R. Coltrane
         -----------------------------------------
Name:        Michael R. Coltrane                        Director                                          August 22, 2000




By:      /s/ Barry R. Rubens
         -----------------------------------------
Name:        Barry R. Rubens                            Director                                          August 22, 2000

                      SIGNATURE                                        TITLE                                    DATE
                      ---------                                        -----                                    ----
By:      /s/ Jacques Gliksberg
         -----------------------------------------
Name:        Jacques Gliksberg                          Director                                          August 22, 2000




By:      /s/ Graeme Mills
         -----------------------------------------
Name:        Graeme Mills                               Director                                          August 22, 2000



By:      /s/ Salvatore Grasso
         -----------------------------------------
Name:        Salvatore Grasso                           Director                                          August 22, 2000



By:      /s/ Hurdle H. Lea, III
         -----------------------------------------
Name:        Hurdle H. Lea, III                         Director                                          August 22, 2000



By:      /s/ Maria Elena Aguirre Gomez
   -----------------------------------------------
Name:          Maria Elena Aguirre Gomez                Director                                          August 22, 2000